Exhibit 10.1

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE.

Appendix

Form of Amended and Restated Facilities Agreement

Dated            3 March            2008

INVITEL Zrt.

Borrower

MAGYAR TELECOM B.V. and

CERTAIN OF ITS SUBSIDIARIES

Guarantors

BNP PARIBAS

Co-ordinator

BNP PARIBAS

Mandated Lead Arranger

BNP PARIBAS and

BNP PARIBAS, Hungary Branch

Agents

BNP PARIBAS TRUST CORPORATION UK LIMITED

Security Trustee

FACILITIES AGREEMENT

for EUR 165,000,000 Term and

Multicurrency Revolving Facilities

(as amended and restated pursuant to a

supplemental agreement dated 27 April

2007 and a second supplemental agreement

dated                      2008)

Contents

Clause		Page
SECTION 1 : INTERPRETATION		1

1	Definitions and interpretation	1

SECTION 2 : THE FACILITIES		40

2	The Facilities	40

3	Purpose	41

4	Conditions of Utilisation	41

SECTION 3 : UTILISATION		43

5	Utilisation	43

SECTION 4 : REPAYMENT, PREPAYMENT AND CANCELLATION		45

6	Repayment	45

7	Prepayment and cancellation	46

SECTION 5 : COSTS OF UTILISATION		53

8	Interest	53

9	Interest Periods	54

10	Changes to the calculation of interest	56

11	Fees	57

SECTION 6 : ADDITIONAL PAYMENT OBLIGATIONS		58

12	Tax gross-up and indemnities	58

13	Increased Costs	61

14	Other indemnities	62

15	Mitigation by the Lenders	62

16	Costs and expenses	63

SECTION 7 : GUARANTEE		64

17	Guarantee	64

SECTION 8 : REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT		69

18	Representations and Warranties	69

19	Subordination	74

20	Positive covenants	75

21	Negative covenants	82

22	Financial covenants	85

23	Events of Default	88

SECTION 9 : CHANGES TO PARTIES		94

24	Changes to the Lenders	94

25	Changes to the Obligors	97

SECTION 10 : THE FINANCE PARTIES		99

26	Role of the Agent, the Security Trustee and the Arranger	99

27	Conduct of business by the Finance Parties	104

28	Sharing among the Finance Parties/Enforcement	104

SECTION 11 : ADMINISTRATION		107

29	Payment mechanics	107

30	Set-off	109

31	Notices	109

32	Calculations and certificates	111

33	Partial invalidity	111

34	Remedies and waivers	112

35	Amendments and waivers	112

36	Counterparts	113

SECTION 12 : GOVERNING LAW AND ENFORCEMENT		114

37	Governing law	114

38	Enforcement	114

Schedules

Schedule 1 The Original Parties		116

Schedule 2 Conditions precedent		118

Schedule 3 Requests		124

The Registrant has omitted the contents of certain schedules from the SEC Filing. The Registrant will furnish a copy of any omitted content from any schedule to the Commission or its staff upon request.

THIS AGREEMENT is dated 6 August 2004 (as amended and restated pursuant to a supplemental agreement dated 27 April 2007 and a second supplemental agreement dated 2008) and made between:

(1)	MAGYAR TELECOM B.V. as the Parent;

(2)	INVITEL Zrt. as the Borrower;

(3)	THE COMPANIES set out in part A of Schedule 1 (The Original Parties) as Original Guarantors;

(4)	BNP PARIBAS as Co-ordinator;

(5)	BNP PARIBAS as the Arranger;

(6)	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in part B of Schedule 1 (The Original Parties) as Original Lenders;

(7)	BNP PARIBAS and BNP PARIBAS, Hungary Branch as the Agents; and

(8)	BNP PARIBAS TRUST CORPORATION UK LIMITED as Security Trustee.

IT IS AGREED as follows:

SECTION 1 : INTERPRETATION

1	Definitions and interpretation

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a Lender;

(b)	any bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Aa1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(c)	any other bank or financial institution approved by the Facility Agent (acting reasonably).

“Account Charges” means the Original Obligor Account Charges, the HTCC Opco Account Charge, the Invitel Telecom Account Charge, the Memorex Account Charge, the Turkish Subsidiary Account Charge and any other charges and/or pledge of bank accounts entered into in favour of the Security Trustee pursuant to clause 25.2 (Additional Guarantors) or clause 21.1.13 (Bank Accounts).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Additional Guarantor” means an entity company which becomes an Additional Guarantor in accordance with clause 25 (Changes to the Obligors).

“Additional Parent Pledge of Receivables” means the first ranking pledge of receivables entered into or to be entered into by the Parent in favour of the Security Trustee on behalf of the Senior Creditors in connection with the Subordinated Bridge Funding Loan to Memorex.

“Adjusted Twelve Month Consolidated EBITDA” means the Twelve Month Consolidated EBITDA less (i) Twelve Month Consolidated Capital Expenditure during such Twelve Month

Period and (ii) any payment in cash of Tax during such Twelve Month Period, but, in respect of all Quarterly Periods and Twelve Month Periods from the HTCC Completion Date and ending on or before 31 December 2009 to the extent the same would otherwise be deducted in calculating Adjusted Twelve Month Consolidated EBITDA, adding back any capital expenditure attributable to the HTCC Acquisition and the Memorex Acquisition up to a maximum aggregate amount of Euro 10,000,000 and (iii) adding back, to the extent deducted, any Consolidated Capital Expenditure or Taxes in each case to the extent funded by either (a) retained cash at the beginning of the relevant period or (b) Utilisations under Facility D or (c) utilisations under the Subordinated Bridge Facility up to a maximum aggregate amount of Euro 28,000,000 or (d) by amounts pre-funded pursuant to the Framework Agreement between the Turkish Subsidiary, Vodafone Altyapi Telekom. Hizm. A.S. and Vodafone Telekom A.S. dated 8 August 2007.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent” means the Facility Agent or, in relation to payments in respect of Facility B and HUF Facility C only, the HUF Agent.

“Agreed Base Case Model” means base case financial and operational projections (including the cash flow statement, the profit and loss account and balance sheet) for the HTCC Group produced by HTCC in the agreed form prior to the date of the Second Supplemental Agreement.

“Annual Budget” means a budget in respect of the HTCC Group for each financial year in the agreed form or containing such amendments to the agreed form as have been approved in writing by the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders, such Majority Lenders’ approval not to be unreasonably withheld or delayed).

“Arranger” means BNP Paribas of 37 Place du Marché, Saint-Honoré, 75001 Paris, France.

“Associated Company” of a person means (i) any other person which is directly or indirectly controlled by, under common control with or controlling such person or (ii) any other person owning beneficially and/or legally directly or indirectly 20 per cent. or more of the equity interest in such person or 20 per cent. of whose equity interest is owned beneficially and/or legally directly or indirectly by such person. For the purposes of this definition the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person whether through the ownership of interests or voting securities, by contract or otherwise.

“Austrian Capital Maintenance Rules” has the meaning given to that term in clause 17.17 (Guarantee Limitations of Austrian Guarantors).

“Austrian Guarantor” means any Guarantor established under the laws of Austria as a corporation (Gesellschaft mit beschränkter Haftung; Aktiengesellschaft) or as a limited partnership (Kommanditgesellschaft) with its general partners (Komplementäre) being corporations.

“Authorised Officer” means any officer of the Borrower authorised to sign Compliance Certificates, Utilisation Requests, Selection Requests and, in the case of the Borrower or any other Obligor or Security Provider, any other notices, requests or confirmations referred to in this Agreement or relating to the Facilities granted hereunder.

“Availability Period” means:

(a)	in relation to Facility A, the period from and including the date of this Agreement to and including the date falling one month thereafter;

(b)	in relation to Facility B, the period from and including the date of this Agreement to and including the date falling one month thereafter;

(c)	in relation to HUF Facility C and Euro Facility C, the period from and including the date of this Agreement to and including 30 June 2010; and

(d)	in relation to Facility D, the period from and including the Amendment Effective Date to and including 30 June 2010.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date,

other than, in relation to any proposed Utilisation under a Revolving C Facility or Facility D only, that Lender’s participation in any Loans under that Revolving C Facility or Facility D (as the case may be) that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency” means Euro.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan (or, if the amount requested is an amount in Forints, that amount converted into the Base Currency at the HUF Agent’s Spot Rate of Exchange on the date of this Agreement adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

“Borrowed Money” means Indebtedness (including, for the avoidance of doubt, but without double counting, any guarantees of such Indebtedness) in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) payments for assets or services acquired which provide for such payments to be deferred for a period of 180 days or more after the relevant assets or services were supplied and accepted, (vi) hire purchase contracts, (vii) principal elements of rental payments under Finance Leases, (viii) guarantees, bonds, standby letters of credit or other instruments issued in connection with the performance of contracts to the extent that the same are treated as borrowings in accordance with the generally accepted principles and practices used in the preparation of the most recent audited financial statements of the Group delivered to the Facility Agent under this Agreement (ix) derivative transactions entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account) and any other transaction (including without limitation forward sale or purchase agreements and issues of redeemable shares) having the commercial effect of a borrowing or raising of money entered into for the purpose of financing a person’s operational or capital requirements provided that in making any calculation of Borrowed Money under this Agreement no Indebtedness shall be taken into account more than once.

“Borrower” has the meaning given thereto in Part A of Schedule 1 (The Original Parties).

“Borrower Group” means the Borrower and its Subsidiaries from time to time.

“Borrower Pledge of Receivables Amendment Agreement” means the amendment agreement entered or to be entered into by the Borrower in favour of the Security Trustee in relation to the Pledge of Receivables entered into by the Borrower.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“BUBOR” means in relation to any Loan in HUF:

(a)	the arithmetic mean (rounded upwards to four decimal places) of the Budapest interbank offered rates (as offered by relevant banks fixing BUBOR) for the relevant period as displayed and published by the National Bank of Hungary on the appropriate page of the Telerate Screen provided a minimum of two leading banks announces such offered rates (the “BUBOR page Screen Rate”); or

(b)	if on such date the offered rates for the relevant period of fewer than two leading banks are so displayed, the arithmetic mean (rounded upwards to four decimal places) of such rates quoted to the HUF Agent by the Reference Banks at the request of the HUF Agent, as of the Specified Time on the Quotation Date for the offering of deposits in HUF and for a period comparable to the Interest Period for that Loan.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Budapest and Paris and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	debt securities maturing within one year after the relevant date of calculation which are not convertible or exchangeable into any other security, are rated either A-1 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited (or, if no rating is available in respect of the debt securities, the issue of which has, in respect of its long-term debt obligations, an equivalent rating);

(d)	open market commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)	bills of exchange issued in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State eligible for rediscount at the relevant central bank and accepted by an Acceptable Bank (or any dematerialised equivalent);

(f)	any investment accessible within 90 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Rating Ltd or P-1 or higher by Moody’s Investor Services Limited and which invest substantially all their assets in securities of the types described in sub-paragraphs (a) to (e) above; or

(g)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Encumbrance (other than one arising under the Security Documents) and is denominated and payable in freely transferable and freely convertible currencies and the proceeds of which are capable of being remitted to a member of the Group.

“Collateral Instruments” means negotiable and non-negotiable instruments, guarantees and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any liabilities of any person and includes any document or instrument creating or evidencing an Encumbrance (including, without limitation, the Security Documents).

“Commitment” means a Facility A Commitment, a Facility B Commitment, a HUF Facility C Commitment, a Euro Facility C Commitment or a Facility D Commitment.

“Compliance Certificate” means either (i) a certificate substantially in the form set out in part A of Schedule 8 (Compliance Certificates) in relation to the compliance (or otherwise) with the undertakings in clause 22 (Financial Covenants) issued by an Authorised Officer in relation to the Quarterly Management Accounts or (ii) a certificate substantially in the form set out in part B of Schedule 8 (Compliance Certificates) in relation to the compliance (or otherwise) with the undertakings in clause 22 (Financial Covenants) issued by the auditors of the Group in relation to annual financial statements.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Facility Agent.

“Consolidated Capital Expenditure” means the consolidated HTCC Group capital expenditure on the acquisition or improvement of an asset which would be treated as a capital asset as determined in accordance with US GAAP, as reported in the relevant cash-flow statement of the HTCC Group.

“Consolidated EBITDA” means, in respect of each Quarterly Period or Twelve Month Period, without regard to unrealised exchange losses or gains, the Net Income of the HTCC Group (plus any depreciation, amortisation, other non-cash expenses (excluding pre-paid expenses), tax and interest expense, less any non-cash income (excluding deferred income) and interest income less (to the extent not already deducted in the calculation of Net Income) any payments pursuant to paragraphs (d) or (f) of the definition of Permitted Payments) but (i) excluding any extraordinary income (other than any such income directly related to the performance by a member of the HTCC Group of its specific obligations under any concession contract or any

Telecommunications Laws which may otherwise be included as extraordinary income under US GAAP), net of any tax paid or payable in respect of such income, of the HTCC Group during the relevant period and (ii) to the extent the same would otherwise be deducted in calculating Net Income, adding back closing fees in connection with the HY Offering and/or the FRN Offering and/or the Subordinated Bridge Facility and/or the Subordinated Bridge Refinancing Offering and obtaining the financing under the Facilities and adding back transaction expenses in relation to the HTCC Acquisition and the Memorex Acquisition all as determined in accordance with US GAAP used in the preparation of and as shown in the financial statements or Quarterly Management Accounts in respect of such Quarterly Period or Twelve Month Period, prepared and delivered to the Facility Agent pursuant to clause 20.1.5 or clause 20.1.6 (as the case may be).

“Co-ordinator” means BNP Paribas of 37 Place du Marché, Saint-Honoré, 75001 Paris, France.

“Current Assets” means, at any relevant time, the aggregate of the current assets (excluding cash and Cash Equivalent Investments) of the Group at such time which would fall to be included as current assets in a consolidated balance sheet of the Group drawn up at such time in accordance with the appropriate accounting principles.

“Current Liabilities” means, at any relevant time, the aggregate of the current liabilities (excluding short term debt (which shall include, for the avoidance of doubt, any long term debt repayable within 12 months) and overdrafts) of the Group at such time which would fall to be included as current liabilities in a consolidated balance sheet of the Group drawn up at such time in accordance with the appropriate accounting principles.

“D&O Insurance Policy” means directors’ and officers’ policies of insurance entered into in relation to the directors and officers of the Borrower.

“Default” means an Event of Default or any event or circumstance specified in clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Due Diligence Reports” means the Vendor Due Diligence Reports, the Purchaser Due Diligence Reports and the Memorex Due Diligence Reports.

“Dutch Share Securities” means the first ranking pledge and the third ranking pledge over the shares of the Parent entered into by the Ultimate Parent in favour of the Security Trustee (for and on behalf of the Senior Creditors) in the agreed form.

“EBITDA” has the same meaning as Consolidated EBITDA save that the calculations shall apply in respect of a person and a period and not the consolidated Group.

“Effective Date” has the meaning given thereto in the Supplemental Agreement.

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment by way of security, trust arrangement or security interest of any kind securing any obligation of any person (including without limitation title transfer and/or retention arrangements having similar effect).

“Enforcement Date” means the date on which the Facility Agent declares in writing that the Security Documents (or any of them) have become enforceable pursuant to clause 23.2.3 (Acceleration).

“Environmental Claim” means any claim, notice of violation, prosecution, demand, action, official warning, abatement or other order (conditional or otherwise), relating to Environmental Matters and any notification or order requiring compliance with the terms of any Environmental Licence or Environmental Law in each case by any competent authority, court or regulatory body.

“Environmental Laws” means all or any laws, statutes, regulations, treaties, and judgments of any governmental authority or agency or any regulatory body in any jurisdiction in which any member of the Group is formed or carries on business relating to Environmental Matters applicable to such member of the Group.

“Environmental Licence” includes any permit, licence, authorisation, consent or other approval required at any time by any Environmental Law.

“Environmental Matters” means: (i) any generation, deposit, disposal, keeping, treatment, transportation, transmission, handling or manufacture of any waste or any Relevant Substance, (ii) nuisance, noise, defective premises, health and safety at work or elsewhere and (iii) the pollution, conservation or protection of the environment (both natural and built) or of man or any living organism supported by the environment (both natural and built).

“EUR”, “euro”, “euros”, “€” and “Euro” mean the single currency of Participating Member States introduced in accordance with the provisions of Article 109(j)4 of the Treaty and in respect of all payments to be made under this Agreement in euros means immediately available, freely transferable.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Euro Facility C” means the euro revolving loan facility made available under the Agreement as described in clause 2 (The Facilities).

“Euro Facility C Commitment” means:

(a)	in relation to an Original Lender, the amount in Euro set opposite its name under the heading “Facility C Euro Commitment” in part B of Schedule 1 (The Original Parties) and the amount of any other Facility C Euro Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Euro of any Euro Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Euro Facility C Loans” means a loan made or to be made under Euro Facility C or the principal amount outstanding for the time being of that loan.

“Euroweb Romania” has the meaning given thereto in Part A of Schedule 1 (The Original Parties).

“Euroweb Romania General Security Agreement” means the general security agreement dated 28 September 2006, as amended on 23 January 2007, entered into by Euroweb Romania in favour of the Security Trustee (on behalf of the Senior Creditors).

“Euroweb Romania General Security Amendment Agreement” means the amendment agreement dated 26 July 2007 entered into by Euroweb Romania in relation to the Euroweb Romania General Security Agreement.

“Euroweb Romania Share Pledge” means the first ranking share pledge dated 28 September 2006 entered into in favour of the Security Trustee on behalf of the Senior Creditors over the shares in Euroweb Romania.

“Euroweb Romania Share Pledge Amendment Agreement” means the amendment agreement dated 27 April 2007 entered into by the Borrower in relation to the Euroweb Romania Share Pledge.

“Event of Default” means any event or circumstance specified as such in clause 23 (Events of Default).

“Excess Cash Flow” means the Twelve Month Consolidated EBITDA for the Twelve Month Period ending on the last day of the relevant financial year, as shown in the relevant Compliance Certificate less (i) any interest and other charges in respect of any Borrowed Money of the Group, (ii) cash repayments and/or prepayments of any Borrowed Money of the Group, (iii) capital expenditure of any member of the Group and/or any cash amounts disbursed by the Group for Permitted Investments (save to the extent funded by new cash Borrowed Money raised by the Group and/or cash subscription by way of equity) and (iv) the amount of tax payable by the Group (in each case) as has accrued during such Twelve Month Period, (v) any cash held by the Ultimate Parent, Holdco I, Holdco II or HTCC immediately prior to the HTCC Completion Date and to the extent included (vi) closing fees in connection with the HY Offering and/or the FRN Offering and/or the Subordinated Bridge Refinancing Offering and obtaining the financing under the Facilities and/or the Subordinated Bridge Facility and transaction expenses in connection with the HTCC Acquisition or (as the case may be) the Memorex Acquisition but after either (i) adding any amount by which Net Working Capital at the commencement of such financial year exceeds Net Working Capital at the close of such financial year or, as appropriate, (ii) deducting any amount by which Net Working Capital at the end of such financial year exceeds Net Working Capital at the commencement of such financial year, provided that, when calculating Excess Cash Flow for the financial year ending on 31 December 2007, any reference in this definition to “Net Working Capital at the commencement of such financial year” shall be construed as a reference to “Net Working Capital at end of the Month in which the HTCC Completion Date occurs”.

“Existing Facilities” means the loan facilities for Euro 340,000,000 dated 24 August 2001 (as reduced to €270,000,000 by a supplemental agreement dated 13 May 2003) between, among others, the Borrower, the Guarantors and the Facility Agent.

“Existing Outstandings” means the aggregate principal amount outstanding in respect of the Existing Facilities together with all unpaid interest thereon and any other amounts payable in relation thereto.

“Facilities C” means the HUF Facility C and the Euro Facility C.

“Facility” means Facility A, Facility B, HUF Facility C, Euro Facility C or Facility D and

“Facilities” shall mean Facility A, Facility B, Facilities C and Facility D together.

“Facility A” means the euro term loan facility made available under this Agreement as described in clause 2 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in part B of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility Agent” means BNP Paribas of 37 place du Marché, Saint-Honoré, 75001 Paris, France or such other person as may be appointed as Facility Agent pursuant to clause 26.11 (Resignation of the Agents).

“Facility Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange available for the purpose of obtaining Forints in the Budapest foreign exchange market with Euro (or vice versa) at or about 11:00 a.m. on a particular day.

“Facility B” means the HUF term loan facility made available under this Agreement as described in clause 2 (The Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount in Forints set opposite its name under the heading “Facility B Commitment” in Part B of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Forints of any Facility B Commitment transferred to it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility C Loans” means Euro Facility C Loans and HUF Facility C Loans.

“Facility D” means the euro liquidity line made available under the Agreement as described in clause 2 (The Facilities).

“Facility D Commitment” means:

(a)	in relation to an Original Lender, the amount in Euro set opposite its name under the heading “Facility D Commitment” in part B of Schedule 1 (The Original Parties) and the amount of any other Facility D Euro Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Euro of any Facility D Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility D Loans” means a loan made or to be made under Facility D or the principal amount outstanding for the time being of that loan.

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement or the Second Supplemental Agreement between the Arranger and the Borrower (or the Facility Agent and the Borrower or the HUF Agent and the Borrower or the Security Trustee and the Borrower) setting out any of the fees referred to in clause 11 (Fees) of this Agreement or clause 5 of the Supplemental Agreement.

“Finance Document” means this Agreement, the Supplemental Agreement, the Second Supplemental Agreement, any Fee Letter, any Guarantor Accession Undertaking, any Security Document, any Resignation Letter, any Transfer Certificate, the Mandate Letter dated 15 April

2004 between the Co-ordinator, the Parent and the Borrower, the HTCC Commitment Letter, the Memorex Commitment Letter and any deeds of accession entered into in connection with the Intercreditor Deed and any other document designated as such by the Facility Agent and the Borrower.

“Finance Lease” means a lease treated as a finance lease pursuant to US GAAP.

“Finance Party” means the Arranger, the Security Trustee, an Agent or a Lender.

“Floating Charges” means the Original Floating Charges, the Second Floating Charges, the HTCC Opco Floating Charge, the Invitel Telecom Floating Charge and any other floating charges created in favour of the Security Trustee pursuant to clause 25.2 (Additional Guarantors).

“Forints” and “HUF” mean the lawful currency for the time being of Hungary and in respect of all payments to be made under the Finance Documents in Forints mean immediately available, freely transferable cleared funds.

“FRN Completion Date” means the later of the date of completion of the FRN Offering and the application of the proceeds therefrom as contemplated by the FRN Offering Documents.

“FRN Funding Loans” means the €55,040,540 and €59,501,657 loans owed by the Borrower to the Parent representing part of the proceeds of the FRN Offering and which bear interest at the same rate as the FRN Notes together with an additional margin of not more than 0.22 per cent. per annum.

“FRN Funding Loan Agreement” has the meaning given to it in the Intercreditor Deed.

“FRN Notes” means the senior floating rate notes of the Parent issued in the FRN Offering.

“FRN Offering” means the senior notes issued by the Parent provided that:

(a)	the scheduled date for maturity is no earlier than the Termination Date in respect of Facility A;

(b)	the face amount of the notes issued on the FRN Completion Date is no more than €210,000,000;

(c)	the scheduled interest payments due in respect of such notes are no more than the original scheduled interest, EURIBOR plus a margin not exceeding 6 per cent. per annum;

(d)	the proceeds are on-lent to the Borrower under the FRN Funding Loan Agreement;

(e)	the guarantees of such notes by the Borrower, Euroweb Romania, the HTCC Operating Company, Memorex, the Turkish Subsidiary and Invitel Telecom shall constitute senior subordinated obligations of such entities (subject to the terms of the Intercreditor Deed) junior in right of payment to the obligations of such entities under the Facilities and senior in right of payment to such entities’ subordinated obligations;

(f)	the security provided in respect of such notes comprises of the FRN Security Documents only; and

(g)	such notes shall constitute unsubordinated obligations of the Parent ranking (subject to the terms of the Intercreditor Deed and the Security Documents entered into by the Parent) pari passu with the Parent’s Guarantee of the Facilities.

“FRN Offering Documents” means documents comprising of the indenture, the offering memorandum and the FRN Security Documents issued or (as the case may be) entered into in relation to the FRN Offering.

“FRN Trustee” means the FRN Note Trustee, as defined in the Intercreditor Deed, or any successor trustee acting for the benefit of and on behalf of the holders of the FRN Notes provided that such successor trustee simultaneously therewith becomes a party to the Intercreditor Deed.

“FRN Security Documents” means (i) the fourth ranking agreed form security document entered or to be entered into in favour of the Security Trustee for and on behalf of the FRN Trustee over the shares of the Parent; (ii) the third and fourth ranking agreed form security documents entered or to be entered into in favour of the Security Trustee for and on behalf of the FRN Trustee over the HY Funding Loan and the FRN Funding Loans; (iii) the additional third and fourth ranking agreed form security documents entered or to be entered into in favour of the Security Trustee for and on behalf of the FRN Trustee over the Subordinated Bridge Funding Loans; (iv) the fourth and fifth ranking agreed form security document entered or to be entered into in favour of the Security Trustee for and on behalf of the FRN Trustee over the Subordinated Bridge Funding Loans; (v) the Original Obligor Share Securities in respect of shares in the Borrower (as of the effectiveness of the amendments to be made thereto pursuant to the Second Original Obligor Share Securities Amendment Agreements); (vi) the second ranking agreed form share pledge entered or to be entered into in favour of the Security Trustee on behalf of the FRN Trustee and the HY Trustee over the shares in Euroweb Romania; (vii) the HTCC Opco Share Security (as of the effectiveness of the amendments to be made thereto pursuant to the Second HTCC Opco Share Security Agreement); (viii) the Original Obligor Share Securities Amendment Agreements; (ix) the Second Original Obligor Share Securities Amendment Agreements; (x) the Second HTCC Opco Share Security Agreement; (xi) the second ranking agreed form share pledges entered into or to be entered into in favour of the Security Trustee on behalf of the FRN Trustee, the HY Trustee and the Subordinated Bridge Trustee over the shares in Memorex; (xii) the Turkish Subsidiary Share Security; (xiii) the Invitel Telecom Share Security; (xiv) any pledge or (as the case may be) charge over the shares of any other Obligor provided that (a) such shares are simultaneously (by way of a first ranking pledge) charged or (as the case may be) pledged to the Senior Creditors and (b) such security is at all times second ranking by and subject to the terms of the Intercreditor Deed; and (xv) the Intercreditor Deed.

“General Security Agreements” means the Euroweb Romania General Security Agreement and any other general security agreement created in favour of the Security Trustee pursuant to clause 25.2 (Additional Guarantors).

“Group” means the Parent and its Subsidiaries from time to time.

“Guarantee” means the guarantee of the Guarantors contained in clause 17 (Guarantee) and includes each separate or independent stipulation or agreement by the Guarantors contained therein.

“Guaranteed Liabilities” means all moneys, obligations and liabilities expressed to be guaranteed by all Guarantors in clauses 17.1.1, 17.1.2 and 17.2.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with clause 25 (Changes to the Obligors) and reference to a “Guarantor” means any one of them, as the context may require.

“Guarantor Accession Undertaking” means a guarantor accession undertaking in the form of Schedule 6 (Guarantor Accession Undertaking).

“Hedge Counterparties” has the meaning given thereto in the Intercreditor Deed.

“Hedge Transaction” means any interest rate or currency swap or other hedging arrangement entered into by the Borrower in respect of its own borrowings under this Agreement pursuant to clause 20.1.22(a) and (b).

“Holdco I” means HTCC Holdco I B.V., a company incorporated in the Netherlands with its registered office at Locatellikade 1, 1076 AZ, Amsterdam, The Netherlands.

“Holdco II” means HTCC Holdco II B.V., a company incorporated in the Netherlands with its registered office at Locatellikade 1, 1076 AZ, Amsterdam, The Netherlands.

“Holding Company” means, in relation to any company or partnership, any person of which the first mentioned company or partnership is a Subsidiary.

“HTCC” means Hungarian Telephone and Cable Corp, a company incorporated in Delaware, with its registered office at 1207 Third Avenue Suite 3400, Seattle, Washington WA 98101-3034, United States of America.

“HTCC Acquisition” means the acquisition by Holdco I of the Ultimate Parent on the terms of the HTCC Acquisition Documents.

“HTCC Acquisition Agreement” means the sale and purchase agreement between HTCC and Invitel Holdings N.V. dated 8 January 2007 relating to the HTCC Acquisition.

“HTCC Acquisition Documents” means the HTCC Acquisition Agreement and the HTCC Disclosure Letter and any other document designated as an “HTCC Acquisition Document” by the Facility Agent and the Parent.

“HTCC Commitment Letter” means the commitment letter dated 9 January 2007 from BNP Paribas to HTCC.

“HTCC Completion Date” means the date of completion of the HTCC Acquisition in accordance with clause 5 of the HTCC Acquisition Agreement.

“HTCC Disclosure Letter” has the meaning given to that term in the HTCC Acquisition Agreement.

“HTCC Group” means HTCC and its Subsidiaries.

“HTCC Opco Account Charge” means the charge and/or pledge of bank accounts of the HTCC Operating Company entered or to be entered into by the HTCC Operating Company in favour of the Security Trustee (for and on behalf of the Senior Creditors) in the agreed form.

“HTCC Opco Account Charge Amendment Agreement” means the amendment agreement entered into by the HTCC Operating Company and the Security Trustee in relation to the HTCC Opco Account Charge governed by Hungarian law.

“HTCC Opco Floating Charge” means the floating charge entered into by or to be entered into by the HTCC Operating Company in favour of the Security Trustee (for and on behalf of the Senior Creditors) in the agreed form.

“HTCC Opco Pledge of Receivables Amendment Agreement” means the amendment agreement entered or to be entered into by the HTCC Operating Company in favour of the Security Trustee in relation to the Pledge of Receivables entered into by the HTCC Operating Company.

“HTCC Opco Share Security” means the pledge over the shares of the HTCC Operating Company entered into or to be entered into by the Parent in favour of the Security Trustee in the agreed form.

“HTCC Opcos Transfer Agreement” means the transfer agreement dated on or about the date of the Supplemental Agreement entered into between the Parent and Holdco II pursuant to which, inter alia, Holdco II shall transfer the HTCC Operating Company to the Parent.

“HTCC Operating Company” means Invitel Technocom.

“HUF Agent” means BNP Paribas Hungária Bank Rt. of H-1055 Budapest, Honvéd u.20, Hungary or such other person as may be appointed as HUF Agent pursuant to clause 26.11 (Resignation of the Agents).

“HUF Facility C” means the HUF revolving loan facility made available under this Agreement as described in clause 2 (The Facilities).

“HUF Facility C Loans” means a loan made or to be made under HUF Facility C or the principal amount for the time being of that loan.

“HUF Facility C Commitment” means:

(a)	in relation to an Original Lender, the amount in HUF set opposite its name under the heading “Facility C HUF Commitment” in Part B of Schedule 1 (The original parties) and the amount of any other Facility C HUF Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in HUF of any HUF Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Hungarian Account Charges Amendment Agreements” means the amendment agreements entered into by each Original Obligor and the Security Trustee in relation to the Original Obligor Account Charges governed by Hungarian law.

“Hungarian Accounting Act” means Act C of 2000 on accounting.

“HY Completion Date” means the later of the date of completion of the HY Offering and the application of the proceeds therefrom as contemplated by the HY Offering Documents.

“HY/FRN Debt” means Borrowed Money incurred in relation to the HY Offering or the FRN Offering.

“HY Funding Loan” means the €140,128,440 loans (representing the principal amount at maturity of €142,000,000, issued at a discount of 98.682 per cent.) made by the Parent to the Borrower representing the proceeds of the HY Offering provided that such funding loan bears interest at the same rate as the HY Notes together with an additional margin of not more than 0.22 per cent. per annum.

“HY Funding Loan Agreement” has the meaning given to it in the Intercreditor Deed.

“HY Notes” means the senior notes due 2012 of the Parent issued in the HY Offering.

“HY Offering” means the senior notes issued by the Parent provided that:

(h)	the scheduled date for maturity is no earlier than 30 June 2012;

(i)	the face amount of the notes issued on the HTCC Completion Date is no more than €142,000,000;

(j)	the scheduled interest payments due in respect of such notes are no more than the original scheduled interest, 10.75 per cent. per annum;

(k)	the proceeds shall be forthwith on-lent to the Borrower under the HY Funding Loan Agreement;

(l)	the guarantees of such notes by the Borrower, Euroweb Romania, the HTCC Operating Company, Memorex, the Turkish Subsidiary and Invitel Telecom shall constitute senior subordinated obligations of such entities ranking (subject to the terms of the Intercreditor Deed) junior in right of payment to the obligations of such entities under the Facilities and senior in right of payment to such entities’ subordinated obligations;

(m)	the security provided in respect of such notes comprises of the HY Security Documents only; and

(n)	such notes shall constitute unsubordinated obligations of the Parent ranking (subject to the terms of the Intercreditor Deed and the Security Documents entered into by the Parent) pari passu with the Parent’s Guarantee of the Facilities.

“HY Offering Documents” means documents comprising of the indenture, the offering memorandum, the HY Funding Loan Agreement and the HY Security Documents issued or (as the case may be) entered into in relation to the HY Offering.

“HY Trustee” means The Bank of New York of One Canada Square, London E14 5AL or any successor trustee acting for the benefit of and on behalf of the holders of the HY Notes provided that such successor trustee simultaneously therewith becomes a party to the Intercreditor Deed.

“HY Security Documents” means (i) the second ranking agreed form security document entered into in favour of the Security Trustee for and on behalf of the HY Trustee over the shares of the Parent; (ii) the second ranking agreed form security documents entered into in favour of the Security Trustee for and on behalf of the HY Trustee over the HY Funding Loan and the FRN Funding Loans; (iii) the additional second ranking agreed form security documents entered into in favour of the Security Trustee for and on behalf of the HY Trustee over the Subordinated Bridge Funding Loans; (iv) the fourth ranking agreed form security documents entered into in favour of the Security Trustee for and on behalf of the HY Trustee over the HY Funding Loan and the FRN Funding Loans; (v) the fourth and fifth ranking agreed form security documents entered into in favour of the Security Trustee for and on behalf of the HY Trustee over the Subordinated Bridge Funding Loans; (vi) the Original Obligor Share Securities in respect of shares in the Borrower (as of the effectiveness of the amendments to be made thereto pursuant to the Second Original Obligor Share Securities Amendment Agreements); (vii) the second ranking share pledge entered or to be entered into in favour of the Security Trustee on behalf of the HY Trustee and the FRN Trustee over the shares in Euroweb Romania; (viii) the HTCC Opco Share Security (as of the effectiveness of the amendments to be made to thereto pursuant to the Second HTCC Opco Share Security Agreement); (ix) the Original Obligor Share Securities Amendment Agreements; (x) the Second Original Obligor Share Securities Amendment Agreements; (xi) the Second HTCC Opco Share Security Agreement, (xii) the second ranking agreed form share pledges entered into or to be entered into in favour of the Security Trustee on behalf of the FRN Trustee, the HY Trustee and the Subordinated Bridge Trustee over the shares in Memorex; (xiii) the Turkish Subsidiary Share Security; (xiv) the Invitel Telecom Share Security; (xv) any pledge or (as the case may be) charge over the shares of any other Obligor provided that (a) such shares are simultaneously (by way of a first ranking pledge) charged or (as the case may be) pledged to the Senior Creditors and (b) such security is at all times second ranking by and subject to the terms of the Intercreditor Deed; and (xvi) the Intercreditor Deed.

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board.

“Immaterial Subsidiaries” means any member of the HTCC Group (i) whose assets or revenues or EBITDA are less than two per cent. of the HTCC Group’s consolidated assets or consolidated revenues or Consolidated EBITDA, determined by reference to the most recent Quarterly Management Accounts in respect of a Quarter Period ending on a Quarter Day delivered to the Facility Agent under this Agreement, provided that if such Immaterial Subsidiaries taken together on such Quarter Day exceed five per cent. of the HTCC Group’s consolidated assets or consolidated revenues or Consolidated EBITDA then the Immaterial Subsidiary whose total revenues on such Quarter Day are the highest shall be deemed to be a Material Subsidiary for the purpose of this Agreement and (ii) who has not provided a subordinated guarantee under the HY Offering Documents or under the FRN Offering Documents, or in respect of the Subordinated Bridge Facility, or under the Subordinated Bridge

Refinancing Offering Documents. In determining Immaterial Subsidiaries and Material Subsidiaries for the purpose of this definition, following any acquisition by a member of the HTCC Group, the consolidated assets, the consolidated revenues and Consolidated EBITDA of the HTCC Group shall be adjusted to take account of the revenues, the assets and the EBITDA attributable to the acquisition in respect of the Quarterly Period ending on such Quarter Day.

“Incapacity” means in relation to a person the insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination or change in the composition of the partnership).

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent.

“Information Package” means collectively, the Agreed Base Case Model, the Due Diligence Reports and the bank presentation dated 11 January 2008.

“Intellectual Property Rights” means any patent, trade mark, service mark, registered design, trade name or copyright required to carry on the business of any member of the Group.

“Intercreditor Deed” means the intercreditor deed dated 6 August 2004, entered into by, inter alios, the Security Trustee, the Ultimate Parent, the Obligors, the Hedge Counterparties (as such term is defined in the Intercreditor Deed) and the HY Trustee as amended and restated on 27 April 2007 pursuant to the Intercreditor Deed Supplemental Deed and as amended and restated (or to be amended and restated) pursuant to the Second Intercreditor Deed Supplemental Deed.

“Intercreditor Deed Supplemental Deed” means the supplemental deed dated on or about the date of the Supplemental Agreement amending and restating the Intercreditor Deed between, inter alios, the Security Trustee, the Ultimate Parent, the Obligors, the Hedge Counterparties, the HY Trustee, the FRN Bridge Trustee (as such term is defined in the Intercreditor Deed Supplemental Deed) and the FRN Note Trustee (as such term is defined in the Intercreditor Deed Supplemental Deed).

“Interest Period” means, in relation to a Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.4 (Default interest).

“Intergroup Loan Agreements” means any loan agreements entered into between members of the Group (including, without limitation, the HY Funding Loan Agreement, the FRN Funding Loan Agreements and the Subordinated Bridge Funding Loan Agreements).

“Invitel Technocom” means Invitel Technocom Távközlési Korlátolt Felelosségu Társaság (formerly known as Pantel Technocom Távközlési Korlátolt Felelosségu Társaság), a company incorporated in Hungary with registration number Cg. 14-09-305167.

“Invitel Telecom” means Invitel Telecom Kft., a company incorporated under the laws of Hungary with registered number Cg. 01-09-695967.

“Invitel Telecom Account Charge” means the charge and/or pledge of bank accounts of Invitel Telecom entered into or to be entered into by Invitel Telecom in favour of the Security Trustee (for and on behalf of the Senior Creditors) in the agreed form.

“Invitel Telecom Floating Charge” means the floating charge entered into by Invitel Telecom in favour of the Security Trustee (for and on behalf of the Senior Creditors) in the agreed form.

“Invitel Telecom Share Security” means the pledge over the quota of Invitel Telecom entered into or to be entered into by the Borrower in favour of the Security Trustee in the agreed form.

“IPO Subsidiary” means any newly incorporated Subsidiary of the Parent, the voting and economic interest of which is held 100 per cent. by the Parent and which is incorporated in Hungary and created solely for the purpose of acting (directly or indirectly) as a 100 per cent. Holding Company of the Borrower Group in connection with an initial public offering of shares.

“Joint Ventures” means any joint venture between any member of the Group and any other person.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Licences” means (i) the Universal Service Agreements, any notifications under the Hungarian Act C of 2003 on electronic communications, the Emergency Romanian Government Ordinance no. 79/2002 on the general communications regulatory framework, approved with amendments by law no. 591 of 29 October 2002, as subsequently amended and completed, the Turkish Telegraph and Telephone Law No. 406, the Turkish Radio Law No. 2813, and the Turkish Regulation on Authorisation of Telecommunication Services and Infrastructures and any other secondary legislation issued by the Turkish Telecommunications Authority, (ii) any licence issued by the Hungarian Communications Authority, the Romanian National Regulatory Authority for Communications and Information Technology, the Turkish Telecommunications Authority and any replacement of any of the same required by the Group, and (iii) any additional or replacement concession or similar contracts under any Telecommunications Laws applicable in Austria, Hungary, Romania and Turkey to carry on the Business of the Group.

“LMA” means the Loan Market Association.

“Loan” means a Facility A Loan, a Facility B Loan, a Euro Facility C Loan, a HUF Facility C Loan or a Facility D Loan.

“Majority Lenders” means:

(a)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

For the purpose of the Majority Lender definition, the Facility Agent shall calculate (i) in relation to sub-paragraph (a), the Euro amount of any Commitments which are denominated in Forint by using the Facility Agent’s Spot Rate of Exchange on the date of this Agreement and (ii) in relation to sub-paragraph (b), the Euro amount of the Facility B Loans and HUF Facility C Loans by using the Facility Agent’s Spot Rate of Exchange on the date of this Agreement.

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means the margin calculated in accordance with clause 8.2 (Margin).

“Material Adverse Effect” means (i) a reasonably likely material adverse effect on the ability of the members of the Group (taken as a whole) to perform all or any of the payment obligations under any of the Finance Documents or to comply with the terms of clause 22 (Financial

Covenants); or (ii) a reasonably likely material adverse effect on the ability of the Parent to perform all or any of its payment obligations under any of the HY Offering Documents, the FRN Offering Documents, the Subordinated Bridge Facility Agreement or the Subordinated Bridge Refinancing Offering Documents.

“Material Group” means the Parent and its Material Subsidiaries from time to time.

“Material Subsidiary” means all Subsidiaries of the Parent, other than the Immaterial Subsidiaries.

“Memorex” means Memorex Telex Communications AG, a company incorporated under the laws of Austria with registered number FN 99090 x.

“Memorex Account Charge” means the pledge of bank accounts of Memorex entered into or to be entered into by Memorex in favour of the Security Trustee (for and on behalf of the Senior Creditors) in the agreed form.

“Memorex Acquisition” means the acquisition of Memorex and its Subsidiaries by the Borrower on the terms of the Memorex Acquisition Documents.

“Memorex Acquisition Agreement” means the sale and purchase agreement between Joki Holding AG and the Borrower dated 20 December 2007 relating to the Memorex Acquisition.

“Memorex Acquisition Documents” means the Memorex Acquisition Agreement and the Memorex Disclosure Letter and any other document designated as a “Memorex Acquisition Document” by the Facility Agent and the Parent.

“Memorex Bonds” means the existing bonds for up to €17,500,000 of Memorex that will be redeemed in connection with the Memorex Acquisition.

“Memorex Commitment Letter” means the commitment letter dated 19 December 2007 from the Arranger to the Borrower.

“Memorex Completion Date” means the date of completion of the Memorex Acquisition in accordance with clause 6.1 of the Memorex Acquisition Agreement.

“Memorex Disclosure Letter” has the meaning given to the term “Disclosure Letter” in the Memorex Acquisition Document.

“Memorex Due Diligence Reports” means:

(a)	the Structure Memorandum;

(b)	the legal due diligence in respect of Memorex and its Subsidiaries prepared by White & Case LLP dated 13 December 2007; and

(c)	the KPMG financial due diligence assistance, comprising both tax due diligence and financial due diligence, in respect of Memorex and its Subsidiaries dated 19 December 2007.

“Memorex Effective Date” has the meaning given thereto in the Second Supplemental Agreement.

“Memorex Shareholder Squeeze Out” means the acquisition by the Borrower of all of the remaining shares in Memorex, comprising 4.35 per cent of the shares in Memorex owned by certain minority shareholders, based on a squeeze out following the Memorex Completion Date in accordance with Austrian law.

“Memorex Share Pledges” means the pledges over the shares of Memorex entered into or to be entered into by the Borrower and another member of the Group in favour of the Security Trustee in the agreed form.

“Memorex Share Securities” means the Memorex Share Pledges and the Turkish Subsidiary Share Pledge.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

“Necessary Authorisations” means all approvals, authorisations and licences (other than the Licences) from, all rights granted by and all filings, registrations and agreements with any person including, without limitation, any government or other regulatory authority necessary in order to enable each member of the Group to carry out the Telecoms Business which is carried on at the relevant time.

“Net Income” means, for any period, the net profit (or losses) after Tax of the Group arising out of the HTCC Group’s operation of the Telecoms Business for such period as determined in accordance with US GAAP used in the preparation of and as shown in the financial statements or the Quarterly Management Accounts in respect of such period prepared and delivered to the Facility Agent pursuant to clauses 20.1.5 and 20.1.6 (as the case may be).

“Net Working Capital” means, at any time, the aggregate of the Current Assets of the Group at such time less the aggregate of the Current Liabilities of the Group at such time.

“Obligor” means the Borrower and/or a Guarantor.

“Ongoing Funding Costs” means any negative free cash flow of such person (determined on the same basis and as the accumulated sum of “cash flow from operations” and “cash flow from investing activities” and “net financial expenses” is used in the Agreed Base Case Model and including, for the avoidance of doubt, in the case of the acquisition of a mobile licence, any capital expenditure associated with any roll-out requirements) in aggregate until 2011.

“Operating Companies” means the Borrower, Euroweb Romania, the HTCC Operating Company, Invitel Telecom, Memorex and the Turkish Subsidiary and any other entity acquired as an operating company pursuant to Permitted Investments (e).

“Original Floating Charges” means the floating charges entered into by the Borrower in favour of the Security Trustee (for and on behalf of the Senior Creditors) in the agreed form.

“Original Guarantors” means those companies whose names and registered addresses are set out in part A of Schedule 1 (The Original Parties).

“Original Lender” means the banks and financial institutions listed in part B of Schedule 1 (The Original Parties) and includes their successors in title.

“Original Obligor” means the Borrower or an Original Guarantor; and “Original Obligors” means all of them.

“Original Obligor Account Charges” means each charge and/or pledge of bank accounts of each Original Obligor entered into or to be entered into by the relevant Original Obligor in favour of the Security Trustee (for and on behalf of the Senior Creditors) in the agreed form (including the Second Account Pledge).

“Original Obligor Share Securities” means each pledge over the shares of each Original Obligor incorporated in Hungary entered into or to be entered into by the shareholder of each Original Obligor incorporated in Hungary in favour of the Security Trustee in the agreed form.

“Original Obligor Share Securities Amendment Agreements” means the amendment agreements entered into by the shareholder of each Original Obligor incorporated in Hungary and the Security Trustee in relation to the Original Obligor Share Securities.

“Original Shareholder” means Vivendi Telecom International S.A., a société anonyme incorporated under the laws of France with its registered office at 42 avenue de Friedland, 75008 Paris, France.

“Parent” has the meaning given thereto in Part A of Schedule 1 (The Original Parties).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

“Party” means a party to this Agreement.

“Permitted Borrowings” means:

(a)	any Borrowed Money arising hereunder or under the Finance Documents;

(b)	any Borrowed Money approved by the Facility Agent (acting on the instruction of the Majority Lenders);

(c)	any Borrowed Money included within Permitted Intra-Group Transactions, Permitted Loans or Permitted Guarantees;

(d)	any Borrowed Money arising under the interest and/or currency rate protection arrangements referred to in clause 20.1.22 or clause 21.1.8;

(e)	arising under any cash pooling or cash management arrangement but for so long as any such arrangement which exceeds €1,000,000 does not permit credit balances of Obligors to be netted or set off against debt balances of members of the Group which are not Obligors;

(f)	arising under any arrangements entered into between members of the Group which arrangements are referred to in the Steps Paper or the Structure Memorandum;

(g)	arising under any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group;

(h)	any Subordinated Shareholder Debt;

(i)	any Borrowed Money arising under the HY Offering, the FRN Offering, the Subordinated Bridge Facility Agreement and the Subordinated Bridge Refinancing Offering provided that such Borrowed Money is at all times subordinated to the Facilities (other than the Parent’s obligations under the HY Notes, and the FRN Notes, the Subordinated Bridge Facility Agreement and the Subordinated Bridge Refinancing Offering which will rank (subject to the terms of the Intercreditor Deed and the Security Documents entered into by the Parent) pari passu with the obligations of the Parent under the Guarantee) by and subject to the terms of the Intercreditor Deed; and

(j)	arising under the Finance Leases of Memorex, provided such Finance Leases exist on the date of the Second Supplemental Agreement;

(k)	any Borrowed Money of the Group (including Borrowed Money arising under Finance Leases other than the Finance Leases of Memorex permitted pursuant to paragraph (j) above) not within paragraphs (a) to (j) above, not exceeding at any time in aggregate Euro 30,000,000 or its equivalent.

“Permitted Disposals” means:

(a)	the application of cash in (i) the acquisition of assets or services in the ordinary course of business, not, in any such case, prohibited by the terms of this Agreement or any Security Document, (ii) the making of investments or capital expenditure permitted by clause 21.1.7 or (iii) the repayment of Permitted Borrowings and the servicing thereof provided that the same is not prohibited or otherwise restricted by the terms of this Agreement and/or the Intercreditor Deed;

(b)	any disposals approved by the Facility Agent (acting on the instructions of the Majority Lenders);

(c)	the disposal of any unnecessary or obsolete assets;

(d)	the disposal of assets on bona fide arm’s length commercial terms in the ordinary course of business provided that the proceeds of the disposal are applied in mandatory prepayment of the Loans under clause 7 (Prepayment and cancellation);

(e)	the disposal of the assets of an Immaterial Subsidiary as part of any voluntary solvent proceeding which corresponds with, or has an effect equivalent or similar to, any of those mentioned in clauses 23.1.9 to 23.1.13 inclusive of clause 23.1 (Events of Default), provided that the Parent notifies the Facility Agent of the disposal and the proceeds of the disposal are applied in mandatory prepayment of the Loan under clause 7 (Prepayment and cancellation);

(f)	the disposal of any shares in any of Pécsi Hirközlési Rt., Székesfehérvári Hírközlési Kft or CableNet Rt.;

(g)	to the extent that such disposal is not, and will not lead to, any breach of law the disposal by V-holding of its shares in the Borrower to the Parent provided that such shares remain at all times charged and/or pledged to the Security Trustee pursuant to the Share Securities;

(h)	any disposals included within Permitted Intra-Group Transactions;

(i)	the disposal of shares of any IPO Subsidiary or the Parent provided that, if it is required, the proceeds of the shares are applied in mandatory prepayment of the Loans under clause 7 (Prepayment and cancellation);

(j)	a disposal of trading assets made by any member of the Group in the ordinary course of trading of the disposing entity;

(k)	a disposal of any asset from an Obligor to a member of the Group which is not an Obligor provided that the aggregate value of all assets so transferred (net of the value of any assets transferred from a member of the Group which is not an Obligor to an Obligor) does not exceed Euro 1,000,000 (or its equivalent) in any financial year of the Borrower;

(l)	a disposal constituted by a licence of Intellectual Property entered into in the ordinary course of business or for the purposes of managing the brand portfolio of the Group, but (in the case of any exclusive licence) only if the relevant Intellectual Property is no longer required for the business or operation of the disposing person;

(m)	a disposal which is a lease or licence of real property in the ordinary course of business;

(n)	a disposal referred to in the Steps Paper or the Structure Memorandum;

(o)	a disposal arising as a result of any Permitted Encumbrance;

(p)	a disposal of receivables on a non-recourse basis where the net consideration receivable (when aggregated with the net consideration receivable for any other such disposal in the same financial year of the Group) does not exceed €3,000,000 (or its equivalent) in any financial year of the Group;

(q)	the sale or other disposal of defaulted accounts receivables in the ordinary course of business where such sale or disposal is not as part of an accounts receivables financing transaction and where such sale or disposal is on non-recourse terms to the Group;

(r)	a disposal of fixed assets where the proceeds of disposal are applied, committed to be so applied or designated by the Board of Directors of the Borrower to be so applied within 12 months of that disposal or committed to be used within 12 months of receipt to (i) purchase replacement fixed assets used or useful in the business of the Group or (ii) make a Permitted Investment (provided that, in the case of a commitment or designation, they are then so applied within 18 months of receipt of such proceeds);

(s)	any disposal of the real property situated at Szt István tér 1, Békéscsaba, Land Registry No. Belterület 2 or the duct in Székesfehérvár or Pécs owned by the Borrower;

(t)	a disposal of assets (other than shares or businesses), in exchange for other assets reasonably comparable or superior as to type, value or quality;

(u)	a disposal of cash or Cash Equivalent Investments for cash or other Cash Equivalent Investments;

(v)	disposals undertaken as part of any restructuring programme in the period up to 4 years after the HTCC Completion Date subject to an aggregate limit in such period of Euro 5,000,000 (or its equivalent);

(w)	the disposal by the Borrower to the Parent of one share in Memorex for the purposes of facilitating the Memorex Shareholder Squeeze Out; and

(x)	a disposal of assets for cash where the net consideration receivable (when aggregated with net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs) does not exceed Euro 10,000,000 (or its equivalent) in any financial year of the Borrower.

“Permitted Encumbrances” means:

(a)	any Encumbrance arising hereunder or under any of the Security Documents;

(b)	any Encumbrance which the Facility Agent, acting on the instructions of the Majority Lenders, has at any time in writing agreed shall be a Permitted Encumbrance;

(c)	any Encumbrance arising in the ordinary course of business by operation of law;

(d)	any Encumbrance arising out of title retention provisions in any suppliers contract in the ordinary course of trading;

(e)	any Encumbrance given or to be given pursuant to the requirement of any regulatory authority in the ordinary course of its business;

(f)	any Encumbrance arising under Finance Leases to the extent amounts outstanding under such Finance Leases fall under paragraph (j) of the definition of Permitted Borrowings;

(g)	any Encumbrance arising under paragraph (e) of the definition of Permitted Intra-Group Transactions;

(h)	any Encumbrance over any member of the Borrower Group’s bank accounts granted in favour of a Lender and arising in the standard business terms of such Bank or, in the event that the Lenders are not willing to offer the relevant member of the Borrower Group the banking services required on competitive commercial terms, or at all, any Encumbrance over any member of the Borrower Group’s bank accounts granted in favour of any bank or financial institution from which the relevant member of the Borrower Group obtains such services and arising in the standard business terms of such bank or financial institution;

(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as such arrangement is not established with the primary purpose of preferring any Lenders;

(j)	any Encumbrance arising under any of the HY Offering Documents, the FRN Offering Documents, the Subordinated Bridge Security Documents or the Subordinated Bridge Refinancing Offering Documents;

(k)	any Encumbrance arising by operation of law in respect of Taxes being contested in good faith; and

(l)	any Encumbrance created by the Group not within paragraphs (a) to (k) above and securing Indebtedness in aggregate not exceeding Euro 7,000,000 or its equivalent at any time that has not been repaid and/or discharged and where the assets the subject of such Encumbrance have an aggregate book value not exceeding Euro 7,000,000 or its equivalent.

“Permitted Financial Investments” means on any date investments in:

(a)	euro or HUF denominated securities which are freely negotiable and marketable:

(i)	which are rated at least AA by Standard & Poor’s Corporation or Aa2 by Moody’s Investor Services, Inc.; or

(ii)	are issued by the Republic of Hungary.

(b)	certificates of deposits, floating rate notes, acceptances issued in euro and HUF and euro and HUF denominated deposit and current accounts of and time deposits with banks which are HUF Lenders or banks which have a credit rating from Standard & Poor’s Corporation or Moody’s Investor Services Inc. as A or its equivalent or better or euro denominated cash funds managed by any HUF Lender or banks which have a credit rating from Standard & Poor’s Corporation or Moody’s Investor Services Inc. as A or its equivalent or better, with a maturity, in each case, of not more than twelve months;

(c)	euro and HUF denominated commercial paper rated at least A1 by Standard & Poor’s Corporation or at least P1 by Moody’s Investor Services, Inc., with a maturity of not more than six months; or

(d)	securities which are Cash Equivalent Investments.

“Permitted FRN Payments” means any payment by an Obligor to the FRN Trustee for the benefit of the noteholders under the FRN Offering permitted in accordance with the terms of the Intercreditor Deed.

“Permitted Guarantees” means:

(a)	any guarantees or indemnities arising hereunder or under the Finance Documents;

(b)	any guarantees or indemnities approved by the Facility Agent (acting on the instructions of the Majority Lenders);

(c)	any guarantees or indemnities included within Permitted Intra-Group Transactions;

(d)	any guarantees or indemnities included within Permitted Borrowings;

(e)	any guarantees or indemnities given by a member of the Group (other than the Parent) in respect of any Permitted Borrowing of another member of the Group (other than the Parent) and/or by the Parent in respect of any Permitted Borrowing of a member of the Group;

(f)	any subordinated guarantee included within the terms of the HY Offering Documents, the FRN Offering Documents, the Subordinated Bridge Security Documents or the Subordinated Bridge Refinancing Offering Documents given by any Obligor and any future guarantee granted in accordance with the HY Offering Documents, the FRN Offering Documents, the Subordinated Bridge Security Documents or the Subordinated Bridge Refinancing Offering Documents to the extent allowed by this Agreement and the Intercreditor Deed in favour of the HY Trustee, the FRN Trustee, the Subordinated Bridge Lenders or the Subordinated Bridge Trustee in connection with the HY Offering Documents, the FRN Offering Documents, the Subordinated Bridge Security Documents or the Subordinated Bridge Refinancing Offering Documents provided that such guarantees are at all times subordinated to the Facilities by and subject to the terms of the Intercreditor Deed;

(g)	any guarantees or indemnities provided to banks providing loans to employees of any member of the Group (other than the Parent) in respect of such loans provided that the aggregate of the maximum liability thereunder (actual or contingent) together with the aggregate outstanding amount of all loans referred to in paragraph (m) of the definition of Permitted Investments does not exceed Euro 3,000,000;

(h)	any indemnities provided to the high yield underwriters of the HY Offering, the FRN Offering or the Subordinated Bridge Refinancing Offering given by any Obligor under the purchase agreement entered into in respect of the HY Offering, the FRN Offering or the Subordinated Bridge Refinancing Offering;

(i)	a guarantee by an Obligor of obligations of a member of the Group which is a non-Obligor provided that the aggregate amount guaranteed does not exceed €7,000,000 (or its equivalent) in aggregate for the Group at any time;

(j)	any guarantee made in substitution for an extension of credit permitted under the definition of “Permitted Loan” (other than loans within the category set out in paragraph (f) of that definition) to the extent that the issuer of the relevant guarantee would have been entitled to make a loan in an equivalent amount under the definition of “Permitted Loan” to the person whose obligations are being guaranteed;

(k)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (i) of the definition of Permitted Encumbrance;

(l)	any guarantee granted to the purchaser in connection with a Permitted Disposal, provided that the aggregate amount of all such guarantees outstanding at any time shall not exceed EUR 10,000,000 (or its equivalent); or

(m)	any guarantees or indemnities of the Group not included in paragraphs (a) to (h) (inclusive) above provided that the aggregate maximum liability thereunder (actual or contingent) when aggregated with Borrowed Money falling under paragraph (g) of the definition of Permitted Borrowings does not exceed Euro 30,000,000 or its equivalent.

“Permitted HY Payment” means any payment by any Obligor to the HY Trustee for the benefit of the noteholders under the HY Offering permitted in accordance with the terms of the Intercreditor Deed.

“Permitted Intra Group Transactions” means:

(a)	loans or credit made by (i) the Parent to the Borrower (and, following the accession of the relevant company to this Agreement in accordance with clause 5 (Accession of the HTCC Operating Companies) of the Supplemental Agreement), Invitel Technocom including, without limitation, the HY Funding Loan and the FRN Funding Loans, in each case, constituting Subordinated Shareholder Debt (as such term is defined in the Intercreditor Deed) and, following the accession of Memorex and the Turkish Subsidiary to this Agreement in accordance with clause 5 (Accession of Memorex, the Turkish Subsidiary and Invitel Telecom) of the Second Supplemental Agreement, Memorex and the Turkish Subsidiary including, without limitation, the Subordinated Bridge Funding Loans, in each case, constituting Subordinated Shareholder Debt (as such term is defined in the Intercreditor Deed) (ii) any member of the Group (other than the Parent) to another member of the Group (other than the Parent or any Joint Ventures), (iii) the Borrower to V-holding for no more than the amount set out in the funds flow delivered pursuant to paragraph 29 of part A of Schedule 2 (Conditions precedent) provided that such loan is Subordinated Shareholder Debt (as such term is defined in the Intercreditor Deed) and subject to the terms of a Pledge of Receivables and (iv) V-holding to CableNet Rt. for no more than HUF320,000,000 provided that such loan is used to pay outstanding invoices owed by CableNet Rt. to V-holding;

(b)	any transaction approved as a Permitted Intra-Group Transaction by the Facility Agent (acting on the instructions of the Majority Lenders);

(c)	the payment or declaration of any dividend, return on capital, repayment of capital contributions or other distributions by any of its Subsidiaries to the Borrower;

(d)	any payments or transfers of assets (including any value added Tax thereon, if applicable) from any member of the Borrower Group to another member of the Borrower Group provided that where the Subsidiary making such payment or transfer is a Subsidiary the shares in which are subject to a Share Security, the Subsidiary to which such payment or transfer is made is also a Subsidiary the shares in which are subject to a Share Security;

(e)	any rights of set off or loans arising by virtue of the Group being provided with any bona fide cash management and/or netting arrangements for the Group;

(f)	any payments made by a member of the Group to the Parent permitted pursuant to paragraph (a), (b), (d), (f), (h) or (i) to (m) of “Permitted Payments”;

(g)	any transaction required to implement any of the steps set out in the Steps Paper and the Structure Memorandum (provided that any express conditions or restrictions in relation to such transaction set out in this Agreement are complied with); and

(h)	any payments of any guarantee fees from any Subsidiary to the Parent required to ensure that the Parent qualifies as an “entrepreneur” for the purpose of VAT treatment in the Netherlands.

“Permitted Investments” means:

(a)	any transaction included within Permitted Disposals;

(b)	any transaction included within Permitted Intra-Group Transactions;

(c)	any transaction included within Permitted Financial Investments;

(d)	any investments approved by the Facility Agent (acting on the instructions of the Majority Lenders);

(e)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(f)	the acquisition by the Borrower and the Parent of shares Memorex for the purposes of affecting the Memorex Shareholder Squeeze Out;

(g)	an acquisition of securities which are Cash Equivalent Investments;

(h)	the acquisition by a member of the Group of the minority interest held in any person in which it holds the majority interest;

(i)	the acquisition of the issued share capital of a limited liability company (including by way of formation) which has not traded prior to the date of its acquisition;

(j)	any other investment/acquisition (including, but not limited to, the acquisition of a mobile licence) provided that:

(i)	the consideration (in cash or otherwise) together with Indebtedness assumed and Ongoing Funding Costs of all such acquisitions does not exceed Euro 30,000,000 (in aggregate) during the period commencing on the date of the Supplemental Agreement and ending on 30 June 2011 but excluding from such limit the impact of the acquisition of 100% of the shares in Euroweb Hungary Zrt. And 99.9564% of SC Euroweb Romania S.A. as permitted by the Lenders pursuant to the waiver letter dated 30 September 2006; and

(ii)	such person or asset acquired can be used or (as the case may be) engages in, or is being acquired for the purpose of engaging in, the Telecoms Business; and

(iii)	(A) in the case of an acquisition of the entire ownership interest in a person, such person becomes an Additional Guarantor as soon as reasonably practicable following the making of such acquisition (and, in any event, no later than the earlier of (i) the date falling 30 days after the making of the acquisition and (ii) the date when any security or guarantee is given by or in relation to the acquired person in relation to, the FRN Notes or the HY Notes or the Subordinated Bridge Facility or the Subordinated Bridge Facility Refinancing Notes in accordance with the terms and conditions set out in clause 25.2 (Additional Guarantors) or (B) in the case of the acquisition of any other ownership interest in any person, such share capital is charged, pledged or deposited (as the case may be) to the Security Trustee pursuant to a Share Security and such person provides such documents and evidence as the Facility Agent may reasonably require that such Share Security constitutes valid and legally binding obligations enforceable in accordance with its terms or (C) in the case of the acquisition of an asset, such asset becomes the subject of a Floating Charge; and

(k)	any creation of an IPO Subsidiary provided that such IPO Subsidiary simultaneously therewith becomes an Additional Guarantor pursuant to the provisions of clause 25.2 (Additional Guarantors);

(l)	any transaction required to implement any of the steps set out in the Steps Paper (provided that any express conditions or restrictions in relation to such transaction set out in this Agreement are complied with); and

(m)

any loans from any member of the Group (other than the Parent) to employees of any member of the Group (other than the Parent) provided that the aggregate amount outstanding under such loans together with (i) the aggregate maximum liability (actual or contingent) under all guarantees and indemnities referred to in paragraph (g) of the definition of Permitted Guarantees and (ii) the aggregate amount outstanding under loans referred to in paragraph (i) of the definition of Permitted Loans does not exceed Euro 3,000,000.

“Permitted Loans” means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities and any advance payment made in relation to capital expenditure in the ordinary course of business;

(b)	to the extent permitted by the Intercreditor Deed, any loan made for the purposes of enabling any Obligor to meet its payment obligations under the Finance Documents, any HY/FRN Debt (if payment of such HY/FRN Debt is permitted by the Intercreditor Deed), any Subordinated Bridge Debt (if payment of such Subordinated Bridge Debt is permitted by the Intercreditor Deed), to make a Permitted Payment or to facilitate compliance with applicable law;

(c)	any loan made by an Obligor to a member of the Group which is not an Obligor so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed €7,000,000 (or its equivalent) at any time;

(d)	deferred consideration on Permitted Disposals up to 25% of the sale considerations provided that the aggregate amount outstanding at any time does not exceed €3,000,000 (or its equivalent);

(e)	loans referred to in the Steps Paper or the Structure Memorandum;

(f)	a credit balance on an account of a member of the Group with a bank or financial institution;

(g)	loans or extensions of credit to the extent the amount thereof would be permitted under the definition of Permitted Guarantee (other than guarantees within the category set out in paragraph (j) of that definition) if such loans or extensions of credit were made by third parties under the guarantee of an Obligor;

(h)	loans which constitute Permitted Borrowings (except under paragraph (d) of that definition); and

(i)	any loan (other than a loan made by a member of the Group to another member of the Group) so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed €3,000,000 (or its equivalent) at any time.

“Permitted Payments” means any payments or transfers of assets (including any value added tax thereon, if applicable):

(a)	consisting of dividends or other distributions or the payment of interest or prepayment of principal on Subordinated Shareholder Debt made to any Restricted Person from any Excess Cash Flow (commencing with the Twelve Month Period ending 31 December 2004) provided that:

(i)	no Default has occurred and is continuing or would result from the making of any payment under paragraph (a);

(ii)	either:

(A)

to the extent that on the Quarter Day immediately preceding the making of any such payment (adjusted as if such payment had then been made) and immediately after such payment Total Debt is more than three times Twelve Month Consolidated EBITDA (calculated by reference to the most recent Twelve Month Period ending on each such Quarter Day) as demonstrated by the Quarterly Management Accounts, on the date of such Permitted Payment under this paragraph (a), all mandatory prepayments required under clause 7.3 (Mandatory Prepayment—Acquisition Proceeds, Disposal and Insurance) are made contemporaneously with such Permitted Payment and applied in prepayment of each of the Loans; or

(B)	to the extent that on the Quarter Day immediately preceding the making of any such payment (adjusted as if such payment had then been made) and immediately after such payment Total Debt is less than three times Twelve Month Consolidated EBITDA (calculated by reference to the most recent Twelve Month Period ending in such Quarter Day) as demonstrated by the Quarterly Management Accounts, such Permitted Payment(s) in a financial year represent no more than 50 per cent. of the Excess Cash Flow for the previous financial year; and

to the extent such payment is made as a prepayment of principal on the HY Funding Loan or FRN Funding Loans, such prepayment is applied within 5 Business Days towards the optional redemption of the HY Notes, FRN Bridge Facility or the FRN Notes (as applicable);

(b)	consisting of payment(s) by way of dividend, loan or repayment of loans directly or indirectly to the Investors out of the proceeds of the HY Offering which are lent to the Borrower by the Parent as set out in the funds flow delivered pursuant to paragraph 29 of part A of Schedule 2 (Conditions Precedent) provided that (i) such payment is made on the first Utilisation Date or shortly thereafter; (ii) the Existing Facilities are repaid in full; (iii) the amount outstanding under the Facilities is no more than Euro 160,000,000 (iv) the amount paid to the Investors does not exceed Euro 70,000,000; (v) immediately after the HTCC Completion Date the Borrower retains the Required Cash Balance (as defined in paragraph 26 of Schedule 2 (Conditions Precedent)) and (vi) no Default has occurred and is continuing or would result from the making of any payment under paragraph (b);

(c)	consisting of a one off cash payment that satisfies in full the Group’s obligations to the Original Shareholder under the VTI Vendor Note provided no Default has occurred and is continuing or would result from the making of any payment under this paragraph (c);

(d)	to the Ultimate Parent or the Parent in respect of costs and expenses incurred in good faith on bona fide, arm’s length terms in the ordinary course of business by the Ultimate Parent and/or the Parent in acting as Holding Company of the Group provided that (i) such costs and expenses do not exceed Euro 150,000 (or its equivalent) in aggregate in any financial year and (ii) no Default has occurred and is continuing or would result from the making of any payment under paragraph (d);

(e)	any payment to HTCC to fund payments by HTCC to the holders of preference shares in HTCC up to an aggregate amount of US$105,000 in any financial year of the Group;

(f)	to the Parent, HTCC or any intermediate Holding Company in respect of operating expenses of the Obligors up to the aggregate amount of Euro 8,000,000 in any financial year of the Group incurred in good faith by the Parent, HTCC or any intermediate Holding Company, in each case, on bona fide arm’s length commercial terms on behalf of the Borrower Group;

(g)	to HTCC in respect of management fees of up to the aggregate amount of Euro 1,000,000 in any financial year from (and including) 2007 provided that no Default has occurred and is continuing or would result from the making of any payment under paragraph (g);

(h)	of amounts to any direct or indirect Holding Companies of the Obligors to fund any payment by the Holding Companies of the payments referred to at paragraphs (f) and (g) above;

(i)	consisting of a loan to the Parent, HTCC or any intermediate Holding Company to enable the Parent, HTCC or any intermediate Holding Company to make any of the payments referred to in (d), (e), (f), (g) and (h) above;

(j)	to the Parent provided that such payment is made for the sole purpose of enabling the Parent to make a payment of interest on the HY Offering, the FRN Offering, the Subordinated Bridge Facility or the Subordinated Bridge Refinancing Offering (as applicable) and provided that such payment is not made earlier than five Business Days prior to the due date of a corresponding payment under the HY Notes, FRN Notes, the Subordinated Bridge Facility Agreement or the Subordinated Bridge Refinancing Notes (as applicable);

(k)	to the Parent on or within 90 days of the first Utilisation Date in respect of costs and expenses of the HY Offering and the Facilities provided that no Default has occurred and is continuing or would result from the making of any payment under this paragraph (k);

(l)	to the Parent on or within 90 days of the Effective Date in respect of costs and expenses of (i) the Facilities resulting from the amendments thereto implemented pursuant to the Supplemental Agreement and (ii) the FRN Bridge Facility provided that, in either case, no Default has occurred and is continuing or would result from the making of any payment under this paragraph (l);

(m)	to the Parent on or within 90 days of the FRN Completion Date in respect of costs and expenses of the FRN Offering provided that no Default has occurred and is continuing or would result from the making of any payment under this paragraph (m);

(n)	to the Parent on or within 90 days of the Memorex Effective Date in respect of costs and expenses of (i) the Facilities resulting from the amendments thereto implemented pursuant to the Second Supplemental Agreement and (ii) the Subordinated Bridge Facility provided that, in either case, no Default has occurred and is continuing or would result from the making of any payment under this paragraph (n);

(o)	to the Parent on or within 90 days of the Subordinated Bridge Refinancing Date in respect of costs and expenses of the Subordinated Bridge Refinancing Offering provided that no Default has occurred and is continuing or would result from the making of any payment under this paragraph (o);

(p)	to the Parent to fund prepayment of the Subordinated Bridge Facility from the proceeds of any claim or recovery by the Borrower from Joki Holding AG under any of the Memorex Acquisition Documents;

(q)	consisting of the payment of interest to the Borrower on the Subordinated Shareholder Debt referred to in paragraph (a)(iii) of Permitted Intra-Group Transactions;

(r)	payments to TDC or an advisor to TDC for advice or services actually provided to the Group on bona fide arms’ length commercial terms provided that no Event of Default is continuing or would arise as a direct result of such payment; and

(s)	a payment to fund the purchase of any of the management equity (together with the purchase or repayment of any related loans) and/or to make other compensation payments to departing management up to an aggregate amount of Euro 5,000,000, provided that no Event of Default is continuing or would arise as a result of such payment.

“Permitted Subordinated Bridge Payments” means any payment by an Obligor to the Subordinated Bridge Lenders or to the Subordinated Bridge Trustee for the benefit of the noteholders under the Subordinated Bridge Refinancing Offering, in each case permitted in accordance with the terms of the Intercreditor Deed.

“PIK Notes” means the Euro 125,000,000 floating rate senior PIK Notes in respect of which Holdco I has replaced Invitel Holdings N.V. as the Issuer and any other PIK Notes issued by any member of the HTCC Group (other than the Ultimate Parent or any of its Subsidiaries) without causing a Default under this Agreement.

“Pledges of Receivables” means each pledge or assignment of receivables entered or to be entered by (i) the Ultimate Parent in favour of the Security Trustee (for and on behalf of all or any of the Senior Creditors) in the agreed form; (ii) the Parent in favour of the Security Trustee (for and on behalf of all or any of the Senior Creditors) in the agreed form; (iii) the Borrower in favour of the Security Trustee (for and on behalf of all or any of the Senior Creditors) in the agreed form; (iv) the HTCC Operating Company in favour of the Security Trustee for and on behalf of the Senior Creditors in the agreed form; (v) Memorex in favour of the Security Trustee (for and on behalf of all or any of the Senior Creditors in the agreed form; (vi) the Turkish Subsidiary in favour of the Security Trustee (for and on behalf of all or any of the Senior Creditors) in the agreed form; and (vii) Invitel Telecom in favour of the Security Trustee (for and on behalf of all or any of the Senior Creditors) in the agreed form.

“Principal Agreements” means the documents and agreements listed in Schedule 9 (Principal Agreements) together with any agreements replacing any of the same.

“Purchaser Due Diligence Reports” means:

(a)	the legal due diligence report dated 19 April 2006 and supplemented on 30 May 2006 and 15 December 2006 and prepared by Köves Clifford Chance and

(b)	the financial due diligence report by Ernst & Young dated April 2006 and supplemented on 21 May 2006 and 15 December 2006.

“Qualifying Lender” has the meaning given to it in clause 12 (Tax gross-up and indemnities).

“Quarter Days” means 31 March, 30 June, 30 September and 31 December in any year.

“Quarterly Management Accounts” means the quarterly management accounts for each Quarterly Period of the HTCC Group to be delivered to the Facility Agent pursuant to clause 20.1.6 which, other than for the first two Quarterly Periods which end after the HTCC Completion Date, shall be in the form set out in Schedule 11 (Form of Quarterly Management Accounts).

“Quarterly Period” means each period of approximately three months commencing on the day after a Quarter Day and ending on the next following Quarter Day.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two TARGET Days before the first day of that period; or

(b)	(if the currency is Forints), the date on which quotations would customarily be provided by leading banks in the Budapest interbank market for deposits in Forints for delivery on the first day of the relevant period, unless, in the case of paragraph (a), market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, in relation to EURIBOR and Mandatory Cost, the principal office of BNP Paribas, Dexia Credit Local and Natixis, in relation to BUBOR, the principal Budapest offices of the HUF Agent, HVB Bank Hungária Rt. and K&H Bank Zrt. or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

“Relevant Centre” means any of the financial centres referred to in the definition of Business Day.

“Relevant Interbank Market” means in relation to euro, the European interbank market and in relation to Forints, the Budapest interbank market.

“Relevant Jurisdiction” means each jurisdiction in which a member of the Group is incorporated or formed or in which such member of the Group has its principal place of business or owns any material assets or in which any action contemplated by this Agreement takes place or is to take place.

“Relevant Substance” means (i) any radioactive emissions, (ii) any electrical or electromagnetic emissions and (iii) any substance whatsoever (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) which is capable of causing harm to man or any other material living organism supported by the environment (both natural and built), or materially damaging the environment (both natural and built) or public health or welfare.

“Repayment Date” means each of the dates referred to in clause 6.1 (Repayment of Facility A Loans and Facility B Loans).

“Repayment Instalment” means, in relation to Facility A and Facility B, each repayment instalment in respect of Facility A or (as the case may be) Facility B under clause 6 (Repayment).

“Repeating Representations” means each of the representations set out in clause 18.1 (Repeated representations and warranties).

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Restricted Payment” means (a) any direct or indirect distribution, dividend, loan or other payment (whether in cash, property, securities or otherwise) by any member of the Group (including, without limitation, any payment on account of the share capital of the Parent and the Borrower or capital stock or other securities of the Parent and the Borrower) or any interest thereon, (b) any transfer of any assets by any member of the Group and (c) any payment (whether in cash, property, securities or otherwise) of principal of, or interest on, Indebtedness, in each case to any Restricted Person.

“Restricted Person” means the Ultimate Parent, the IPO Subsidiary, the Parent or any of its Holding Companies, Subsidiaries or Associated Companies (which are not members of the Borrower Group), HTCC or any of its Affiliates (which are not members of the Borrower Group) or the Original Shareholder.

“Revolving C Facility” means Euro Facility C or HUF Facility C.

“Rollover Loan” means one or more Facility C Loans or Facility D Loans:

(a)	made or to be made on the same day that a maturing Loan under the same Facility is due to be repaid;

(b)	the aggregate amount of which is equal to or less than such maturing Loan;

(c)	in the same currency as such maturing Loan; and

(d)	made or to be made to the Borrower for the purpose of refinancing such maturing Loan.

“Screen Rate” means: (a) in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders and (b) in relation to BUBOR, the BUBOR page Screen Rate.

“Second Account Pledge” means the second ranking account pledge governed by Dutch law entered or to be entered into by the Parent in favour of the Security Trustee on behalf of the Senior Creditors.

“Second Borrower Pledge of Receivables Amendment Agreement” means the second amendment agreement entered or to be entered into by the Borrower in favour of the Security Trustee in relation to the Pledge of Receivables entered into by the Borrower.

“Second Euroweb Romania Share Pledge Amendment Agreement” means the second amendment agreement entered into or to be entered into by the Borrower in relation to the Euroweb Romania Share Pledge (as amended by the Euroweb Romania General Security Amendment Agreement).

“Second Euroweb Romania General Security Amendment Agreement” means the second amendment agreement entered into or to be entered into by Euroweb Romania in relation to the Euroweb Romania General Security Agreement (as amended by the Euroweb Romania Share Pledge Amendment Agreement).

“Second Floating Charges” means the second ranking floating charges created or to be created by each of the Borrower in favour of the Security Trustee on behalf of the Senior Creditors.

“Second HTCC Opco Share Security Agreement” means the second ranking quota pledge over the business quota in the HTCC Operating Company entered into or to be entered into by the Parent and the Security Trustee in the agreed form.

“Second Hungarian Account Charges Amendment Agreements” means the amendment agreements entered into by each Original Obligor and the Security Trustee in relation to the Original Obligor Account Charges governed by Hungarian law.

“Second Intercreditor Deed Supplemental Deed” means the supplemental deed dated on or about the date of the Second Supplemental Agreement amending and restating the Intercreditor Deed (as amended and restated pursuant to the Intercreditor Deed Supplemental Deed) between, inter alios, the Security Trustee, the Ultimate Parent, the Obligors, the Hedge Counterparties, the HY Trustee, the FRN Bridge Trustee (as such term is defined in the Intercreditor Deed Supplemental Deed), the FRN Note Trustee (as such term is defined in the Intercreditor Deed Supplemental Deed), the Subordinated Bridge Facility Trustee (as such term is defined in the Second Intercreditor Deed Supplemental Deed), and the Subordinated Bridge Refinancing Trustee (as such term is defined in the Second Intercreditor Deed Supplemental Deed).

“Second Original Obligor Share Securities Amendment Agreements” means the second amendment agreements entered into by the shareholder of each Original Obligor incorporated in Hungary and the Security Trustee in relation to the Original Obligor Share Securities.

“Second Supplemental Agreement” means the supplemental agreement amending and restating this Agreement (as amended and restated pursuant to the Supplemental Agreement) and entered into between the Parent, the Borrower, the Original Guarantors, the Co-ordinator, the Mandated Lead Arranger, the Original Lenders, the Agent and the Security Trustee.

“Security Documents” means the Share Securities, the Original Obligor Share Securities Amendment Agreements, the Second Original Obligor Share Securities Amendment Agreements, the Second HTCC Opco Share Security Agreement, the Euroweb Romania Share Pledge Amendment Agreement, the Second Euroweb Romania Share Pledge Amendment Agreement, the Intercreditor Deed, the Intercreditor Deed Supplemental Deed, the Second Intercreditor Deed Supplemental Deed, the Pledges of Receivables, the Additional Parent Pledge Agreement, the Borrower Pledge of Receivables Amendment Agreement, the Second Borrower Pledge of Receivables Amendment Agreement, HTCC Opco Pledge of Receivables Amendment Agreement, the Floating Charges, the General Security Agreements, the Euroweb Romania General Security Amendment Agreement, the Second Euroweb Romania General

Security Amendment Agreement, the Turkish Commercial Enterprise Pledge, the Account Charges, the Hungarian Account Charges Amendment Agreements, the Second Hungarian Account Charge Amendment Agreements, the HTCC Opco Account Charge Amendment Agreement and all other mortgages, charges, guarantees, indemnities and other instruments from time to time entered into in favour of any Finance Party by way of guarantee or other assurance of and/or security for amounts owed to any of the Senior Creditors (as defined in the Intercreditor Deed) under or in connection with the Finance Documents and any hedging agreement documenting a Hedge Transaction.

“Security Provider” means any party other than a member of the Group or a Finance Party which enters into a Security Document.

“Security Trustee” means BNP Paribas Trust Corporation UK Limited of 55 Moorgate, London EC2R 6PA and/or such other person as may be appointed as security trustee pursuant to the Intercreditor Deed.

“Selection Notice” means a notice substantially in the form set out in part B of Schedule 3 (Requests) given in accordance with clause 9 (Interest Periods) in relation to Facility A.

“Senior Creditors” shall have the meaning ascribed thereto in the Intercreditor Deed.

“Senior Debt” means the principal amount of all Borrowed Money of the HTCC Group on a consolidated basis excluding (i) the PIK Notes and accrued interest in respect of the PIK Notes, (ii) Borrowed Money arising under the HY Offering, the FRN Offering, the Subordinated Bridge Facility or the Subordinated Bridge Refinancing Offering and (iii) the net fair value of those derivative transactions entered into by the Borrower set out in Schedule 14 (Derivative Transactions) of this Agreement (to the extent any such Senior Debt is expressed in any currency other than Euros, such Senior Debt shall be converted into Euro at the Facility Agent’s Spot Rate of Exchange on the date any calculation of Senior Debt is required to be made under the Agreement).

“Share Securities” means each Original Obligor Share Security, the Euroweb Romania Share Pledge, the Dutch Share Security, the HTCC Opco Share Security, the Invitel Telecom Share Security, the Memorex Share Securities and any other security deposit, pledge, charge or mortgage over shares in any member of the Group entered into in favour of the Security Trustee pursuant to clause 25.2 (Additional Guarantors).

“Six Month Period” means each period of two consecutive Quarterly Periods ending on a Quarter Day.

“Specified Time” means a time determined in accordance with Schedule 12 (Timetables).

“Steps Paper” means the Project Mercury Acquisition Step Plan—Discussion Paper (Final Version) dated 8 December 2006 prepared by Ernst & Young.

“Structure Memorandum” means the acquisition step paper “Motherwell-Steps Memorandum” in connection with the Memorex Acquisition prepared by White & Case LLP dated 18 December 2007.

“Subordinated Bridge Debt” means Borrowed Money incurred in relation to the Subordinated Bridge Facility and the Subordinated Bridge Refinancing Offering.

“Subordinated Bridge Documents” means the Subordinated Bridge Facility Agreement and the Subordinated Bridge Security Documents.

“Subordinated Bridge Facility” means the subordinated bridge facility made available to the Parent by the Subordinated Bridge Lenders pursuant to the Subordinated Bridge Facility Agreement.

“Subordinated Bridge Facility Agreement” means the subordinated bridge facility agreement dated on or about the date of the Second Supplemental Agreement and entered into between the Parent as borrower and the Subordinated Bridge Lenders.

“Subordinated Bridge Funding Loans” means the up to €61,000,000 loan owed by the Borrower to the Parent and the €34,000,000 loan owed by Memorex to the Parent representing part of the proceeds of the Subordinated Bridge Facility and which bear interest at the same rate as the Subordinated Bridge Facility (or, after the Subordinated Bridge Refinancing Date, the Subordinated Bridge Refinancing Offering).

“Subordinated Bridge Funding Loan Agreements” has the meaning given to it in the Intercreditor Deed.

“Subordinated Bridge Lenders” means BNP Paribas, Merrill Lynch International Bank Limited and any bank, financial institution, trust, fund or other entity which has become a lender under the Subordinated Bridge Facility Agreement in accordance with the terms thereof.

“Subordinated Bridge Refinancing Date” means the later of the date of completion of the Subordinated Bridge Refinancing Offering and the application of the proceeds therefrom as contemplated by the Subordinated Bridge Refinancing Offering Documents.

“Subordinated Bridge Refinancing Notes” means the senior notes issued by the Parent in accordance with, and subject to, the Subordinated Bridge Refinancing Offering for the purposes of refinancing the Subordinated Bridge Facility.

“Subordinated Bridge Refinancing Offering” means the senior notes issued by the Parent provided that:

(a)	the scheduled date for maturity is no earlier than the Termination Date in respect of Facility A;

(b)	the face amount of the notes issued on the Subordinated Bridge Refinancing Date is no more than €100,000,000 plus any applicable prepayment premiums reasonably incurred with respect to the refinancing of the Subordinated Bridge Facility;

(c)	the scheduled interest payments due in respect of such notes are no more than 11.5 per cent. per annum (or the floating rate equivalent thereof);

(d)	the proceeds are used to prepay the Subordinated Bridge Facility in full;

(e)	the guarantees of such notes by the Borrower, Euroweb Romania, the HTCC Operating Company, Invitel Telecom, Memorex and the Turkish Subsidiary shall constitute senior subordinated obligations of such entities (subject to the terms of the Intercreditor Deed) junior in right of payment to the obligations of such entities under the Facilities and senior in right of payment to such entities’ subordinated obligations;

(f)	the security provided in respect of such notes comprises of the Subordinated Bridge Refinancing Security Documents only; and

(g)	such notes shall constitute unsubordinated obligations of the Parent ranking (subject to the terms of the Intercreditor Deed and the Security Documents entered into by the Parent) pari passu with the Parent’s Guarantee of the Facilities.

“Subordinated Bridge Refinancing Offering Documents” means documents comprising of the indenture, the offering memorandum and the Subordinated Bridge Refinancing Security Documents issued or (as the case may be) entered into in relation to the Subordinated Bridge Refinancing Offering.

“Subordinated Bridge Refinancing Security Documents” means (i) the fifth ranking agreed form security document entered or to be entered into in favour of the Security Trustee for and on behalf of the Subordinated Bridge Trustee over the shares of the Parent; (ii) the third, fourth and fifth ranking agreed form security documents entered or to be entered into in favour of the Security Trustee for and on behalf of the Subordinated Bridge Trustee over the Subordinated Bridge Funding Loans, the FRN Funding Loans and the HY Funding Loan and; (iii) the Original Obligor Share Securities in respect of shares in the Borrower (as of the effectiveness of the amendments to be made thereto pursuant to the Second Original Obligor Share Securities Amendment Agreements); (iv) the third ranking agreed form share pledge entered or to be entered into in favour of the Security Trustee on behalf of the Subordinated Bridge Trustee over the shares in Euroweb Romania; (v) the HTCC Opco Share Security (as of the effectiveness of the amendments to be made thereto pursuant to the Second HTCC Opco Share Security Agreement); (vi) the Original Obligor Share Securities Amendment Agreements; (vii) the Second Original Obligor Share Securities Amendment Agreements; (viii) the Second HTCC Opco Share Security Agreement; (ix) the second ranking agreed form share pledge entered into or to be entered into in favour of the Security Trustee on behalf of the FRN Trustee, the HY Trustee and the Subordinated Bridge Trustee over the shares in Memorex; (x) the Turkish Subsidiary Share Security; (xi) the Invitel Telecom Share Security; (xii) any pledge or (as the case may be) charge over the shares of any other Obligor provided that (a) such shares are simultaneously (by way of a first ranking pledge) charged or (as the case may be) pledged to the Senior Creditors and (b) such security is at all times second ranking by and subject to the terms of the Intercreditor Deed; and (xiii) the Intercreditor Deed;

“Subordinated Bridge Security Documents” means the Subordinated Bridge Refinancing Security Documents and the following documents, each in favour of the Security Trustee on behalf of the Subordinated Bridge Trustee on behalf of the Subordinated Bridge Lenders: (i) the Pledges of Receivables entered into or to be entered into by the Borrower, Invitel Telecom and the Turkish Subsidiary; (ii) the second ranking pledge of receivables entered into or to be entered into by Memorex; (iii) the second ranking general security agreement entered into or to be entered into by Euroweb Romania; (iv) the Turkish Subsidiary Account Charge; (v) the second ranking account charges entered into or to be entered into by each Original Obligor, the HTCC Operating Company, Invitel Telecom and Memorex; (vi) the third ranking floating charges entered into or to be entered into by the Borrower; (vii) the second ranking floating charges entered into or to be entered into by the HTCC Operating Company; (viii) the Turkish Commercial Enterprise Pledge; (ix) the third ranking account pledge governed by Dutch law entered into or to be entered into by the Parent and (x) the third ranking pledge of receivables entered into or to be entered into by the Ultimate Parent.

“Subordinated Bridge Trustee” means, as applicable, the Subordinated Bridge Trustee and the Subordinated Bridge Refinancing Trustee, each as defined in the Intercreditor Deed, or any successor trustee acting for the benefit of and on behalf of the holders of the Subordinated Bridge Lenders or (as the case may be) Subordinated Bridge Refinancing Notes provided that such successor trustee simultaneously therewith becomes a party to the Intercreditor Deed.

“Subordinated Shareholder Creditor” means a person defined therein as such who has, at any relevant time, entered into the Intercreditor Deed.

“Subordinated Shareholder Debt” means, at any relevant time, all Borrowed Money of any member of the Group owed to a Subordinated Shareholder Creditor who is a member of the HTCC Group.

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, for which purpose “control” means either ownership of more than 50 per cent. of the voting share capital (or equivalent right of ownership) of such company or entity or power to direct its policies and management whether by contract or otherwise or the right to receive more than 50 per cent. of any distributions (of whatever nature) made in respect of the share capital or other ownership interests of such company or entity.

“Supplemental Agreement” means the supplemental agreement amending and restating this Agreement dated 27 April 2007 and entered into between the Parent, the Borrower, the Original Guarantors, the Co-ordinator, the Mandated Lead Arranger, the Original Lenders, the Agent and the Security Trustee (as defined therein).

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Report” mean the tax letters from each of Baker & McKenzie and KPMG on the thin capitalisation issues addressed to and capable of being relied on by (among others) the Finance Parties.

“TDC” means TDC A/S, a company incorporated in Denmark, with its registered office at Norregade 21, DK-0900, Copenhagen, Denmark.

“Telecoms Business” means the development, ownership or operation of telecommunications systems in Hungary and in Romania and/or provision of public telephone switching and data and internet services in Hungary and connecting to other countries and/or any business directly related thereto and reasonably considered to be financially beneficial to such business and the development, ownership or operation of wholesale data services in Austria, Bulgaria, Czech Republic, Italy, Slovakia, Serbia, Slovenia, Turkey and Ukraine.

“Telecommunications Laws” means all laws, statutes, regulations and judgements relating to telecommunications applicable to any member of the Group, and/or the business carried on by, any member of the Group (for the avoidance of doubt, not including laws, statutes, regulations or judgments relating solely to consumer credit, data protection or intellectual property).

“Termination Date” means:

(a)	in relation to Facility A, 30 June 2011;

(b)	in relation to Facility B, 30 June 2011;

(c)	in relation to Facility C, 30 June 2010; and

(d)	in relation to Facility D, 30 June 2010.

“Third Dutch Share Securities” means the third ranking pledge over the shares of the Parent entered or to be entered into by the Ultimate Parent in favour of the Security Trustee on behalf of the Senior Creditors.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments, Total Facility C Commitments and Total Facility D Commitments, being €145,778,779 at the Effective Date.

“Total Debt” means the principal amount of all Borrowed Money of the HTCC Group on a consolidated basis (including, without limitation, Borrowed Money under the HY Offering, the FRN Offering, the Subordinated Bridge Facility and the Subordinated Bridge Refinancing Offering) excluding (i) the PIK Notes and any interest accrued in respect of the PIK Notes and (ii) the net fair value of those derivative transactions entered into by the Borrower set out in Schedule 14 (Derivatives Transactions) of this Agreement (to the extent any such Total Debt is expressed in any currency other than Euros, such Total Debt shall be converted into Euro at the Facility Agent’s Spot Rate of Exchange on the date any calculation of Total Debt is required to be made under the Agreement).

“Total Debt Charges” means, in relation to any period, the aggregate of (i) the total amount of interest (calculated by reference to the rate of interest in effect in relation to Total Debt on the date on which the calculation falls to be made) and any other charges payable in respect of the

Total Debt during such period (other than any front-end fees and up-front hedging costs in relation to the FRN Notes and/or the Subordinated Bridge Facility and/or the Subordinated Bridge Refinancing Notes and the fees payable under clause 6.1 (Fee) of the Supplemental Agreement and clause 7 (Fees and expenses) of the Second Supplemental Agreement) and (ii) the principal amount of any scheduled repayment of Total Debt due to be make during such period (but excluding the principal amount in respect of the early redemption of the Memorex Bonds provided that such amounts are funded from the Subordinated Bridge Facility rather than from the operating cashflow of the Group).

“Total Debt Interest Charges” means, in relation to any period, the total amount of all interest, fees (excluding front end fees) and commissions accruing in respect of Total Debt during such period (having taken into account the effect of any relevant hedging arrangements) less any interest on cash balances of the HTCC Group accruing during such period.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being Euro 96,875,165.05 at the Effective Date.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being HUF 4,628,359,712 at the Effective Date.

“Total Facility C Commitments” means the aggregate of the Facility C Commitments, being in connection with Euro Facility C, Euro 4,196,970 and in connection with HUF Facility C HUF 200,516,591, at the Effective Date.

“Total Facility D Commitments” means the aggregate of the Facility D Commitments, being in Euro 25,000,000 at the Effective Date.

“Transaction Documents” means the Ultimate Parent/Parent Loan Agreements and the Intergroup Loan Agreements.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

“Treaty” means the Treaty establishing the European Economic Community being the Treaty of Rome of 25 March 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on 7 February 1992 and came into force on 1 November 1993) as amended, varied or supplemented from time to time.

“Turkish Commercial Enterprise Pledge” means the commercial enterprise pledge of the Turkish Subsidiary entered into or to be entered into by the Turkish Subsidiary in favour of the Security Trustee in the agreed form.

“Turkish Subsidiary” means MTCTR Memorex Telekomünikasyon Sanayi ve Ticaret Limited Şirketi, a company incorporated under the laws of Turkey with registered number of 622201 at the Istanbul Trade Registry.

“Turkish Subsidiary Account Charge” means the charge and/or pledge of bank accounts of the Turkish Subsidiary entered into or to be entered into by the Turkish Subsidiary in favour of the Security Trustee in the agreed form.

“Turkish Subsidiary Share Security” means the pledge over the shares of the Turkish Subsidiary entered into or to be entered into by Memorex in favour of the Security Trustee in the agreed form.

“Twelve Month Consolidated Capital Expenditure” means the aggregate of the Consolidated Capital Expenditure in respect of the relevant Twelve Month Period for the HTCC Group, save that (i), in the case of the Twelve Month Period ending on 31 March 2007, “Twelve Month Consolidated Capital Expenditure” shall be the Consolidated Capital Expenditure of the HTCC Group for the Quarterly Period ending on such date multiplied by four and (ii), in the case of the Twelve Month Period ending 30 June 2007, the “Twelve Month Consolidated Capital Expenditure” shall be the Consolidated Capital Expenditure of the HTCC Group for the Six Month Period ending on such date multiplied by 2 and (iii), in the case of the Twelve Month Period ending 30 September 2007, the “Twelve Month Consolidated Capital Expenditure” shall be the Consolidated Capital Expenditure for the 9 month period ending on such day multiplied by 4/3.

“Twelve Month Consolidated EBITDA” means the aggregate of the Consolidated EBITDA in respect of the relevant Twelve Month Period for the HTCC Group but, in respect of all Quarterly Periods and Twelve Month Periods from the HTCC Completion Date and ending on or before 31 December 2009 to the extent the same would otherwise be deducted in calculating Consolidated EBITDA, adding back any restructuring expenses attributable to the HTCC Acquisition and the Memorex Acquisition up to a maximum aggregate amount of Euro 20,000,000.

“Twelve Month Period” means each period of twelve months ending on the last day of a calendar month.

“Ultimate Parent” means Matel Holdings N.V. (formerly Telemark N.V.), a limited liability company incorporated under the laws of Netherlands Antilles (Registered number: 86225) with its registered address at Schottegatweg Oost 44, Willemstad Curaçao, Netherlands Antilles.

“Ultimate Parent Group” means the Ultimate Parent and its Subsidiaries from time to time.

“Ultimate Parent/Parent Loan Agreements” means any loan agreements between the Ultimate Parent as Lender and the Parent as Borrower.

“Universal Service Agreements” means the universal service agreements referred to at paragraph 2 of Schedule 9 (Principal Agreements) together with any agreements replacing the same (including, without limitation, the universal service agreement to take effect on 1 July 2004).

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US GAAP” means generally accepted accounting principles, standards and practices in the United States of America.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in part A of Schedule 3 (Requests).

“V-holding” means V-Holding Tanácsadó Zrt., a company formerly incorporated under Hungarian law, which was merged into the Borrower effective 1 January 2008 in accordance with Hungarian law.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Vendor Due Diligence Reports” means:

(a)	the legal due diligence report dated 10 February 2006 prepared by White & Case LLP;

(b)	the “Market Overview and Business Plan Assessment Report” by Hardiman Telecommunications Limited;

(c)	the “Technical Due Diligence Report” by Hardiman Telecommunications Limited; and

(d)	the financial due diligence report by KPMG dated 10 February 2006.

“VTI Vendor Note” means the agreed form Euro 10,000,000 vendor note dated 13 May 2003 issued by the Ultimate Parent to the Original Shareholder.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(d)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(f)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(g)	a” provision of law” is a reference to that provision as amended or re-enacted;

(h)	a “time of day” is, unless specified to the contrary, a reference to Central European time;

(i)	references to the “European interbank market” means the interbank market for euro operating in the Participating Member States;

(j)	reference to a document “in the agreed form” means in the form of a draft of such document initialled by way of identification by the Facility Agent and the Borrower;

(k)	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

(l)	references to the “equivalent” of an amount specified in a particular currency (the “specified currency amount”) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the European foreign exchange market (or in the case of any amount specified in Forints or where Forints are to be purchased) in the Budapest foreign exchange market, in each case at or about 11 a.m. on the day on which the calculation falls to be made for spot delivery as determined by the relevant Agent; and

(m)	references to any enactment shall be deemed to include reference to such enactment as re-enacted, amended or extended.

1.2.2	Section, clause and schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.3	Third Party Rights

1.3.1	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

1.3.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2 : THE FACILITIES

2	The Facilities

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrower:

2.1.1	a euro term loan facility in an aggregate amount equal to the Total Facility A Commitments;

2.1.2	a HUF term loan facility in an aggregate amount equal to the Total Facility B Commitments; and

2.1.3	a Euro revolving loan facility in an aggregate amount equal to the Total Facility C Commitments.

2.1.4	a Euro liquidity line in an aggregate amount equal to the Total Facility D Commitments.

2.1.5	The Facilities may be amended and/or restated from time to time with Parent approval. The nature of the Facilities and of this Agreement may change from time to time, even to the extent of becoming a new agreement fundamentally different from that which exists at the date of this Agreement and is evidenced by this document. Following any such amendment, it is intended that references to this Agreement shall be to this Agreement as so amended and/or restated. In particular, but without limitation:

(a)	the amount of the Facilities will be agreed between the Parties from time to time. At the Effective Date it is the aggregate of the amounts set out in Schedule 1, Part B (The Original Lenders), but it may be increased by any amount, without limit;

(b)	the purpose of the Facilities will be agreed between the Parties from time to time. At the Effective Date, the purposes are those stated in clause 3 (Purpose), but they may be changed in any way;

(c)	the term of the Facilities will be agreed between the Parties from time to time; and

(d)	subject to the other terms of this Agreement the identity of the Finance Parties may change, as may the identity of the Borrower and the Guarantors,

(in each case, provided the necessary consents and procedures specified in this Agreement are followed).

2.2	Finance Parties’ rights and obligations

2.2.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	Purpose

3.1	Purpose

3.1.1	The Borrower shall apply all amounts borrowed by it under each of Facility A and Facility B to refinance and repay the Existing Facilities.

3.1.2	The Borrower shall apply all amounts borrowed by it under Facilities C and Facilities D either (a) to assist in financing of the operating costs, capital expenditure and working capital requirements in relation to the Telecoms Business or (b), in the case of amounts borrowed under Facility D in or towards financing acquisitions permitted pursuant to paragraph (j) of the definition of Permitted Investments.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) in relation to the first Utilisation if on the proposed Utilisation Date the Facility Agent has received all of the documents and other evidence listed in part A of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Borrower and the Lenders promptly upon the conditions precedent being so satisfied or waived.

4.2	Further conditions precedent

4.2.1	The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.2.2	The Lenders will only be obliged to comply with clause 29.9 (Change of currency) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Waiver of conditions precedent

The conditions specified in this clause 4 (Conditions of Utilisation) are inserted solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Facility Agent acting on the instructions of all the Lenders in relation to the first Utilisation under any Facility and on the instructions of the Majority Lenders in respect of subsequent Utilisations without prejudicing the right of the Facility Agent acting on such instructions to require fulfilment of such conditions in whole or in part in respect of any other Utilisation.

4.4	Conditions subsequent

The Parent undertakes:

4.4.1	within one Business Day of the initial Utilisation under Facility A and Facility B (aa) to deposit for registration the deeds of release in relation to the original obligor floating charges (as defined in the Existing Facilities) as referred to in paragraph 24(iii) of part A of Schedule 2 (Conditions Precedent) and to note such deeds in the margin of the relevant register and (bb) to deliver to the Security Trustee a copy of the register of charges reflecting the registration of the Original Obligor Floating Charges (as defined in this Agreement) by the Hungarian Chamber of Notaries;

4.4.2	within seven days of the initial Utilisation under Facility A and Facility B to deliver to the Facility Agent a certificate of the Central Clearing and Depository Limited reflecting the deposit of the shares of V-holding and the Borrower; and

4.4.3	within two months of the initial Utilisation under Facility A and Facility B to deliver to the Security Trustee copies of all acknowledgements from the Joint Ventures (as debtors) under the Pledges of Receivables.

4.5	Maximum number of Loans

4.5.1	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 2 or more Facility A Loans or (as the case may be) 2 or more Facility B Loans would be outstanding.

4.5.2	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation, 2 or more HUF Facility C Loans or (as the case may be) 2 or more Euro Facility C Loans would be outstanding.

4.5.3	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation, 4 or more Facility D Loans would be outstanding.

4.5.4	The Borrower may not request that a Facility A Loan or a Facility B Loan be divided if, as a result of the proposed division, 3 or more Facility A Loans or (as the case may be) 3 or more Facility B Loans would be outstanding.

4.6	Further Conditions to Utilisation

4.6.1	The Borrower may not deliver an Utilisation Request if as a result of the proposed Utilisation, Facility C Loans or Facility D Loans would be outstanding on either 30 June or 31 December in any calendar year.

4.6.2	The Borrower may not deliver a Utilisation Request in relation to HUF Facility C or Euro Facility C unless such Utilisation Requests result in the HUF Facility C Loans and the Euro Facility C Loans being made on a pro rata basis only, so that on each Utilisation Date in respect of HUF Facility C Loans, Euro Facility C Loans are made in an amount which is the same proportion of the undrawn Commitment under the Euro Facility C which the amount of the HUF Facility C Loan bears to the total undrawn Commitment under HUF Facility C.

SECTION 3 : UTILISATION

5	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time (with a copy to the HUF Agent in the case of Facility B Loans or HUF Facility C Loans) other than in connection with the first Utilisation Request which shall be delivered 1 Business Day prior to the first Utilisation Date.

5.2	Completion of a Utilisation Request

5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Facility to be utilised;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(c)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);

(d)	the proposed Interest Period complies with clause 9 (Interest Periods);

(e)	in the case of the first Utilisation Request submitted in relation to Facility A and Facility B, each Utilisation Date is an identical date; and

(f)	the Utilisation Requests comply with clause 4.6 (Further Conditions to Utilisation).

5.2.2	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request must be (i) the Base Currency in relation to a Utilisation under Facility A, Euro Facility C or Euro Facility D and (ii) Forints in relation to a Utilisation under Facility B or HUF Facility C.

5.3.2	The amount of the proposed Loan must be:

(a)	a minimum of €134,303,030 for Facility A; or

(b)	a minimum of HUF 6,416,533,409 for Facility B; or

(c)	a minimum Base Currency Amount of €1,000,000 for the aggregate of the Euro Facility C Loan and the HUF Facility C Loan proposed to be drawn on the same Utilisation Date in accordance with clause 4.6.2 (Further Conditions to Utilisations);

(d)	a minimum of €1,000,000 for Facility D; and

(e)	in any event such that its Base Currency Amount is less than or equal to the Available Facility in relation to the relevant Facility.

5.3.3	The aggregate Base Currency Amount of all Loans shall not exceed the aggregate of the Total Commitments in respect of the Facilities.

5.4	Lenders’ participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Notification to the Lenders

Other than in respect of the first Utilisation, on the date falling 3 Business Days prior to a Utilisation Date, the relevant Agent shall notify each relevant Lender of the delivery of a Utilisation Request under clause 5.1 and of the date on which such Utilisation is to be made, the initial Interest Period for such Utilisation and the amount of such Lender’s participation in such Utilisation.

SECTION 4 : REPAYMENT, PREPAYMENT AND CANCELLATION

6	Repayment

6.1	Repayment of Facility A Loans and Facility B Loans

The Borrower shall repay to the Facility Agent or (in relation to the Facility B Loans) the HUF Agent, the Facility A Loans and the Facility B Loans so that on each date specified in column (1) below, the aggregate Facility A Loans and Facility B Loans outstanding at the end of the Availability Period shall have been repaid in the percentage thereof specified opposite the relevant date in column (2) below.

(1) Date	(2) Percentage
31 December 2004	1.75%
31 March 2005	1.75%
30 June 2005	1.75%
30 September 2005	2.00%
31 December 2005	2.00%
31 March 2006	2.50%
30 June 2006	2.50%
30 September 2006	3.00%
31 December 2006	3.00%
31 March 2007	3.50%
30 June 2007	3.50%
30 September 2007	3.50%
31 December 2007	3.50%
31 March 2008	4.00%
30 June 2008	4.00%
30 September 2008	4.00%
31 December 2008	4.25%
31 March 2009	4.50%
30 June 2009	4.50%
30 September 2009	4.50%
31 December 2009	4.50%
31 March 2010	5.00%
30 June 2010	5.00%
30 September 2010	5.00%
31 December 2010	5.50%
31 March 2011	5.50%
30 June 2011	5.50%
100.00%

The Borrower may not reborrow any part of Facility A or Facility B which is repaid.

6.2	Repayment of Facility C Loans and Facility D Loans

6.2.1	Subject to the proviso below, the Borrower shall repay to the Facility Agent or (in relation to the HUF Facility C Loans) the HUF Agent, each Facility C Loan and each Facility D Loan on the last day of its Interest Period in the currency in which it is denominated provided that, in respect of Facility C only, on 29 June and 30 December in each calendar year the Borrower shall repay to the Facility Agent each outstanding Facility C Loan.

6.2.2	The Borrower shall in any event repay each Facility C Loan and each Facility D Loan on or by the Termination Date.

7	Prepayment and cancellation

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

7.1.1	that Lender shall promptly notify the Facility Agent (copied to the HUF Agent, if such Lender is a Lender under Facility B or HUF Facility C) upon becoming aware of that event;

7.1.2	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

7.1.3	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Mandatory Prepayment - Excess Cashflow

Unless the Facility Agent (acting on the instructions of all of the Lenders) otherwise agrees and if the ratio of Total Debt to Twelve Month Consolidated EBITDA (calculated by reference to the Twelve Month Period ending on the immediately preceding Quarter Day) is more than 3:1 the Borrower shall apply, or procure the application of, an amount of Excess Cash Flow equal to the amount of any Permitted Payment made under paragraph (a)(ii)(A) of Permitted Payments in prepayment of each of the Loans in accordance with clause 7.5 and clause 7.9 (Order of Application).

7.3	Mandatory Prepayment - Acquisition Proceeds, Disposals and Insurance

7.3.1	Subject to clause 7.3.3 below, the Borrower shall prepay Loans in the amount of Acquisition Proceeds, Disposal Proceeds and Insurance Proceeds.

7.3.2	For the purposes of this clause 7.3:

“Acquisition Proceeds” means the proceeds of a claim, recovery or refund (a “Recovery Claim”) against the provider of any Due Diligence Report (in its capacity as a provider of that Due Diligence Report) except for Excluded Acquisition Proceeds, and after deducting:

(a)	any reasonable expenses which are incurred by any member of the Group to persons who are not members of the Group; and

(b)	any tax incurred and required to be paid by a member of the Group (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” means the Net Proceeds received by any member of the Group (including any amount received in repayment of intercompany debt) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds.

“Excluded Acquisition Proceeds” means any proceeds of a Recovery Claim which are applied:

(a)	to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group; or

(b)	in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed, damaged or impaired,

in each case as a result of the events of circumstances giving rise to that Recovery Claim, if those proceeds are applied, committed to be so applied or designated by the board of directors of the Borrower to be so applied, within 180 days of receipt of such proceeds.

“Excluded Disposal Proceeds” means the Net Proceeds received by any member of the Group (including any amount received in repayment of Intercompany debt) for any Disposal made by any member of the Group other than:

(a)	the application of cash in (i) the acquisition of assets or services in the ordinary course of business, not, in any such case, prohibited by the terms of this Agreement or any Security Document, (ii) the making of investments or capital expenditure permitted by clause 21.1.7 or (iii) the repayment of Permitted Borrowings and the servicing thereof provided that the same is not prohibited or otherwise restricted by the terms of this Agreement and/or the Intercreditor Deed;

(b)	any disposals approved by the Facility Agent (acting on the instructions of the Majority Lenders);

(c)	the disposal of any unnecessary or obsolete assets;

(d)	the disposal of any shares in any of Pécsi Hirközlési Rt., Székesfehérvári Hírközlési Kft or CableNet Rt.;

(e)	to the extent that such disposal is not, and will not lead to, any breach of law the disposal by V-holding of its shares in the Borrower to the Parent provided that such shares remain at all times charged and/or pledged to the Security Trustee pursuant to the Share Securities;

(f)	any disposals included within Permitted Intra-Group Transactions;

(g)	a disposal of trading assets made by any member of the Group in the ordinary course of trading of the disposing entity;

(h)	a disposal of any asset from an Obligor to a member of the Group which is not an Obligor provided that the aggregate value of all assets so transferred (net of the value of any assets transferred from a member of the Group which is not an Obligor to an Obligor) does not exceed Euro 1,000,000 (or its equivalent) in any financial year of the Borrower;

(i)	a disposal constituted by a licence of Intellectual Property unless to the extent the Net Proceeds are received by way of capital sum rather than periodic payment;

(j)	a disposal which is a lease or licence of real property in the ordinary course of business;

(k)	a disposal referred to in the Steps Paper or the Structure Memorandum;

(l)	a disposal arising as a result of any Permitted Encumbrance;

(m)	a disposal of receivables on a non-recourse basis where the net consideration receivable (when aggregated with the net consideration receivable for any other such disposal in the same financial year of the Group) does not exceed €3,000,000 (or its equivalent) in any financial year of the Group;

(n)	the sale or other disposal of defaulted accounts receivables in the ordinary course of business where such sale or disposal is not as part of an accounts receivables financing transaction and where such sale or disposal is on non-recourse terms to the Group;

(o)	a disposal of fixed assets where the proceeds of disposal are applied, committed to be so applied or designated by the Board of Directors of the Borrower to be so applied within 12 months of that disposal or committed to be used within 12 months of receipt to (i) purchase replacement fixed assets used or useful in the business of the Group or (ii) make a Permitted Investment (provided that, in the case of a commitment or designation, they are then so applied within 18 months of receipt of such proceeds);

(p)	any disposal of the real property situated at Szt István tér 1, Békéscsaba, Land Registry No. Bélterület 2 or the duct in Székesfehérvár and Pécs owned by the Borrower;

(q)	a disposal of assets (other than shares or businesses), in exchange for other assets reasonably comparable or superior as to type, value or quality;

(r)	a disposal of cash or Cash Equivalent Investments; or

(s)	disposals undertaken as part of any restructuring programme in the period up to 4 years after the HTCC Completion Date subject to an aggregate limit in such period of Euro 5,000,000 (or its equivalent).

“Excluded Insurance Proceeds” means any Net Proceeds of insurance claims:

(a)	which are third party liability, business interruption or similar claims;

(b)	which within 12 months (or such longer period as the Majority Lenders may agree) after receipt are applied, committed to be so applied or designated by the board of directors of the Company to be so applied to meet a third party claim or towards the replacement, reinstatement and/or repair of the assets in respect of which the relevant insurance claim was made (provided that, in the case of a commitment or designation, they are then so applied within 18 months of receipt of such proceeds);

(c)	not falling under the preceding paragraphs where the Net Proceeds from an individual insurance claim are an amount less than EUR 1,000,000 (or its equivalent); or

(d)	not falling under the preceding paragraphs that do not exceed, when aggregated with all other such Net Proceeds not falling under the preceding paragraphs, an amount of EUR 3,000,000 (or its equivalent) in any Financial Year of the Parent.

“Insurance Proceeds” means the Net Proceeds of any insurance claim received by any member of the Group except for Excluded Insurance Proceeds.

“Net Proceeds” means the cash proceeds (and if the recipient is not a wholly owned subsidiary of a member of the Group, the proceeds proportionate to the interest held by the Group in the recipient) of any disposal or insurance claim after deducting:

(a)	fees costs and expenses incurred by any member of the Group with respect to that disposal or claim to persons who are not members of the Group (including without limitation bonus payments to management of the disposed business);

(b)	any Tax incurred and required to be paid by, and any Tax which is or reserved for by, the seller or claimant in connection with that disposal or claim (as reasonably determined by the seller or claimant) or the transfer of the proceeds thereof intra-Group;

(c)	amounts retained to cover anticipated liabilities reasonably expected to arise in connection with the disposal; and

(d)	costs of closure, relocation, reorganisation and restructuring, and costs incurred preparing the asset for disposal.

7.3.3	The Borrower shall only be obliged to prepay Loans in an amount equal to 75% of the Net Proceeds arising out of any Disposal of assets which do not form part of the core business of the Group. The remaining Net Proceeds may (at the option of the Borrower) be applied in making a Permitted Payment under (and provided that it is in accordance with) paragraph (a) of the definition thereof.

7.4	Mandatory Prepayment - Change of Control

7.4.1	Upon a Change of Control (as defined below) or the sale of all or substantially all of the assets of the Group (whether in a single transaction or a series of related transactions), a Lender may cancel its Commitment and/or require prepayment of its share of the Loans.

7.4.2	For the purposes of this clause 7.4:

“Change of Control” means:

(a)	prior to a Primary Offering, TDC ceases, other than as a result of an Excluded Transfer, to own (directly or indirectly) more than 50 per cent. of the voting shares of HTCC;

(b)	following a Primary Offering, TDC ceases, other than as a result of an Excluded Transfer, to own (directly or indirectly) more than 30 per cent. of the voting shares of HTCC and any person or persons acting in concert owns a greater percentage of the voting shares of HTCC than TDC;

(c)	HTCC ceases to own (directly or indirectly) 100 per cent. of the issued share capital of the Parent;

(d)	the Parent ceases to own (directly or indirectly) 99.983 per cent. of the issued share capital of the Borrower; or

(e)	the occurrence of a change of control event under any high yield bond offering issued by the Parent, HTCC or any intermediate Holding Company then outstanding.

“Primary Offering” means a further public offering of the shares in HTCC.

“Excluded Transfer” means the transfer, by TDC, of all or any part of the voting shares of HTCC to any other telecommunications company which has a rating of at least BBB (Standard & Poor’s) or Baa2 (Moody’s), provided that prior to such transfer being completed such telecommunications company delivers to the Agent (on behalf of the Lenders) such KYC information as the Lenders may require.

7.4.3	The Parent and the Borrower must promptly notify the Facility Agent if it becomes aware of the occurrence of any Change of Control and the Facility Agent will promptly upon receipt of such notice notify the Lenders of the same.

7.5	Timing of prepayments

Each prepayment to be made under clauses 7.2 (Mandatory Prepayment - Excess Cashflow) and 7.3 (Mandatory Prepayment - Acquisition Proceeds, Disposal and Insurance) above shall:

7.5.1	be made on the last day of an Interest Period falling after the date on which the relevant prepayment is to fall, beginning with the first such date and continuing until the prepayment obligation under clauses 7.2 (Mandatory Prepayment - Excess Cashflow) or 7.3 (Mandatory Prepayment - Acquisition Proceeds, Disposal and Insurance) has been satisfied;

7.5.2	if on the last day of the Interest Period upon which an amount is to be applied in prepayment pursuant to clauses 7.2 (Mandatory Prepayment - Excess Cashflow) or 7.3 (Mandatory Prepayment - Acquisition Proceeds, Disposal and Insurance) of a Loan:

(a)	such amount is less than the amount of the Loans under the relevant Facility whose Interest Period ends on such date, the Parent may select against which Loan or Loans under such Facility the prepayment is to be made and the proportion of the relevant amount to be prepaid on each such Loan but shall ensure that the full amount required to be applied is so applied in prepayment;

(b)	such amount is equal to or greater than the amount of the Loans under the relevant Facility whose Interest Periods end on such date, the Parent and/or the Borrower shall prepay, or procure the prepayment of, each such Loan on such date.

7.6	Voluntary cancellation

7.6.1	The Borrower may, if it gives each Agent (effective only on actual receipt) not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum Base Currency Amount of €1,000,000) of Facilities C provided that Euro Facility C and HUF Facility C are reduced by an equal proportion. Any cancellation under this clause 7.6 shall reduce the Commitments of the Lenders rateably.

7.6.2	The Borrower may, if it gives each Agent (effective only on actual receipt) not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum Base Currency Amount of €1,000,000) of Facility D. Any cancellation under this clause 7.6.2 shall reduce the Commitments of the Lenders rateably.

7.7	Voluntary prepayment of Facility A Loans and Facility B Loans

7.7.1	The Borrower may, if it gives each Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Facility A Loan and Facility B Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Facility A Loan and Facility B Loan by a minimum amount of €2,000,000 respectively).

7.7.2	A Facility A Loan and a Facility B Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

7.7.3	The Borrower may only make the prepayments referred to in this clause 7.7 if at the time it makes any prepayment in connection with either Facility A or Facility B it shall prepay, or procure the payment of, a Loan or Loans (as the case may be) in whole or in part under the other Facility so as to ensure that the Loan outstanding under each of Facility A and Facility B is reduced by an equal proportion (after the payment in full of all amounts required to be paid in connection with such prepayments).

7.7.4	Any prepayment under this clause 7.7 shall satisfy the obligations under clause 6.1 (Repayment of Facility A and Facility B Loans) on a pro rata basis.

7.8	Voluntary Prepayment of Facility C Loans and Facility D Loans

7.8.1	The Borrower may, if it gives each Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Euro Facility C Loan and a HUF Facility C Loan (but if in part, being an amount that reduces the Base Currency Amount of the Euro Facility C Loan and HUF Facility C Loan (taken together) by a minimum amount of €1,000,000).

7.8.2	The Borrower may only make the prepayments referred to in clause 7.8.1 if at the time it makes the prepayment in connection with either Euro Facility C or HUF Facility C it shall prepay, or procure the payment of, a Loan or Loans (as the case may be) in whole or in part under the other Revolving C Facility so as to ensure that the Loan outstanding under each of Euro Facility C and HUF Facility C is reduced by an equal proportion (after the payment in full of all amounts required to be paid in connection with such prepayments).

7.8.3	The Borrower may, if it gives each Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Facility D Loan (but if in part, being an amount that reduces the Base Currency Amount of the Facility D Loan) by a minimum amount of €1,000,000).

7.8.4	The Borrower may only make the prepayments referred to in clauses 7.8.1 or 7.8.3 if at the time it makes any prepayment in respect of Facility C Loan(s) or Facility D Loan(s) it also makes a prepayment in respect of Facility D Loan(s) or Facility C Loan(s) (as applicable) so as to ensure that the same percentage of the outstanding principal amount of Facility C Loans and Facility D Loans is prepaid at that time.

7.9	Order of Application

Any amounts prepaid pursuant to 7.2 (Mandatory Prepayment - Excess Cashflow) and 7.3 (Mandatory Prepayment - Acquisition Proceeds, Disposal and Insurance) shall be applied:

7.9.1	in prepayment of first the Facility A Loans and the Facility B Loans pro rata (in such amounts to ensure that the Loans outstanding under each Facility are reduced in equal proportions) and in reducing the Repayment Instalments calculated pursuant to clause 6.1 (Repayment of Facility A Loans and Facility B Loans) in inverse chronological order as to 50 per cent. of the amount so prepaid and on a pro rata basis as to the remaining 50 per cent. so prepaid; and

7.9.2	in prepayment of second the Euro Facility C Loans, the HUF Facility C Loans and Facility D Loans pro rata (in such amounts to ensure that the Loans outstanding under each Facility are reduced by equal proportions).

7.10	Right of repayment and cancellation in relation to a single Lender

7.10.1	If:

(a)	any sum payable to any Lender by an Obligor is required to be increased under clause 12.2.3; or

(b)	any Lender claims indemnification from the Borrower under clause 12.3 (Tax indemnity) or clause 13.1 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

7.10.2	On receipt of a notice referred to in clause 7.10.1 above, the Commitment of that Lender shall immediately be reduced to zero.

7.10.3	On the last day of each Interest Period which ends after the Borrower has given notice under clause 7.10.1 above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

7.11	Restrictions

7.11.1	Any notice of cancellation or prepayment given by any Party under this clause 7 (Repayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.11.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.11.3	The Borrower may not reborrow any part of Facility A or Facility B which is prepaid.

7.11.4	Unless a contrary indication appears in this Agreement, any part of Facility C or Facility D which is prepaid may be reborrowed in accordance with the terms of this Agreement.

7.11.5	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.11.6	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.11.7	If either Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5:- COSTS OF UTILISATION

8	Interest

8.1	Calculation of interest

8.1.1	The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	subject to clause 8.1.2, in relation to any Loan in the Base Currency, EURIBOR or, in the case of any Loan in Forints, BUBOR; and

(c)	Mandatory Cost, if any.

The Borrower shall pay interest on each Facility A Loan, each Euro Facility C Loan and each Euro Facility D Loan to the Facility Agent and on each Facility B Loan and each HUF Facility C Loan to the HUF Agent.

8.1.2	EURIBOR and BUBOR in connection with the initial one week Facility A Loan and Facility B Loan shall be delivered on the Utilisation Date by reference to the reference banks rates as applied pursuant to paragraph (b) of such definitions.

8.2	Margin

The Margin in relation to any Loan shall (subject to the proviso below) be the rate set out in column (1) below which is set out opposite the applicable ratio of Senior Debt to Twelve Month Consolidated EBITDA set out in column (2) below as shown in the most recently delivered Quarterly Management Accounts of the Group delivered to the Facility Agent under this Agreement prior to the first day of the relevant Interest Period:

(1)	(2)
Rate (per cent. per annum)	Ratio of Senior Debt to Twelve Month Consolidated EBITDA
2.50	greater than or equal to 2.5:1

2.00	less than 2.5:1 but greater than or equal to 2.0:1

1.75	less than 2.0:1 but greater than or equal to 1.5:1

1.50	less than 1.5:1

provided that:

8.2.1	from the initial Utilisation Date until the date falling twelve months after the Margin in relation to any Interest Period during such twelve month period shall be a minimum of 2.25 per cent. per annum;

8.2.2	if on the first day of the relevant Interest Period the Borrower has failed to deliver any relevant financial statements then due under this Agreement within the time period for the Borrower so to deliver such financial statements, then the Margin for such Interest Period shall be the Margin which applied immediately before the first day of such Interest Period provided that, to the extent that the relevant financial statements when delivered reflect a rate for the relevant time period one level (as set out in the table contained in clause 8.2 (Margin)) above the Margin which was otherwise imposed under this clause 8.2.2, the higher margin shall apply for the remaining Interest Period and the Borrower shall pay to the Agents a sum equal to the additional margin which should have been paid had the Borrower delivered the financial statements within the required time period;

8.2.3	in respect of any Interest Period commencing during any period of six consecutive months notwithstanding the ratio of Senior Debt to Twelve Month Consolidated EBITDA on the first day of the relevant Interest Period the Margin for such Interest Period shall not be more than one level (as set out in the table contained in clause 8.2 (Margin)) below the lowest Margin in force for Interest Periods outstanding on the first day of such period.

For the purpose of this clause 8.2, “Senior Debt” shall exclude Indebtedness incurred under paragraph (ix) of the definition of Borrowed Money.

8.3	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

8.4	Default interest

8.4.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.4.2 below, is one per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this clause 8.4 shall be immediately payable by the Obligor on demand by the Facility Agent.

8.4.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

8.4.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.5	Notification of rates of interest

The Facility Agent or (as the case may be) the HUF Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9	Interest Periods

9.1	Selection of Interest Periods

9.1.1	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

9.1.2	Each Selection Notice for a Facility A Loan is irrevocable and must be delivered to the Facility Agent by the Borrower not later than the Specified Time.

9.1.3	Each Selection Notice for a Facility B Loan is irrevocable and must be delivered to the HUF Agent by the Borrower not later than the Specified Time.

9.1.4	If the Borrower fails to deliver a Selection Notice to the HUF Agent or (as the case may be) the Facility Agent in accordance with clauses 9.1.2 and 9.1.3 above, the relevant Interest Period will, subject to clause 9.2 (Changes to Interest Periods), be three Months.

9.1.5	Subject to this clause 9, the Borrower may select an Interest Period of one, three or six Months or any other period agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders). In addition the Borrower may select an Interest Period of (in relation to Facility A and Facility B) a period of less than one Month, if necessary to ensure that there are sufficient Facility A Loans or (as the case may be) Facility B Loans which have an Interest Period ending on a relevant Facility A or (as the case may) Facility B Repayment Date for the Borrower to make the Repayment Instalment due on that date.

9.1.6	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

9.1.7	Each Interest Period for a Facility A Loan and/or a Facility B Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.1.8	Each Facility C Loan and each Facility D Loan has one Interest Period only.

9.1.9	The Interest Period for the initial Facility A Loan and the initial Facility B Loan shall be one week.

9.2	Changes to Interest Periods

9.2.1	Prior to determining the interest rate for a Facility A Loan and/or Facility B Loan, the Facility Agent may shorten an Interest Period for any Facility A Loan and the HUF Agent may shorten an Interest Period for any Facility B Loan, in each case, to ensure there are sufficient Facility A Loans or (as the case may be) Facility B Loans which have an Interest Period ending on a relevant Repayment Date for the Borrower to make the Repayment Instalment due on that date.

9.2.2	If the Facility Agent or (as the case may be) the HUF Agent makes any of the changes to an Interest Period referred to in this clause 9.2, it shall promptly notify the Borrower and the Lenders.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.4	Consolidation and division of Facility A Loans and Facility B Loans

9.4.1	Subject to clause 9.4.2 below, if two or more Interest Periods:

(a)	relate to Facility A Loans or (as the case may be) Facility B Loans; and

(b)	end on the same date,

those Facility A Loans or (as the case may be) Facility B Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan or (as the case may be) Facility B Loan on the last day of the Interest Period.

9.4.2	Subject to clause 4.5 (Maximum number of Loans) and clause 5.3 (Currency and amount), if the Borrower requests in a Selection Notice that a Facility A Loan be divided into two or more Facility A Loans or (as the case may be), Facility B Loans, that Facility A Loan or (as the case may be) Facility B Loan will, on the last day of its Interest Period, be so divided.

10	Changes to the calculation of interest

10.1	Absence of quotations

Subject to clause 10.2 (Market disruption), if EURIBOR or BUBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable BUBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

10.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the Facility Agent or the HUF Agent as applicable shall promptly notify the Borrower and the Lenders of such event and the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin;

(b)	the rate notified to the Facility Agent or, in the case of Facility B Loans and HUF Facility C Loans, the HUF Agent, by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that affected Lender of funding its participation in that Loan from whatever source it may reasonably select, such notification to be copied by the Facility Agent or HUF Agent as applicable to the Borrower as soon as practicable after receipt of such notification by the Facility Agent or the HUF Agent as applicable for the relevant Lender; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

10.2.2	In this Agreement “Market Disruption Event” means:

(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent or, in the case of Facility B Loans and HUF Facility C Loans, the HUF Agent to determine EURIBOR or BUBOR for the relevant currency and Interest Period; or

(b)	before close of business in Paris on the Quotation Day for the relevant Interest Period, in the case of a Facility A Loan, a Euro Facility C Loan or a Euro Facility D Loan, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Facility A Loan, Euro Facility C Loan or a Euro Facility D Loan exceed one third of that Loan) and, in the case of a Facility B Loan or a HUF Facility C Loan, the HUF Agent receives notifications from a Lender or Lenders (whose participations in a Facility B Loan or a HUF Facility C Loan exceed one third of that Loan), in each case, that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR or, if applicable, BUBOR.

10.3	Alternative basis of interest or funding

10.3.1	If a Market Disruption Event occurs and the Facility Agent or, in the case of Facility B Loans and HUF Facility C Loans, the HUF Agent, or, in any case, the Borrower so requires, the Facility Agent or (as the case may be) the HUF Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.2	Any alternative basis agreed pursuant to clause 10.3.1 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs

10.4.1	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

10.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

11.1	Commitment fee

11.1.1	The Borrower shall pay to the Facility Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:

(a)	0.75 per cent. per annum on that Lender’s Available Commitment under Facility A for the Availability Period applicable to Facility A;

(b)	0.75 per cent. per annum on that Lender’s Available Commitment under Facility B for the Availability Period applicable to Facility B;

(c)	0.75 per cent. per annum on that Lender’s Available Commitment under Facility C for the Availability Period applicable to Facility C; and

(d)	0.75 per cent. per annum on that Lender’s Available Commitment under Facility D for the Availability Period applicable to Facility D.

11.1.2	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Borrower shall pay to each of the Facility Agent (for its own account) and the HUF Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.4	Security Trustee fee

The Borrower shall pay to the Security Trustee (for its own account) a security trustee fee in the amount and at the times agreed in a Fee Letter.

SECTION 6 - ADDITIONAL PAYMENT OBLIGATIONS

12	Tax gross-up and indemnities

12.1	Definitions

12.1.1	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means in respect of any Obligor:

(a)	a Lender which is:

(i)	entitled to receive interest without any withholding or deduction under the applicable laws; or

(ii)	a Treaty Lender; and

(b)	in respect of any advance to any other person, any Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under clause 12.2 (Tax gross-up) or a payment under clause 12.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	does not carry on a business in a state where the relevant Obligor is resident through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the state where the relevant Obligor is resident which makes provision for full exemption from tax imposed by the country of residence of such Obligor on interest (subject to the completion of any necessary procedural formalities).

12.1.2	Unless a contrary indication appears, in this clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

12.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower and the relevant Obligor.

12.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4	An Obligor is not required to make an increased payment to a Lender under clause 12.2.3 above for a Tax Deduction in respect of tax imposed by Hungary or Austria from a payment of interest on a Loan if on the date on which the payment falls due:

(a)	the payment could have been made to the relevant Lender without a Tax Deduction if such Lender was a Qualifying Lender, but on that date such Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date such Lender became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority.

(b)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause 12.2.7 below.

12.2.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.6	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2.7	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax indemnity

12.3.1	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2	Clause 12.3.1 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income, net revenue, profits or gains (whichever term or analogous term is relevant to a Finance Party in the jurisdiction where such Finance Party is liable to Tax) received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under clause 12.2 (Tax gross-up); or

(ii)	would have been compensated for by an increased payment under clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in clause 12.2.4 applied.

12.3.3	A Protected Party making, or intending to make a claim under clause 12.3.1 above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

12.3.4	A Protected Party shall, on receiving a payment from an Obligor under this clause 12.3, promptly notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

12.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

12.4.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp Tax

12.5.1	Subject to clause 12.5.2 below, the Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Tax payable in respect of any Finance Document.

12.5.2	The Parties agree that no original or certified copy of this Agreement or any Finance Document shall be brought into the Republic of Austria. Furthermore, the Parties hereto agree that (i) no Party shall print out any e-mail communication which refers to any Finance Document in Austria or (ii) send any e-mail communication carrying an electronic or digital signature which refers to any Finance Document to an Austrian addressee. Nothing in this Clause shall, however, prevent a Finance Party from bringing an original or a certified copy or any document constituting substitute documentation (Ersatzbeurkundung, rechtsbezeugende Beurkundung oder Bezugnahme auf eine Schrift) of this Agreement or any Finance Document into the Republic of Austria if this is in connection with the enforcement of or the preservation of any rights, powers and remedies under any Finance Document or any proceedings instituted by or against a Finance Party in connection therewith. In this respect each Party agrees not to contest the validity of an uncertified copy of the Finance Document in any proceedings relating to a dispute before any court, arbitral body or governmental authority in the Republic of Austria (“Proceedings”) unless any such uncertified copy actually introduced into evidence in any Proceeding does not accurately reflect the content of such original.

12.6	Value added tax

12.6.1	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

12.6.2	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

13	Increased Costs

13.1	Increased Costs

13.1.1	Subject to clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (b) compliance with any law or regulation made after the date of this Agreement.

13.1.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

13.2.1	A Finance Party intending to make a claim pursuant to clause 13.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

13.2.2	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

13.3.1	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by clause 12.3 (Tax indemnity) (or would have been compensated for under clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.3.2 applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

13.3.2	In this clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in clause 12.1 (Definitions).

14	Other indemnities

14.1	Currency indemnity

14.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against that Obligor;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

14.2.1	the occurrence of any Event of Default;

14.2.2	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising (i) as a result of clause 28 (Sharing among the Finance Parties/Enforcement) and (ii) as a result of a repayment otherwise than on the last day of an Interest Period;

14.2.3	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

14.2.4	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Agent

The Borrower shall promptly indemnify each Agent against any cost, loss or liability incurred by such Agent (acting reasonably) as a result of:

14.3.1	investigating any event which it reasonably believes is a Default; or

14.3.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15	Mitigation by the Lenders

15.1	Mitigation

15.1.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities), clause 13 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.1.2	Clause 15.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

15.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

15.2.2	A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	Costs and expenses

16.1	Transaction expenses

The Borrower shall promptly on demand pay the Agents, the Security Trustee and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

16.1.1	this Agreement and any other documents referred to in this Agreement (other than those relating solely to the HY Offering); and

16.1.2	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to clause 29.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7 - GUARANTEE

17	Guarantee

17.1	Covenant to pay

In consideration of the Lenders making or continuing to make Loans to the Borrower pursuant to this Agreement each of the Guarantors irrevocably and unconditionally jointly and severally as if it was the principal obligor:

17.1.1	guarantee on first demand to each Finance Party the due performance by each member of the Group of all of its respective obligations under or pursuant to the Finance Documents; and

17.1.2	guarantee to each Finance Party that whenever any moneys now or hereafter due, owing or incurred by any member of the Group under or pursuant to the Finance Documents are not paid when due forthwith on demand by the Facility Agent to pay such moneys to the Facility Agent.

17.2	Guarantor as principal debtor; indemnity

As a separate and independent stipulation the Guarantors jointly and severally agree that if any purported obligation or liability of any member of the Group which would have been the subject of this Guarantee had it been valid and enforceable is not or ceases to be valid or enforceable against such member of the Group on any ground whatsoever whether or not known to the Finance Parties or any of them (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of such member of the Group or any legal or other limitation, or any disability or Incapacity of any change in the constitution of such member of the Group) the Guarantors shall nevertheless be jointly and severally liable in respect of that purported obligation or liability as if the same were fully valid and enforceable and such Guarantor was the principal debtor in respect thereof. The Guarantors hereby irrevocably and unconditionally jointly and severally agree on demand to indemnify and keep indemnified the Finance Parties against any loss or liability arising from any failure of the Borrower to perform or discharge any such purported obligation or liability or from any invalidity or unenforceability of any of the same against any member of the Group.

17.3	No security taken by guarantor

The Guarantors hereby jointly and severally warrant that they have not taken or received, and each Guarantor undertakes that until their respective Guaranteed Liabilities have been paid or discharged in full, it will not take or receive, the benefit of any right of contribution or guarantee or the benefit of any security from any member of the Group or any other person in respect of its obligations under this Guarantee.

17.4	Interest

Each Guarantor agrees to pay interest on each amount demanded of it under this Guarantee from the date of such demand until payment (as well after as before judgment) at the rate specified in clause 8.4 (Default interest). Such interest shall be compounded at the end of each period determined for this purpose by the Facility Agent in the event of it not being paid when demanded but without prejudice to the right of each Finance Party to require payment of such interest.

17.5	Continuing security and other matters

This Guarantee shall:

17.5.1	extend to the ultimate balance from time to time owing to the Lenders and/or the Agents and/or the Arranger and/or the Security Trustee by, the members of the Group and shall be a continuing guarantee, notwithstanding any settlement of account or other matter whatsoever;

17.5.2	be in addition to any present or future Collateral Instrument, right or remedy held by or available to any Finance Party; and

17.5.3	not be in any way prejudiced or affected by the existence of any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Finance Parties or any of them dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with any other person liable under the Finance Documents.

17.6	New accounts

If this Guarantee ceases to be continuing for any reason whatsoever each Lender may nevertheless continue any account of any member of the Ultimate Parent Group or open one or more new accounts and the liability of each Guarantor under this Guarantee shall not in any manner be reduced or affected by any subsequent transactions or receipts or payments into or out of any such account.

17.7	Liability unconditional

The liability of each Guarantor shall not be affected nor shall this Guarantee be discharged or reduced by reason of:

17.7.1	the Incapacity or any change in the name, style or constitution of any member of the Group or any other person liable under the Finance Documents; or

17.7.2	any of the Finance Parties granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of any member of the Ultimate Parent Group or any other person liable under the Finance Documents or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any member of the Ultimate Parent Group or any other person liable under the Finance Documents; or

17.7.3	any act or omission which would not have discharged or affected the liability of such Guarantor had it been a principal debtor instead of a guarantor or by anything done or omitted which but for this provision might operate to exonerate such Guarantor; or

17.7.4	any amendment (however fundamental) or replacement of a Finance Document or any other document or security; or

17.7.5	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security.

17.8	Collateral Instruments

None of the Finance Parties shall be obliged to make any claim or demand on any member of the Ultimate Parent Group or to resort to any Collateral Instrument or other means of payment now or hereafter held by or available to them or it before enforcing this Guarantee and no action taken or omitted by any of the Finance Parties in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of any Guarantor under this Guarantee nor shall any of the Finance Parties be obliged to apply any money or other property received or recovered in consequence of any enforcement or realisation of any such Collateral Instrument or other means of payment in reduction of the respective Guaranteed Liabilities.

17.9	Waiver of guarantor’s rights

Until all the Guaranteed Liabilities have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) each Guarantor agrees that, without the prior written consent of the Facility Agent, it will not:

17.9.1	exercise its rights of subrogation, reimbursement and indemnity against any member of the Ultimate Parent Group or any other person liable under the Finance Documents; or

17.9.2	demand or accept any security or guarantee to be executed in respect of any of its obligations under this Guarantee or any other Indebtedness now or hereafter due to any Guarantor from any member of the Ultimate Parent Group or from any other person liable under the Finance Documents; or

17.9.3	take any step or enforce any right against any member of the Ultimate Parent Group or any other person liable in respect of any of the Guaranteed Liabilities; or

17.9.4	exercise any right of set-off or counterclaim against any member of the Ultimate Parent Group or any other person liable under the Finance Documents or claim or prove or vote a creditor in competition with the Finance Parties or any of them in the liquidation, administration or other insolvency proceeding of any member of the Ultimate Parent Group or any other person liable under the Finance Documents or have the benefit of, or share in, any payment from or composition with any member of the Ultimate Parent Group or any other person liable under the Finance Documents or any other Collateral Instrument now or hereafter held by the Arranger, the Agents, the Security Trustee or any of the Lenders for any Guaranteed Liabilities or for the obligations or liabilities of any other person liable under the Finance Documents but so that, if so directed by the Facility Agent, it will prove for the whole or any part of its claim in the liquidation of any member of the Ultimate Parent Group on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Finance Parties and applied in or towards discharge of the Guaranteed Liabilities in such manner as the Facility Agent shall deem appropriate.

17.10	Suspense accounts

Any money received in connection with this Guarantee (whether before or after any Incapacity of any member of the Group) may be placed to the credit of a suspense account (bearing a market rate of interest which interest will be for the account of the Borrower if upon demand having been made upon any Guarantor under this Guarantee they shall have paid an amount equal to the sum demanded and will otherwise be applied at the same time as such money in or towards satisfaction of the Guaranteed Liabilities as set out below) with a view to preserving the rights of the Finance Parties to prove for the whole of their respective claims against any member of the Group or any other person liable under the Finance Documents or may be applied in or towards satisfaction of the Guaranteed Liabilities as the Facility Agent may from time to time conclusively determine in its absolute discretion.

17.11	Settlements conditional

Any release, discharge or settlement between any Guarantor and the Finance Parties or any of them shall be conditional upon no security, disposition or payment to the Finance Parties or any of them by any member of the Ultimate Parent Group or any other person liable under the Finance Documents being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Finance Parties shall be entitled to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

17.12	Guarantor to deliver up certain property

If, contrary to clauses 17.3 (No security taken by guarantor) or 17.9 (Waiver of guarantor’s rights) or any Guarantor takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Finance Parties and the Lenders and shall be delivered to the Facility Agent on demand.

17.13	Retention of this guarantee

The Finance Parties shall be entitled to retain this Guarantee until the irrevocable and unconditional payment or discharge of all the Guaranteed Liabilities. If the Facility Agent reasonably considers (on the basis of legal advice) that any of the Guaranteed Liabilities paid or discharged are capable of being avoided or otherwise set aside on the liquidation, administration, examinership or bankruptcy of any member of the Group or otherwise, then such amount shall not be considered to have been irrevocably paid for the purposes of this clause 17.13.

17.14	Changes in constitution or reorganisations of Finance Parties

For the avoidance of doubt and without prejudice to the provisions of clauses 26 (Role of the Agent, the Security Trustee and the Arranger) and 35 (Amendments and Waivers), this Guarantee shall remain binding on the Guarantors notwithstanding any change in the constitution of the Finance Parties or any of them or their or its absorption in, or amalgamation with, or the acquisition of all or part of their or its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Guarantee shall remain valid and effective in all respects in favour of any successor in title of the Lenders, the Arranger, the Agents, the Security Trustee, any Substitute and any successor Agent appointed pursuant to clause 26.11 (Resignation of the Agents) or any successor Security Trustee appointed pursuant to the Intercreditor Deed in the same manner as if such successor in title, New Lender or successor Agent or successor Security Trustee had been named in this guarantee as a party instead of, or in addition to, the relevant Lender, the Arranger, the Agent or the Security Trustee, as the case may be.

17.15	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

17.15.1	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

17.15.2	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.15.3	Provided that this clause 17.15 shall not apply to the extent there is a continuing Event of Default or to the extent that a claim has already been made against the Retiring Guarantor.

17.16	Finance Parties

For the purpose of this clause 17 only, (i) Finance Parties shall include the Hedge Counterparties (as such term is defined in the Intercreditor Deed.) and (ii) Finance Documents shall include Hedge Agreements (as such term is defined in the Intercreditor Deed).

17.17	Guarantee Limitations of Austrian Guarantors

17.17.1	None of the obligations of any Austrian Guarantor as Guarantor pursuant to this Agreement shall be construed to create any obligation on an Austrian Guarantor to act in violation of mandatory Austrian Capital Maintenance Rules (Kapitalerhaltungsvorschriften) (including any applicable rules on financial assistance) pursuant to Austrian company law (“Austrian Capital Maintenance Rules”), including without limitation Section 82 of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung) and Section 52 of the Austrian Act on Stock Corporations (Aktiengesetz), and all obligations of each Austrian Guarantor under this Agreement shall be limited in accordance with Austrian Capital Maintenance Rules. In the event that any obligation of an Austrian Guarantor under this Agreement infringes or contradicts Austrian Capital Maintenance Rules and is therefore held invalid or unenforceable, such obligation shall be deemed to be replaced by an obligation of a similar nature which is in compliance with Austrian Capital Maintenance Rules and which provides the best possible security interest in favour of the Finance Parties and, if required by Austrian Capital Maintenance Rules, the amount payable by such Austrian Guarantor under this Agreement shall be reduced to such amount which is permitted pursuant to Austrian Capital Maintenance Rules. For the avoidance of doubt, it is noted that the Austrian Capital Maintenance Rules do not prevent or restrain an Austrian Guarantor from guaranteeing or providing security for the obligations of its direct or indirect subsidiaries.

17.17.2	Notwithstanding any term or provision of this clause 17 (Guarantee) or any other term or provision in this Agreement or any other Finance Document, any guarantee or indemnity given by an Austrian Guarantor is meant as and is to be interpreted as an abstract guarantee agreement (abstrakter Garantievertrag) and not as surety (Bürgschaft) or joint obligation as a borrower (Mitschuldnerschaft) and the Austrian Guarantor undertakes to pay the amounts due under or pursuant to this guarantee unconditionally, irrevocably, upon first demand and without raising any defences (unbedingt, unwiderruflich, auf erste Anforderung und unter Verzicht auf alle Einwendungen).

17.17.3	Each Austrian Guarantor agrees that the benefit of this guarantee shall be transferred and shall remain in full legal effect when an Existing Lender (as defined in clause 24 (Changes to the Lenders) seeks to transfer all or any of its rights and obligations under the Finance Documents by assignment or by novation to a New Lender pursuant to clause 24 (Changes to the Lenders).

SECTION 8 - REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18	Representations and Warranties

18.1	Repeated representations and warranties

Each Obligor makes the representations and warranties set out in this clause 18.1 in respect of itself and, in the case of the Parent and the Borrower, any of its Subsidiaries, to each of the Finance Parties on the date of the Second Supplemental Agreement (in the case of the Borrower, the Parent, Euroweb Romania and the HTCC Operating Company) and the date it accedes to this Agreement (in the case of each Additional Guarantor).

18.1.1	Due incorporation

All Obligors and the members of the Group are duly incorporated and validly existing under the laws of the country of their incorporation as a limited liability company or a company with liability limited by shares (or as an entity with limited liability) and have power to carry on their respective business as they are now being and hereafter proposed to be conducted and to own their respective property and other assets.

18.1.2	Power to borrow/guarantee

Each Obligor has all requisite power to execute, deliver and perform its respective obligations under the Finance Documents to which it is a party and, in the case of the Borrower, to borrow the relevant Commitments; all necessary corporate, shareholder or other action has been taken by the Obligors to authorise the execution, delivery and performance of the same; no limitation on the powers of the Borrower to borrow or the Guarantors to give guarantees will be exceeded as a result of borrowings under this Agreement or as a result of the giving of the Guarantees.

18.1.3	Binding obligations

Each of the Finance Documents to which it is a party constitutes valid and legally binding obligations of each Obligor enforceable in accordance with its terms subject to the qualifications contained in the legal opinions referred to in part A of Schedule 2 (Conditions precedent) of this Agreement.

18.1.4	No conflict with other obligations

Other than, in the case of performance under, or compliance with, the Finance Documents, for any contravention or conflict arising due to the fact that sufficient funds may not be available to satisfy any mandatory redemption or repayment obligations arising under the HY Offering Documents, the FRN Offering Documents, the Subordinated Bridge Documents or the Subordinated Bridge Refinancing Offering Documents, the execution and delivery of, the performance of its respective obligations under, and compliance with the provisions of, the Finance Documents to which it is a party will not (i) contravene or conflict with the HY Offering Documents, the FRN Offering Documents, the Subordinated Bridge Documents or the Subordinated Bridge Refinancing Offering Documents, (ii) contravene in any material respect any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which such Obligor is subject, (iii) contravene or conflict with any provision of the constitutive documents of such Obligor, (iv) breach in any material respect any term of the Licences or the Necessary Authorisations, (v) conflict with in any material respect, or result in any material breach of any of the terms of, or constitute a material default under any agreement to which any Obligor is a party or is subject or by which it or any of its property is bound or (vi) result in the creation or imposition of, or oblige any Obligor to create, any Encumbrance (other than those created by the Security Documents) on any member of the Group or any of their respective undertakings, assets, rights or revenues.

18.1.5	No litigation

No litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of any Obligor, threatened against any member of the Group which (if adversely determined) would or is reasonably likely to have a Material Adverse Effect.

18.1.6	Financial statements

(a)	The audited financial statements of the Borrower, the audited consolidated financial statements of the Group and the audited consolidated financial statements of the HTCC Group in respect of the financial year ended 31 December 2007 as delivered or to be delivered to the Facility Agent have been prepared, in the case of the financial statements of the Borrower and the Group, in accordance with IFRS and, in the case of the consolidated financial statements of the HTCC Group, in accordance with US GAAP, which principles have been consistently applied and present fairly and accurately the financial position of each such entity and the Group (or, as the case may be, the HTCC Group) as at such date and the results of the operations of each such entity and the Group (or, as the case may be, the HTCC Group) respectively for the financial year ended on such date and, as at such date, no member of the Group or the HTCC Group had any significant liabilities (contingent or otherwise) nor any significant unrealised or anticipated losses, which, in any such case, are not disclosed by, or reserved against in, such financial statements.

(b)	The unaudited Quarterly Management Accounts for the HTCC Group dated 31 December 2007 as delivered or to be delivered to the Facility Agent have been prepared in accordance with US GAAP which principles have been consistently applied and present fairly and accurately the results of the operations of the HTCC Group for the relevant period.

18.1.7	No filing required

Save for the filings, registrations and notarisations referred to in the legal opinions referred to in Schedule 2 (Conditions precedent) of the Second Supplemental Agreement, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Finance Documents that any of them or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of the Finance Documents and each of the Finance Documents is in proper form for its enforcement in the courts of any Relevant Jurisdiction.

18.1.8	Legal and beneficial owners

The Obligors are the legal and, if applicable, beneficial owners of and have good and marketable title to all their respective properties and other material assets free from any Encumbrances other than Permitted Encumbrances.

18.1.9	No material adverse change

There has been no adverse change in the financial position of the Group from that set forth in the financial statements referred to in clause 18.1.6(a) and the management accounts referred to in clause 18.1.6(b) and there has been no adverse change in the operations or business prospects of the Group from that set forth in such financial statements or management accounts which, in either case, would or is reasonably likely to have a Material Adverse Effect.

18.1.10	Compliance with Environmental Laws and Licences

Each member of the Group:

(a)	so far as the relevant member of the Group is aware (after due enquiry) complies and has at all times complied with all Environmental Laws and Environmental Licences and all other laws, regulations and judgments (other than Telecommunications Laws) the breach of which would or is reasonably likely to have a Material Adverse Effect; and

(b)	has obtained and maintains in full force and effect all Material Environmental Licences necessary for its business, and (so far as the relevant member of the Group is aware (after due enquiry)) there are no facts or circumstances which are reasonably likely to result in any such Environmental Licences being revoked, suspended, amended, varied, withdrawn or not renewed where such revocation, suspension, amendment, variation, withdrawal or non-renewal, would or is reasonably likely to have a Material Adverse Effect.

18.1.11	Environmental Claim

(i) No Environmental Claim is pending or has been made or threatened against any member of the Group or any of their respective officers or any occupier of any property owned or leased by any member of the Group which would or is reasonably likely to have a Material Adverse Effect and (ii) no member of the Group is aware (after due enquiry) that it or, in the case of the Parent, any of its Subsidiaries has or is likely to have any liability in relation to Environmental Matters which would or is reasonably likely to have a Material Adverse Effect;

18.1.12	Intellectual Property Rights

(a)	The Intellectual Property Rights owned by each member of the Material Group are free from any Encumbrance (other than Permitted Encumbrances) and are free from any other rights or interests in favour of third parties;

(b)	The Intellectual Property Rights licensed to each member of the Material Group are free from any Encumbrance (other than Permitted Encumbrances) and are free from any other rights or interests in favour of third parties which Encumbrances and rights or interests have been created by the Group;

(c)	The Intellectual Property Rights owned by or licensed to each member of the Material Group are all the Intellectual Property Rights required by them in order to carry on, maintain and operate in all material respects their respective businesses, properties and assets and so far as it is aware (after due enquiry) no member of the Group in carrying on its business infringes any Intellectual Property Rights of any third party any of which would or is reasonably likely to have a Material Adverse Effect; and

(d)	No Intellectual Property Rights owned by any member of the Material Group are being infringed, nor so far as the relevant member of the Group is aware (after due enquiry internally within the Group) is there any threatened infringement of any such Intellectual Property Rights in either case, which would or is reasonably likely to have a Material Adverse Effect.

18.1.13	Shares

All shares issued by each member of the Group have been validly issued (in the case of Hungarian incorporated entities) or allotted (in the case of Dutch incorporated entities).

18.1.14	Agreed Base Case Model

The pro forma consolidated financial projections for the financial years ending 2008 to 2017 inclusive for the HTCC Group and the operating statistics projections for such financial years as reflected in the Agreed Base Case Model have been prepared based upon historical financial information and upon the assumptions set forth therein, which assumptions in the opinion of the directors of HTCC were reasonable both when made and are reasonable on the date of the Second Supplemental Agreement.

18.2	Further representations and warranties

Each Obligor makes the further representations and warranties in respect of itself and, in the case of the Parent and the Borrower, any of its Subsidiaries, to each of the Finance Parties at the date of the Supplemental Agreement.

18.2.1	Licences and Necessary Authorisations

The Licences are in full force and effect and each member of the Group is in compliance in all material respects with all provisions thereof. Each member of the Group has secured all material Necessary Authorisations, all such material Necessary Authorisations are in full force and effect and each member of the Group is in compliance in all material respects with all provisions thereof. To the best of the knowledge of each member of the Group neither the Licences nor any of the material Necessary Authorisations are the subject of any pending or threatened attack or revocation.

18.2.2	Consents obtained

Every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts (other than the Licences and the Necessary Authorisations) required by the Borrower to authorise, or required by each Obligor in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Finance Documents to which it is a party or the performance by each Obligor of its respective obligations under the same has been obtained or made and is in full force and effect and there has been no material default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same.

18.2.3	Contractual commitments

No dividends (in cash or specie) of either the Parent or the Borrower or any other rights or benefits have been declared, made or paid by the Parent or the Borrower after the date of this Agreement other than Permitted Payments and no member of the Group has outstanding any contractual commitments of a material nature (other than (i) the Principal Agreements, (ii) for the purpose of carrying out the Telecoms Business or (iii) contractual commitments arising pursuant to or constituting Permitted Borrowings, Permitted Disposals, Permitted Guarantees, Permitted Intra-Group Transactions, Permitted Investments or Permitted Encumbrances).

18.2.4	Telecommunications Laws

Each member of the Group is in compliance in all respects with all Telecommunications Laws where non-compliance would or is reasonably likely to have a Material Adverse Effect.

18.2.5	No Default

No Default has occurred and is continuing.

18.2.6	Choice of law

The choice by each Obligor of Austrian, Dutch, English, Romanian, Turkish or Hungarian law to govern such of the Finance Documents to which it is a party as are expressed to be governed by Austrian, Dutch, English, Romanian, Turkish or (as the case may be) Hungarian law and the submission by the Borrower in such documents to the non-exclusive jurisdiction of the Austrian, Dutch, English, Romanian, Turkish or (as the case may be) Hungarian courts are valid and binding subject to the qualifications contained in the legal opinions referred to in Schedule 2 (Conditions precedent) of this Agreement or Schedule 2 (Conditions precedent) of the Supplemental Agreement which relate to the same.

18.2.7	No Withholding Tax

Under the law and practice at the date of the Second Supplemental Agreement and the Memorex Effective Date (in the case of the Parent, the Borrower, the HTCC Operating Company and Euroweb Romania) or the date it accedes to this Agreement (in the case of each Additional Guarantor) no Obligor is required to make any withholding or deduction for or on the account of Tax from any payment to be made to or for the account of any Finance Party by any Obligor under this Agreement or any Security Document to which the Obligor is a party or are imposed on or by virtue of the execution or delivery by any Obligor of the Supplemental Agreement or any Security Document to which it is a party or any document or instrument to be executed or delivered under the Supplemental Agreement or any such Security Document.

18.2.8	Group Structure Chart

The group structure chart set out in Schedule 13 (Group structure chart) will, following completion of step 4 of the Structure Memorandum, be true, complete and accurate and represent a complete list of all such companies and an accurate ownership structure as at date of the completion of such step 4.

18.2.9	Information Package

(a)	As at the date of each such Due Diligence Report, disclosure of all material facts and circumstances relating to the business and affairs of the Group known to the Borrower and reasonably believed by it to be relevant in the context of the scope of work agreed for the preparation of such Due Diligence Report was provided to the producers of such Due Diligence Report.

(b)	As at the date of each relevant part of the Information Package, to the best of the Borrower’s knowledge and belief after due enquiry the facts stated in the Information Package were true and accurate in all material respects and not misleading in any material respect.

(c)	There are no other facts not contained in the Information Package which would be reasonably likely to render any fact stated in the Information Package untrue or misleading in any material respect and nothing has occurred since the respective dates of the documents comprising the Information Package which would be reasonably likely to render any fact stated in the Information Package untrue or misleading in any material respect.

(d)	All forecasts, projections and estimates contained or referred to in the Agreed Base Case Model were arrived at after due and careful consideration, were based on fair and reasonable assumptions, have been prepared in accordance with the accounting policies previously adopted by the Group and reflect opinions honestly held by the Borrower. To the best of the Borrower’s knowledge and belief having made all reasonable enquiries, nothing has occurred since the date of the Agreed Base Case Model which could reasonably be expected to render any material forecast, projection or estimate in them untrue or misleading in any material respect.

18.2.10	Copies of documents to be true and accurate

(a)	The copies of the Transaction Documents and the Subordinated Bridge Documents are true, complete and accurate in all respects and have not been amended, varied or supplemented in any way.

(b)	No other agreements or arrangements exist between any of the parties to the Transaction Documents or the Subordinated Bridge Documents and such other documents which are not expressly referred to in them and which would materially affect the transactions or arrangements contemplated by Transaction Documents or (as the case may be) the Subordinated Bridge Documents, the Finance Documents and/or the forecasts, projections and/or estimates contained or referred to in the Agreed Base Case Model.

18.2.11	Intercompany Loans

There are (i) no outstanding intercompany loans between the Ultimate Parent (as the lender) or any member of the Group (as borrower) other than certain outstandings under the loan agreement dated 6 August 2004 made between Telemark N.V. (now known as Matel Holdings N.V.) and the Parent and (ii) no outstanding intercompany loans between the Parent (as lender) or any member of the Borrower Group (as borrowers) other than (A) certain outstandings under the loan agreement dated 6 August 2004 made between the Parent (as Lender) and V-holding (as borrower) and (B) under the HY Funding Loan Agreement, FRN Funding Loan Agreement and the Subordinated Bridge Funding Loans Agreement.

18.3	Repetition

18.3.1	Other than clause 18.1.14 (Agreed Base Case Model), the representations and warranties in clause 18.1 (Repeated representations and warranties) (so that (i) the representation and warranty in clause 18.1.6(a) shall for this purpose refer to the then latest financial statements of the HTCC Group verified by the auditors to the same and delivered to the Facility Agent under clause 20.1 (Covenants), (ii) the representation and warranty in clause 18.1.6(b) shall for this purpose refer to the then latest Quarterly Management Accounts delivered to the Facility Agent under clause 20.1 (Covenants), and (iii) the representation and warranty in clause 18.1.9 shall for this purpose refer to the latest audited financial statements of the HTCC Group delivered to the Facility Agent under clause 20.1 (Covenants)) shall be deemed to be repeated by each Obligor on and as of the Memorex Effective Date, the Subordinated Bridge Refinancing Date, the date of each Utilisation Request and the first day of each Interest Period as if made with reference to the facts and circumstances existing on each such day.

18.3.2	The representation and warranty in clause 18.1.14 (Agreed Base Case Model) shall be deemed to be repeated by each Obligor on and as of the Memorex Effective Date, the Subordinated Bridge Refinancing Date and, in connection with any revised business plan delivered pursuant to clause 20.1.8(d), the date of delivery of such business plan as if made with reference to the facts and circumstances existing on such day but so that the then latest financial projections of the Group and the then latest operating statistics projections shall be as reflected in the revised business plan so delivered.

18.3.3	The representations and warranties in clause 18.2 (Further representations and warranties) shall be deemed to be repeated by each Obligor on and as of the Subordinated Bridge Refinancing Date as if made with reference to the facts and circumstances existing on each such day and so that, when the representations and warranties contained in clause 18.2.11 (Copies of documents to be true and accurate) are repeated on the Subordinated Bridge Refinancing Date, references therein to the Subordinated Bridge Documents shall be deemed to be references to the Subordinated Bridge Refinancing Offering Documents delivered to the Facility Agent pursuant to clause 18.3.3 (Subordinated Bridge Refinancing Offering Documents).

19	Subordination

19.1	Restricted Payments

Each of the Obligors undertakes with each Finance Party that from the date of this Agreement and so long as any monies are owing under the Finance Documents or remain available for drawing by the Borrower:

19.1.1	save as provided in clause 19.2 (Permitted use), it will not (and, in the case of the Parent, will procure that its Subsidiaries do not) make any Restricted Payment other than a Permitted Payment;

19.1.2	it will procure that any Restricted Person enters into the Intercreditor Deed (i) prior to any Restricted Payment (other than a Permitted Payment) becoming payable to such Restricted Person and (ii) prior to any Restricted Person making any Indebtedness available to any member of the Group and, in each case, will provide the Facility Agent with such evidence as it may reasonably request as to the power and authority of the relevant person to enter into such Intercreditor Deed and that such Intercreditor Deed constitutes valid and legally binding obligations of the relevant person enforceable, subject to any qualifications of a substantially similar nature to those contained in the legal opinions referred to in part A of Schedule 2 (Conditions precedent) to this Agreement, in accordance with its terms; and

19.1.3	it will, prior to any Indebtedness being made available to it by a Restricted Person, accede to the Intercreditor Deed.

19.2	Permitted use

Subject to clauses 21.1.7 and 21.1.8, notwithstanding any other provisions of this Agreement, the Borrower may use any amounts which it would otherwise be permitted to distribute as a Permitted Payment falling within paragraph (a) of that definition (which it does not so distribute) for any purpose and any such application shall not constitute a breach of any undertaking or an Event of Default under this Agreement.

20	Positive covenants

20.1	Covenants

Each of the Obligors undertakes in respect of itself and, in the case of the Parent, each of its Subsidiaries with each of the Finance Parties that it will from the date of this Agreement and so long as any monies are owing under the Finance Documents or any part of the Commitments remains outstanding (save with the prior written consent of the Facility Agent acting on the instructions of the Majority Lenders):

20.1.1	Notice of Default, etc.

promptly inform the Facility Agent of (i) any occurrence of which it becomes aware which would or is reasonably likely to have a Material Adverse Effect, (ii) any Default and any event which will with the effluxion of time lead to a breach of any of the undertakings set out in clause 22 (Financial covenants) forthwith upon becoming aware thereof and will from time to time, if so requested by the Facility Agent, confirm to the Facility Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing, (iii) any known lapse, suspension or termination of or refusal by any person to renew or extend any Licence, (iv) any breach of any Licence which would or is reasonably likely to have a Material Adverse Effect, (v) (to the extent known to any member of the Group) the commencement of all material proceedings and investigations against any member of the Ultimate Parent Group by or before any governmental body and all material actions and proceedings against any member of the Ultimate Parent Group in any court or before any arbitrator, (vi) (to the extent known to any member of the Group) any material breach of any Telecommunications Laws by any member of the Ultimate Parent Group, (vii) any material dispute, default or breach under HY Funding Loan Agreement, the FRN Funding Loan Agreement, the Subordinated Bridge Funding Loan Agreements, the HY Offering Documents, the FRN Offering Documents, the Subordinated Bridge Documents or the Subordinated Bridge Refinancing Offering Documents upon becoming aware of the same;

20.1.2	Consents and authorisations

obtain or cause to be obtained (i) every material consent, authorisation, licence (other than a Licence or a renewal or extension thereof) or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts and (ii) every notarisation, filing, recording, registration or enrolment in any court or public office in any Relevant Jurisdiction (in any such case) required by any Obligor, any Security Provider or any Subordinated Shareholder Creditor to authorise, or required by the Obligor or any Security Provider or any

Subordinated Shareholder Creditor (as the case may be) in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Finance Documents or the performance by any Obligor, any Security Provider or any Subordinated Shareholder Creditor of their respective obligations under the Finance Documents to which it is a party;

20.1.3	Licences and Necessary Authorisations

(a)	obtain or cause to be obtained every Licence and ensure that (i) none of the Licences is revoked, cancelled, suspended, withdrawn or terminated or expires and is not renewed or otherwise ceases to be in full force and effect without a replacement having been put in place on substantially identical terms or more beneficial terms to the Group and (ii) none of the same is modified in any materially adverse respect and no member of the Group commits any breach of any of the material terms and conditions of any Licence;

(b)	without prejudice to clause 20.1.3(a), obtain or cause to be obtained every Necessary Authorisation, to the extent that the absence of the same would have or would be reasonably likely to have a Material Adverse Effect and ensure that (i) none of the Necessary Authorisations is revoked, cancelled, suspended, withdrawn or terminated, or expires and is not renewed or otherwise ceases to be in full force and effect without a new one having first been put in place with a member of the Group on substantially identical or more beneficial terms to the Group and (ii) none of the Necessary Authorisations is modified and no member of the Group commits any breach of the terms or conditions of the Necessary Authorisations which, in the case of any of the actions or events referred to in (i) or (ii), would or is reasonably likely to have a Material Adverse Effect;

20.1.4	Business

in the case of any member of the Group (other than the Parent) engage in the business of acting as the holder of shares and/or partnership interests in other members of the Group and/or the operating of Telecoms Business (which shall, amongst other things, include the making of Permitted Investments, the carrying out of Permitted Intra-Group Transactions, the raising of Permitted Borrowings and the entry into of hedging arrangements not restricted by the terms of this Agreement) and in no other activities;

20.1.5	Financial statements

deliver to the Facility Agent in respect of each financial year, consolidated annual financial statements of the HTCC Group prepared in accordance with US GAAP and in each case reported on by the auditors of the HTCC Group and in sufficient copies for distribution to all of the Lenders (unless delivered in electronic format in accordance with clause 31.6 (Electronic communication)) as soon as practicable but not later than 120 days after the end of the financial year to which they relate. Any financial statements provided pursuant to this clause shall, for ease of reference, be accompanied by a convenience translation of such financial statements from US dollars to Euro;

20.1.6	Quarterly Management Accounts

in respect of each Quarterly Period, deliver to the Facility Agent sufficient copies of consolidated unaudited Quarterly Management Accounts for the HTCC Group (or, in the case of the first two Quarterly Periods ending after the HTCC Completion Date, aggregate unaudited Quarterly Management Accounts of the Group and the HTCC Group) containing information of the same type and to the same level of detail as in the format agreed with the Facility Agent (including without limitation, a profit and loss account, balance sheet, cash flow statement and summary of operating statistics which, other than in respect of the first two Quarterly Periods ending after the HTCC Completion Date, shall be in the agreed form) or omitting any such information or detail or containing such other information or to such other level of detail as may, from time to time, be approved by the Facility Agent (acting on the instructions of the Majority Lenders) in writing for distribution to all of the Lenders (unless delivered in electronic format in accordance with clause 31.6 (Electronic communication)) as soon as practicable but not later than 45 (or, in respect of the first two Quarterly Periods ending after the HTCC Completion Date, 60 days) days after the Quarterly Period to which they relate other than the Quarterly Management Accounts relating to the last Quarterly Period in any financial year which shall be distributed not later than 75 days after such Quarterly Period. Any Quarterly Management Accounts provided pursuant to this clause shall, for ease of reference, be accompanied by a convenience translation of such Quarterly Management Accounts from US dollars to Euro

20.1.7	Change in basis of accounts

all financial statements delivered under clause 20.1.5 shall be prepared in accordance with US GAAP (the “Original Basis”) consistently applied in respect of each financial year. If such financial statements are prepared in accordance with IFRS or otherwise on any basis other than the Original Basis (the “New Basis”) then the Borrower shall promptly notify the Facility Agent in writing of the relevant change and (at the option of the Borrower) either (1) the Borrower shall deliver to the Facility Agent audited consolidated financial statements on both the Original Basis and the New Basis (or shall prepare and deliver audited financial statements on the New Basis only but shall also prepare and deliver an audited reconciliation statement (a “Reconciliation Statement”) showing those adjustments necessary in order to reconcile the financial statements produced on the New Basis to the Original Basis) or (2) request the Facility Agent to enter into good faith negotiations for such amendments (if any) as are necessary to the covenants contained in clause 22.1 (Covenants) and any other provisions of this Agreement affected by such change, in which event the Facility Agent will enter into such negotiations for a period of not more than 28 days. If agreement is reached between the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders) within such period as to the amendment of any such covenants or provisions, then the parties hereto will enter into such documentation and take such other steps as are required to put such amendments into effect following which the Borrower shall then be obliged to deliver financial statements on the New Basis only. If no such agreement is reached then the Borrower shall be obliged to deliver financial statements on both the Original Basis and the New Basis (or shall prepare and deliver audited financial statements on the New Basis accompanied by a Reconciliation Statement) provided that the financial covenants set out in clause 22 (Financial covenants) shall continue to be tested on the Original Basis.

Where the Borrower is under an obligation to deliver financial statements under clause 20.1.5 on both the Original Basis and the New Basis (or on the New Basis but accompanied by a Reconciliation Statement), Quarterly Management Accounts shall also be delivered on both bases or on the New Basis but accompanied by a Reconciliation Statement.

All financial statements, Quarterly Management Accounts and Reconciliation Statements delivered pursuant to this clause 20.1.7 shall be delivered within the relevant time period set out in clauses 20.1.5 or 20.1.6 (as the case may be);

20.1.8	Delivery of reports

deliver to the Facility Agent sufficient copies of the same for distribution to the Lenders (unless delivered in electronic format in accordance with clause 31.6 (Electronic communication)) in each case at the time of issue thereof or (in the case of the Compliance Certificates referred to in (b) below) together with the financial statements prepared in respect of each financial year and Quarterly Management Accounts prepared in respect of the financial period to which such Compliance Certificate relates:

(a)	every document issued by any member of the Group to its creditors generally and notice of any decision by the directors of the relevant member of the Group relating to a reduction in the share capital of any member of the Group;

(b)	(in the case of the Borrower) in respect of each Quarterly Period and (in the case of the auditors) each year or in accordance with clause 22.2 (Auditors certificate), a

Compliance Certificate stating that the HTCC Group as at the last day of the financial period to which such financial statements or Quarterly Management Accounts relate was in compliance with the relevant covenants and undertakings in clause 22 (Financial covenants) (or if it was not in compliance indicating the extent of the breach);

(c)	(in the case of the Borrower) for each financial year (other than 2007) an Annual Budget for the HTCC Group no later than 20 days before the last day of the preceding financial year;

(d)	(in the case of the Borrower) if, in respect of any financial year either (a) the unaudited management accounts in respect of the four quarters constituting such financial year delivered in accordance with clause 20.1.6 (Quarterly Management Accounts) or (b) the annual audited financial statements delivered in accordance with clause 20.1.5 (Financial statements), demonstrate that the Consolidated EBITDA of the HTCC Group for such financial year is more than 10 per cent. less than that projected for such financial year as set out in the Agreed Base Case Model (or, if a revised business plan has been previously delivered pursuant to this clause 20.1.8(d), as set out in the then current business plan delivered pursuant to this clause 20.1.8(d)) and the Agent (acting on the instructions of the Majority Lenders) so requests in writing either (i) in the case of (a), by 28 February in the following financial year or (ii) in the case of (b), within 30 days of delivery of such annual audited financial statements, a revised business plan in substantially the same format as the Agreed Base Case Model for the period up to and ending 31 December 2017.

For the avoidance of doubt, a revised business plan may not be requested following the delivery of annual audited financial statements if a revised business plan has already been requested following the delivery of the unaudited management accounts in respect of the four quarters constituting such financial year;

20.1.9	Financial Year End

maintain a financial year end of 31 December for each member of the HTCC Group;

20.1.10	Authorised Officers

ensure that any new or replacement Authorised Officer has provided the Facility Agent with evidence satisfactory to it of such new officer(s)’ authority and a specimen of his or their signature(s) prior to signing any Compliance Certificates, Utilisation Requests, or any other notices, requests or confirmations referred to in this Agreement or relating to the facilities granted pursuant thereto;

20.1.11	Auditors

ensure that a major accounting firm of recognised international standing and repute is at all times appointed as auditor of each member of the HTCC Group;

20.1.12	Pari passu

ensure that its obligations under this Agreement shall, without prejudice to clause 21.1.1 or to the security intended to be created pursuant to the Security Documents, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

20.1.13	Provision of further information

without prejudice to clause 21.1.10:

(a)	notify the Facility Agent of any material change to the business of any member of the Group providing details of such change as soon as practicable after making such change;

(b)	provide the Facility Agent with a copy of (A) each Principal Agreement entered into after the date of this Agreement and (B) any material report, notice or other communication relating to the Licences, the Necessary Authorisations and such financial and other information concerning each member of the Material Group and their respective affairs as the Facility Agent or any Lender (acting through the Facility Agent) may from time to time reasonably require;

20.1.14	Insurance

maintain insurance cover of a type and level which a prudent company in the same business as the relevant Obligor would effect;

20.1.15	Inspection

if required by the Facility Agent (acting on the instructions of the Majority Lenders) permit that representatives of the Facility Agent or any of the Lenders upon reasonable prior written notice to the Borrower to (a) visit and inspect the properties of the Ultimate Parent or any member of the Material Group during normal business hours, (b) subject to the provisions as to confidentiality contained in this Agreement and/or any other confidentiality undertaking entered into by the relevant Finance Party in favour of the Borrower, inspect and make extracts from and copies of its financial books and records (other than records which the relevant member of the Material Group is prohibited by law from disclosing to the Facility Agent and/or any relevant Lender) and (c) discuss with its principal officers and auditors its business, assets, liabilities, financial position, results of operations and business prospects provided that any such discussion with the auditors shall only be on the basis of the audited accounts of the Group and Compliance Certificates issued by the auditors and such discussions shall take place in the presence of a member of the board of the Borrower or the Parent (unless all members of the boards of the Borrower and the Parent were given reasonable notice of such discussions, but did not attend);

20.1.16	Notification of Environmental Claim and Expenditure

promptly on becoming aware of it inform the Facility Agent of any Environmental Claim which has been made or threatened against any member of the Group or any occupier of any property owned or leased by any member of the Group which would have or is reasonably likely to have a Material Adverse Effect or any requirement by any Environmental Licence or applicable Environmental Laws for any member of the Group to take or desist from taking any action which (in each case) would or is reasonably likely, if substantiated, to have a Material Adverse Effect;

20.1.17	Compliance with laws and regulations

comply with the terms and conditions of all laws (other than Telecommunications Laws, the Licences and the Necessary Authorisations), regulations, agreements, licences and concessions including, without limitation, all Environmental Laws and all Environmental Licences if the failure to comply therewith, would or is reasonably likely to have a Material Adverse Effect;

20.1.18	Relevant Substance

notify the Facility Agent forthwith upon becoming aware of any Relevant Substance at or brought on to any property owned, leased or occupied by any member of the Group which is likely to give rise to an Environmental Claim which would or is reasonably likely to have a Material Adverse Effect and take or procure the taking of all necessary action to deal with, remedy or remove from such property or prevent the incursion of (as the case may be) that Relevant Substance in order to prevent such an Environmental Claim and in a manner that complies with all requirements of Environmental Law;

20.1.19	Tax

file or cause to be filed all tax returns required to be filed in all jurisdictions in which it is situated or carries on business or is otherwise subject to Taxation and will pay all Tax shown to be due and payable on such returns or any assessments made against it within the period stipulated for such payment (other than those being contested in good faith and where such payment may be lawfully withheld);

20.1.20	Cost capitalisation policy

maintain a cost capitalisation policy consistent with the cost capitalisation policy used in the preparation of the financial statements referred to in clause 18.1.6(a) or if the financial statements of the Group are prepared on a New Basis in accordance with clause 0 such other cost capitalisation policy as is consistent with such New Basis or such other cost capitalisation policy as may be approved by the auditors and the Facility Agent (acting on the instructions of the Majority Lenders) from time to time;

20.1.21	Use of proceeds

ensure that the Borrower uses the Loans exclusively for the purposes specified in clause 1.1 (Definitions);

20.1.22	Agreed Hedging Programme

(a)	maintain interest rate hedging in accordance with the following principles:

(i)	Capped Maximum Rate (not including the Margin): to be agreed with the Facility Agent from time to time;

(ii)	Period: minimum of two years hence on each Utilisation Date or the last day of any Interest Period or, if shorter, the period to the scheduled repayment of the underlying principal amount in accordance, in each case, with clause 6.1 (Repayment of Facility A Loans and Facility B Loans);

(iii)	Notional Amount: at any time no less than 50% of the outstanding Base Currency Amount of the relevant Loan from time to time outstanding; and

(b)	maintain exchange rate hedging policy in accordance with the following principles:

(i)	Capped Maximum Rate: to be agreed with the Facility Agent from time to time; and

(ii)	Notional Amount and Period: at any time no less than 50% of the scheduled repayment of Loans denominated in Euro over the following 24 months in accordance with clause 6.1 (Repayment of Facility A Loans and Facility B Loans).

(c)	and review such policy with the Facility Agent on each anniversary of the date of the Agreement;

and, in each case, promptly inform the Facility Agent of the material terms of such hedging. To the extent any Hedge Transaction is entered into with a Lender or its affiliates or is in existence at the date of this Agreement and the counterparty is a lender under the Existing Facilities (but not otherwise), such Lender, affiliate of a Lender or counterparty shall benefit from the Security Documents in accordance with the Intercreditor Deed;

20.1.23	Material Subsidiaries

(in the case of the Borrower only) it will ensure that at all times, Material Subsidiaries account for not less than 95 per cent. in aggregate of the total assets, total revenues and Twelve Month Consolidated EBITDA of the HTCC Group;

20.1.24	“Know your customer” checks

(a)	if:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Borrower shall, by not less than 10 Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to clause 25 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor; and

20.1.25	Virtual Mobile Services

promptly inform the Facility Agent of any decision taken by any member of the Borrower Group to provide virtual mobile services and, prior to launching such service, deliver to the Facility Agent sufficient copies for distribution to the Lenders (unless delivered in electronic format in accordance with clause 31.6 (Electronic communication)) of (i) a management report explaining the business case for launching such service and (ii) financial and operational projections of the Borrower Group in connection with the new proposed service.

20.1.26	Subordinated Bridge Refinancing Offering Documents

Prior to the Subordinated Bridge Refinancing Completion Date, the Parent shall deliver to the Facility Agent (in sufficient copies for all the Lenders) copies, certified as true, complete and up-to-date by an authorised officer of the Parent, of the Subordinated Bridge Refinancing Offering Documents.

20.1.27	Memorex Shareholder Squeeze Out

Ensure that the Memorex Shareholder Squeeze Out is completed within 120 Business Days of the Memorex Completion Date and ensure that within 10 days of completion of the Memorex Shareholder Squeeze Out, 100 per cent. of the shares in Memorex are pledged in favour of the Security Trustee in the agreed form.

21	Negative covenants

21.1	Covenants

Each of the Obligors undertakes in respect of itself and, in the case of the Parent, each of its Subsidiaries with each of the Finance Parties from the date of this Agreement and so long as any monies are owing under the Finance Documents or any of the Commitments remain outstanding that, without the prior written consent of the Facility Agent acting on the instructions of the Majority Lenders:

21.1.1	Negative Pledge

it will not permit any Encumbrance (other than a Permitted Encumbrance) by any member of the Group to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness of any member of the Group or any other person;

21.1.2	No Merger

(a)	it will procure that no member of the Material Group merges or consolidates with any other company or person save for mergers with members of the Group (“Original Entities”) into one or more entities (each a “Merged Entity”) provided that:

(i)	each Merged Entity is a member of the Material Group and is liable for the obligations of the Original Entities (including the obligations under this Agreement and the Security Documents) which remain unaffected thereby and entitled to the benefit of all the rights of the Original Entities;

(ii)	each Merged Entity gives a Guarantee (if any of the Original Entities was a guarantor thereunder);

(iii)	each Merged Entity has entered into Security Documents which provide security over the same assets of at least an equivalent nature and ranking to the security provided by the Original Entities pursuant to any Security Documents entered into by them and any possibility of the Guarantee referred to in paragraph (ii) above and/or the Security Documents referred to in this paragraph or paragraph (iv) below being challenged or set-aside is not greater than any such possibility in relation to the Guarantee or Security Documents entered into by or in respect of the share capital of any Original Entity; and

(iv)	(if all or any part of the share capital of any of the Original Entities was charged pursuant to a Security Document) the equivalent part of the issued share capital of each such Merged Entity is charged, pledged or deposited (as the case may be) pursuant to a Security Document on terms of at least an equivalent nature and equivalent ranking as any Security Document relating to the shares in either Original Entity;

(b)	for the avoidance of doubt, the merger of the HTCC Operating Company and certain other subsidiaries of the Parent into the Borrower, as contemplated in the Steps Paper, shall be permitted provided that the provisions of clause 21.1.2(a) are complied with.

21.1.3	Disposals

it will procure that no member of the Group sells, transfers, leases, lends or otherwise disposes of or ceases to exercise control over the whole or any part of their present or future undertakings, assets, rights or revenues whether by one or a series of transactions related or not other than Permitted Disposals;

21.1.4	Borrowed Money

it will procure that no member of the Group creates, assumes, incurs or otherwise permits to be outstanding any Borrowed Money other than Permitted Borrowings;

21.1.5	Guarantees

it will procure that no member of the Group incurs any obligations or assumes any liability under any guarantee other than Permitted Guarantees;

21.1.6	Reduction or purchase of capital

it will ensure that neither the Parent, nor any other member of the Group, reduces its capital or purchases any class of its shares;

21.1.7	Investments

it will procure that no member of the Group (i) makes any loan or advance to, or enters into any transaction having the effect of lending money with, any person or otherwise acquires for a consideration any document evidencing Indebtedness, capital stock or other securities of any person or (ii) acquires all or any substantial part of the assets, property or business of any other person or any assets that constitute a division or operating unit of the business of any other person or (iii) creates or acquires any Subsidiary other than (in each case) Permitted Investments, Permitted Intra-Group Transactions, Permitted Loans or Permitted Borrowings or (iv) incurs any capital expenditure or acquires any infrastructure to be used in the Borrower Group’s provision of virtual mobile services other than to the extent such capital expenditure is incurred in relation to providing billing and information technology systems or improving existing billing and information technology systems in connection with the Borrower Group’s provision of virtual mobile services;

21.1.8	Swaps and Hedging

it will procure that no member of the Group enters into any interest rate or currency swaps or other hedging arrangements other than (i) the Hedge Transactions, (ii) in respect of liabilities under the HY Notes, the FRN Notes, the Subordinated Bridge Facility and the Subordinated Bridge Refinancing Notes, (iii) non-speculative arrangements directly relating to the risk management of any other Borrowed Money of the Group permitted to subsist by the terms of this Agreement or (iv) forward foreign exchange contracts with a maturity of 12 months or less entered into in the normal course of business in relation to future liabilities of such member of the Group incurred in relation to its operation of the Telecoms Business up to an aggregate notional principal amount at any time outstanding of (in respect of all such contracts entered into by members of the Group) Euro 5,000,000 or its equivalent, for a period not in excess of 12 months;

21.1.9	Change of Business

it will procure that the Group (taken as a whole) does not change the nature of the business carried on by it in any material respect from that carried on at the date of this Agreement and that no member of the Group ceases to carry on a business where any such cessation would or is reasonably likely to have a Material Adverse Effect;

21.1.10	Constitutive Documents/the HY Funding Loan Agreement/the FRN Funding Loan Agreements/Subordinated Bridge Funding Loan Agreements

(a)	it will not, and will procure that no Obligor amends its constitutive documents in any way which would restrict the ability of the Security Trustee to exercise its rights under the Security Documents in respect of the shares in such company; and

(b)	it will not, and will procure that no Obligor amends, varies or otherwise supplements the HY Funding Loan Agreement, the FRN Funding Loan Agreements or the Subordinated Bridge Funding Loan Agreements.

21.1.11	Arm’s length transactions

it will procure that in respect of non-arm’s length transactions each member of the Group shall not enter into any such transactions except in the ordinary course of business, on ordinary commercial terms or enter into any transaction where such member of the Group would pay more than the ordinary commercial price for any purchase or would receive less than the full ex-works commercial price (subject to normal trade discount) of its products or services;

21.1.12	The Parent and the IPO Subsidiary

in the case of the Parent and the IPO Subsidiary, notwithstanding any other provisions of the Agreement, it will not at any time trade, establish or acquire any person, carry on any business or own any assets other than:

(a)	in the case of the Parent and the IPO Subsidiary, rights and obligations under the Finance Documents;

(b)	in the case of the Parent, the IPO Subsidiary, the HTCC Operating Company and the Borrower, Permitted Borrowings pursuant to paragraphs (e) and (f) and debit balances under the Ultimate Parent/Parent Loan Agreements and credit balances under the Intergroup Loan Agreements; and

(c)	in the case of the IPO Subsidiary, its 100 per cent. shareholdings in the Borrower.

21.1.13	Bank Accounts

(a)	it will not, and it will procure that no other member of the Group, shall maintain a bank account in any jurisdiction that is not referred to in the definition of “Telecoms Business”;

(b)	it will not, and it will procure that no other member of the Group, shall maintain a bank account with any person that is not a Lender (or a Subsidiary or an Affiliate of a Lender) or, if there is no such Lender (or Subsidiary or Affiliate of a Lender) in the relevant jurisdiction, with a reputable local bank. If on the date of the Second Supplemental Agreement any member of the Group maintains a bank account with a person not permitted pursuant to this clause 21.1.13(b), there shall be no breach of this provision provided that the relevant account(s) are moved to a person that complies with this clause 21.1.13(b) within 45 days of the date of the Second Supplemental Agreement.

(c)	it will procure that each bank account opened by it is charged and/or pledged to the Security Trustee pursuant to the Original Obligor Account Charges, the HTCC Opco Account Charges, the Invitel Telecom Account Charge, the Memorex Account Charge, the Turkish Subsidiary Account Charge or on terms consistent with the Original Obligor Account Charges and that notice of such charge and/or pledge (in the form provided for in the relevant Account Charge) is given to and acknowledged by the financial institution which maintains such account and that, in relation to charges and/or pledges entered into after the date of the Agreement, the Facility Agent is provided with such documents and evidence as it may reasonably require as to the power and authority of the relevant Obligor to enter into such charge and/or pledge and that the same constitute valid and legally binding obligations of such Obligor;

(d)	it will procure that the aggregate cash balance on all the accounts of all Immaterial Subsidiaries shall not exceed EUR 3,000,000 (or its equivalent) at any time provided that, if at any time there is any amount in excess of EUR 3,000,000 (or its equivalent) standing to the credit of such accounts (the “Excess Amount”), it shall not be a breach of this clause 21.1.13(d) provided that (i) such Excess Amount is transferred immediately into an account of an Obligor that is charged and/or pledged to the Security Trustee in accordance with clause 21.1.13(c) above and (ii) it provides written evidence of such transfer to the Facility Agent in form and substance satisfactory to the Facility Agent;

(e)	it will procure that the aggregate cash balance on all the accounts charged and/or pledged pursuant to the Turkish Subsidiary Account Charge shall not exceed EUR 2,000,000 (or its equivalent) and that to the extent that there is an any amount in excess of EUR 2,000,000 (or its equivalent) standing to the credit of such accounts (the “Turkish Excess Amount”) it shall not be a breach of this clause 21.1.13(e) provided (i) that (A) such Turkish Excess Amount is transferred immediately into an account of an Obligor that is charged and/or pledged to the Security Trustee in accordance with clause 21.1.13(c) above and (B) it provides written evidence of such transfer to the Facility Agent in form and substance satisfactory to the Facility Agent or (ii) the aggregate cash balance on such accounts exceeds EUR 2,000,000 for a period of less than 5 consecutive days in any period of one month.

21.1.14	HY Offering, FRN Offering and Subordinate Bridge Refinancing Offering

it will not, and will procure that no Obligor makes any payments of principal or interest on or otherwise purchases, redeems, defeases or otherwise discharges amounts under the HY Notes, the FRN Notes, the Subordinated Bridge Facility or the Subordinated Bridge Refinancing Notes other than by way of a Permitted HY/FRN Payment or (as the case may be) a Permitted Subordinated Bridge Payment.

22	Financial covenants

22.1	Covenants

The Borrower undertakes with each of the Finance Parties:

22.1.1	Total Debt/Twelve Month Consolidated EBITDA

to ensure that (i) on each Quarter Day set out in column (1) below the ratio of the Total Debt to Twelve Month Consolidated EBITDA (calculated on each Quarter Day by reference to the Twelve Month Period ending on such day) shall not exceed the ratio set out against such period in column (2) below and (ii) on the date of incurrence by the HTCC Group of any additional Borrowed Money (including, without limitation, the borrowing of any Loan under this Agreement) the ratio of Total Debt (including such Borrowed Money) to Twelve Month Consolidated EBITDA (calculated by reference to the most recently ended Twelve Month

Period in respect of which a Compliance Certificate has been delivered to the Facility Agent pursuant to clause 20.1.8(b)) shall not exceed the ratio set out in column (2) below against the Quarterly Period during which such date of incurrence falls.

(1)	(2)
Quarterly Period ending	Ratio
31 March 2008	4.5:1
30 June 2008	4.25:1
30 September 2008	4.25:1
31 December 2008	4.00:1
31 March 2009	4.00:1
30 June 2009	3.75:1
30 September 2009	3.75:1
31 December 2009	3.5:1
31 March 2010 and thereafter	3.5:1

22.1.2	Senior Debt/Twelve Month Consolidated EBITDA

to ensure that (i) on each Quarter Day set out in column (1) below the ratio of the Senior Debt to Twelve Month Consolidated EBITDA (calculated on each Quarter Day by reference to the Twelve Month Period ending on such day) shall not exceed the ratio set out against such period in column (2) below and (ii) on the date of incurrence by the HTCC Group of any additional Borrowed Money (including, without limitation, the borrowing of any Loan under this Agreement) the ratio of Senior Debt (including such Borrowed Money) to Twelve Month Consolidated EBITDA (calculated by reference to the most recently ended Twelve Month Period in respect of which a Compliance Certificate has been delivered to the Facility Agent pursuant to clause 20.1.8(b)) shall not exceed the ratio set out in column (2) below against the Quarterly Period during which such date of incurrence falls.

(1)	(2)
Quarterly Period ending	Ratio
31 March 2008	1.25:1
30 June 2008	1.25:1
30 September 2008	1.25:1
31 December 2008	1:1
31 March 2009	1:1
30 June 2009	1:1
30 September 2009	1:1
31 December 2009	1:1
31 March 2010 and thereafter	1:1

22.1.3	Total Debt Interest Cover

to ensure that on the Quarter Day set out in column (1) below the ratio of Twelve Month Consolidated EBITDA in respect of the Twelve Month Period ending on such day to Total Debt Interest Charges during such Twelve Month Period (or, in the case of the Quarter Days 31 December 2004 and 31 March 2005 only, twice the Total Debt Interest Charges during such Six Month Period ending on such Quarter Day) shall not be less than the number set out against such Quarter Day in column (2) below.

(1)	(2)
Period	Ratio
31 March 2008	2.00:1
30 June 2008	2.00:1
30 September 2008	2.00:1
31 December 2008	2.10:1
31 March 2009	2.10:1
30 June 2009	2.10:1
30 September 2009	1.90:1
31 December 2009	1.90:1
31 March 2010	210:1
30 June 2010	2.10:1
30 September 2010	2.35:1
31 December 2010 and each Quarter Day thereafter	2.75:1

22.1.4	Fixed Charge Service Cover

to ensure that on each Quarter Day set out in column (1) below, the ratio of Adjusted Twelve Month Consolidated EBITDA (calculated on each Quarter Day by reference to the Twelve Month Period ending on such day) to Total Debt Charges during such Twelve Month Period (or, in the case of the Quarter Days 31 December 2004 and 31 March 2005 only, twice the Total Debt Charges during such Six Month Period ending on such Quarter Day) shall not be less than the number set out against such Quarter Day in column (2) below.

(1)	(2)
Period	Ratio
Each Quarter Day falling on or before 31 December 2008	1.00:1
31 March 2009 and each Quarter Day thereafter	1.05:1

22.2	Auditors certificate

If at any time the Majority Lenders do not consider (acting reasonably) that any figure set out in any Compliance Certificate issued by any Authorised Officer is correct, they shall be entitled within 30 days of the date of the delivery of such Compliance Certificate to the Facility Agent pursuant to clause 22.1 (Covenants) to call for a certificate from HTCC’s auditors as to such figure. For such purposes HTCC’s auditors shall act as independent experts and not as arbiters and every such certificate shall be addressed to the Facility Agent (on behalf of the Lenders) and be at the expense of the Borrower unless the certificate provided demonstrates that the figure set out in the Compliance Certificate was correct. The Majority Lenders may only call for one such certificate in any calendar year. If the Majority Lenders call for such a certificate all calculations under this Agreement by reference to the relevant figure shall (i) until HTCC’s auditors deliver the relevant certificate under this clause 22.2 be made by reference to the figure set out in the relevant Compliance Certificate delivered to the Facility Agent under this Agreement and (ii) following the delivery by the HTCC’s auditors of a certificate under this clause 22.2 be made by reference to such certificate and HTCC undertakes forthwith to take all action, including, without limitation, the prepayment of all or part of the Loans so as to procure that all action taken on the basis of the relevant Compliance Certificate which on the basis of such auditors’ certificate would not have been permitted is reversed.

23	Events of Default

23.1	Events of Default

Each of the following events and circumstances is an Event of Default (whether or not caused by any reason outside the control of any member of the Ultimate Parent Group):

23.1.1	Non-payment

any amount due and payable under any Finance Document is not paid on the due date in the currency and manner stipulated in the relevant Finance Document unless its failure to pay is caused by administrative or technical errors and payment is made promptly and in any event within 3 Business Days; or

23.1.2	Breach of certain obligations

the Borrower or the Parent commits any breach of any of the undertakings contained in clauses 4.4 (Conditions subsequent), 19.1.1, 19.1.2, 20.1.3(a)(i) and (ii), 20.1.4, 20.1.27, 21.1.1, 21.1.2, 21.1.3, 21.1.4, 21.1.6, 21.1.7, 21.1.9, 21.1.10, 21.1.12, 21.1.13(a), 21.1.13(b), 21.1.13(d) and 22.1 (Covenants) of this Agreement; or

23.1.3	Breach of other obligations

any member of the Ultimate Parent Group or any other Security Provider commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by them under the Finance Documents (other than failure to pay any sum when due or any breach of the undertakings referred to in 23.1.2 above) and, if such breach or omission is capable of remedy, (i) in respect of clause 20.1.8 such documentation is either not delivered to the Lenders within 5 Business Days of the Facility Agent notifying the Borrower or the breach is not remedied within 28 days of the Facility Agent notifying the Parent of such default and (ii) in all other circumstances (other than failure to pay any sum when due or any breach of clause 20.1.8 or any breach of the undertakings referred to in 23.1.2 above), the breach or omission is not remedied within 28 days of the Facility Agent notifying the Parent of such default; or

23.1.4	Misrepresentation

any representation or warranty made or deemed to be made or repeated by or in respect of any member of the Ultimate Parent Group an in or pursuant to the Finance Documents or in any notice, certificate or statement referred to in or delivered under the Finance Documents is or proves to have been incorrect or misleading in any material respect on the date on which it was made or deemed to be made or repeated; or

23.1.5	Challenge to security

any Security Document is not or ceases to be effective (save as a result of a Lender transferring all or any part of its Commitment otherwise than in accordance with clause 24.1 (Assignments and transfers by the Lenders) or 24.2 (Conditions of assignment or transfer)) or any member of the Ultimate Parent Group shall in any way challenge, or any proceedings shall in any way be brought to challenge (and in the case of a proceeding brought by someone other than any member of the Ultimate Parent Group shall continue unstayed for 21 days) (unless the Facility Agent is satisfied that such proceedings are frivolous and vexatious) the prior status of the encumbrances created by the Security Documents or the validity or enforceability of the Security Documents Provided that the creation or existence of the Permitted Encumbrances shall not be deemed to be a challenge to the prior status of such encumbrances for the purposes of this clause 23.1.5; or

23.1.6	Cross-default

(i) any Borrowed Money of any member of the Ultimate Parent Group (other than Borrowed Money under any Finance Document) which, in aggregate and including for these purposes any Borrowed Money referred to in clause 23.1.6 (ii) and (iii) below and any amount referred to in clause 23.1.7 exceeds Euro 5,000,000 or its equivalent is not paid when due (or within any applicable grace period expressly contained in the agreement relating to such Borrowed Money in its original terms) or becomes due and payable prior to the date when it would otherwise have become due or (ii) any creditor of any member of the Ultimate Parent Group declares any such Borrowed Money in excess of Euro 5,000,000 or its equivalent in aggregate due and payable by reason of a default prior to the date when it would otherwise have become due or (iii) any creditor of any member of the Ultimate Parent Group becomes entitled to declare any such Borrowed Money in excess of Euro 5,000,000 or its equivalent in aggregate due and payable prior to the date when it would otherwise have become due save where such creditor is a supplier of goods or services to the relevant member of the Ultimate Parent Group and any such entitlement is being contested in good faith by such member of the Ultimate Parent Group; or

23.1.7	Hedging Default

any member of the Group fails to make payment of an aggregate amount in excess of Euro 2,500,000 or its equivalent in respect of any interest rate or currency swap or other hedging arrangements (excluding, for the avoidance of doubt, a Hedge Transaction) entered into by it or commits any breach or an event entitling the relevant counterparty to terminate such swap or other hedging arrangements (howsoever described); or

23.1.8	Appointment of receivers and managers

(i) any administrative or other receiver is appointed of the Ultimate Parent or any member of the Material Group or any part of its assets and/or undertakings, (ii) any legal proceedings are taken to enforce any Encumbrance created by or under the HY Security Documents, the FRN Security Documents or the Subordinated Bridge Security Documents or (iii) any other legal proceedings are taken which are not irrevocably discharged or withdrawn within 28 days of the commencement thereof to enforce any Encumbrance over all or any part of the assets of any member of the Material Group; or

23.1.9	HTCC, Ultimate Parent and intervening Holding Companies

any member of the HTCC Group (other than a Subsidiary which is a member of the Ultimate Parent Group) undertakes or engages in any business activity other than:

(a)	acting as an indirect Holding Company of the Parent including all activities incidental to its role as a Holding Company (including the retention of professional advisors as needed), issuing Capital Stock (solely in the case of HTCC) and, if applicable, activities reasonably relating to being a public listed company;

(b)	incurring payment-in-kind debt (and pledging its assets as security therefor), provided that the Borrower determines (such determination to be evidenced by a certificate of the Borrower signed by an Authorised Officer) that the incurrence of such debt will not materially affect either the Borrower’s ability to make principal or interest payments under this Agreement or the Parent’s ability to make principal or interest payments on the FRN Notes, HY Notes, the Subordinated Bridge Facility or (as the case may be) the Subordinated Bridge Refinancing Notes as and when they come due; and

(c)	other activities not specifically enumerated in clauses (a) and (b) above that are de minimis in nature

For the purposes of this clause 23.1.9, “Capital Stock” means with respect to any person, any and all shares, interests, partnership interests (whether general or limited), participations, rights in or other equivalents (however designated) of such person’s equity, any other interest or participation that confers the right to receive a share of the profits and losses, or distributions of assets of, such person and any rights (other than debt securities convertible into or exchangeable for Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock, whether now outstanding or issued after the date the Supplemental Agreement.

23.1.10	Insolvency

(a)	either the Ultimate Parent or any member of the Material Group which is domiciled or which has a branch office in the Netherlands is declared bankrupt (in staat van faillissement verklaard) or enters into a preliminary or definitive moratorium (in voorlopige of definitive surseance van betaling gaan) pursuant to the Dutch Bankruptcy Act (Faillissementswet); or

(b)	either the Ultimate Parent or any member of the Material Group which is domiciled or which has a branch office in the Netherlands Antilles is declared bankrupt (in staat van faillissement verklaard) or enters into a preliminary or definitive moratorium (in voorlopige of definitive surseance van betaling gaan) pursuant to the Netherlands Antilles Bankruptcy Decree (Faillissementsbesluit);

(c)	either the Ultimate Parent or any member of the Material Group which is domiciled or which has a branch office in Hungary is deemed insolvent, or liquidation proceedings are initiated against it (not being proceedings which the Ultimate Parent or relevant member of the Material Group can demonstrate to the satisfaction of the Facility Agent, by promptly as soon as it becomes aware of such proceedings providing an opinion of Hungarian counsel (acceptable to the Facility Agent (acting reasonably)) to that effect, are frivolous, vexatious or an abuse of process of the court or relate to a claim to which the Ultimate Parent or relevant member of the Material Group has a good defence and which are being vigorously contested by the Ultimate Parent or relevant member of the Material Group and such proceedings are not discharged or stayed within 90 days) or a liquidation order against the Ultimate Parent or relevant member of the Material Group is made pursuant to the Hungarian Act on Bankruptcy Proceedings, Liquidation Proceedings and Final Accounting; or

23.1.11	Legal process

(i) any judgment or order for an amount in excess of Euro 2,000,000 or its equivalent is made against the Ultimate Parent or any member of the Material Group and is not stayed or complied with within 28 days (unless any such judgments and/or orders are for an amount, in aggregate, which is less than Euro 5,000,000 and the same are being appealed by such member of the Ultimate Parent Group in good faith by all appropriate proceedings) or (ii) a creditor attaches or takes possession of, or a distress, execution, sequestration, diligence or other process is levied or enforced upon or sued out against, any material part of the undertaking, assets, rights or revenues of the Ultimate Parent or any member of the Material Group and is not discharged within 28 days; or

23.1.12	Compositions

(a)	either the Ultimate Parent or any member of the Material Group which is domiciled or which has a branch office in Hungary, initiates a moratorium for the purpose of concluding a composition with its creditors or makes an attempt to conclude a composition with its creditors; or

(b)	any steps are taken or negotiations commenced, by the Ultimate Parent or any member of the Material Group or by their respective creditors with a view to proposing any kind of composition, compromise or arrangement involving such company and any group or class of its creditors generally; or

23.1.13	Winding-up

any petition is presented and is not discharged within 14 days or other step is taken for the purpose of winding up the Ultimate Parent or any member of the Material Group (not being a petition which the Ultimate Parent or the relevant member of the Material Group can demonstrate to the satisfaction of the Facility Agent, by providing an opinion of Hungarian counsel (acceptable to the Facility Agent (acting reasonably)) to that effect, is frivolous, vexatious or an abuse of the process of the court or relates to a claim to which the Ultimate Parent or the relevant member of the Material Group has a good defence and which is being vigorously contested by the relevant member of the Material Group) or an order is made or resolution passed for the winding up of any member of the Ultimate Parent or the Material Group or a notice is issued convening a meeting for the purpose of passing any such resolution other than for the purpose of an amalgamation or reconstruction previously approved in writing by the Facility Agent (acting on the instructions of the Majority Lenders); or

23.1.14	Analogous proceedings

there occurs, in relation to the Ultimate Parent or any member of the Material Group in any country or territory in which any of them carries on business or to the jurisdiction of which courts any part of their respective assets is subject, any event which corresponds with, or has an effect equivalent or similar to, any of those mentioned in clauses 23.1.8 to 23.1.13 inclusive or the Ultimate Parent or any member of the Material Group (subject always to equivalent grace periods as are referred to in such clauses being exceeded) otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

23.1.15	Principal Agreements

(a)	any Principal Agreement is terminated, suspended, revoked or cancelled or otherwise ceases to be in full force and effect and such termination, suspension, revocation or cancellation would be likely to have a Material Adverse Effect unless services of a similar nature to those provided pursuant to such Principal Agreement are at all times provided to the Group on similar commercial terms or on terms no less beneficial to the relevant member of the Group; or

(b)	any alteration or variation is made to any term of any Principal Agreement which would or is reasonably likely to have a Material Adverse Effect; or

(c)	any member of the Group breaches any term of or repudiates any of its obligations under any of the Principal Agreements where such breach or repudiation would or is reasonably likely to have a Material Adverse Effect; or

23.1.16	Unlawfulness

it becomes unlawful at any time for the Borrower, any Obligor or any Security Provider to perform any of their respective material (in the opinion of the Majority Lenders (acting reasonably)) obligations under the Finance Documents; or

23.1.17	Telecommunications Laws

the Borrower, any Obligor or Security Provider fails to comply in any respect with any term or condition of any Telecommunications Law where such non-compliance would or is reasonably likely to have a Material Adverse Effect; or

23.1.18	Repudiation

the Borrower, any Obligor or Security Provider repudiates any Finance Document to which it is a party or evidences an intention to repudiate any such Finance Document; or

23.1.19	Seizure

all or a material part of the undertakings, assets, rights or revenues of or shares or other ownership interests in the Material Group (taken as a whole) are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

23.1.20	Material events

(a)	any other event occurs or circumstances arise which would or is reasonably likely to have a Material Adverse Effect; or

(b)	the Ultimate Parent has any direct or indirect interest in the share capital of any body corporate other than as set out in the group structure chart delivered pursuant to Schedule 2 (Conditions Precedent) of the Agreement.

23.2	Acceleration

At any time after the happening of any Event of Default, so long as the same is continuing, the Facility Agent may, and if so requested by the Majority Lenders shall, without prejudice to any other rights of the Lenders, by notice to the Borrower declare that:

23.2.1	the obligation of each Lender to make its Commitment under each Facility available shall be terminated, whereupon the Commitments shall be reduced to zero forthwith; and/or

23.2.2	all or part of the Loans and all interest and commitment commission accrued and all other sums payable under the Finance Documents have become due and payable by the Borrower, whereupon the same shall, immediately, or on demand or otherwise in accordance with the terms of such notice, become due and payable; and/or

23.2.3	the Security Documents (or any of them) have become enforceable (in whole or in part) whereupon the same shall be enforceable.

23.3	Demand basis

If, pursuant to clause 23.2.2, the Facility Agent declares all or part of the Loans to be due and payable on demand then, at any time thereafter, the Facility Agent may (and, if so instructed by the Majority Lenders, shall) by written notice to the Borrower, copied to the Parent): (a) call for repayment of all or part of the Loans by the Borrower on such date as may be specified in such notice whereupon the relevant part of the relevant Loans shall become due and payable by the Borrower on the date so specified together with all interest and commitment commission accrued and all other sums payable under the Finance Document.

23.4	Clean-Up

23.4.1	Notwithstanding any other provision of any Finance Document:

(a)	any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(b)	any Event of Default constituting a Clean-Up Default,

will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

(i)	it would have been (if it were not for this provision) a breach of representation or warranty, a breach of contract or an Event of Default only by reason of circumstances relating to Memorex and its Subsidiaries (or any obligation to procure or ensure in relation to Memorex or its Subsidiaries);

(ii)	it is capable of remedy or otherwise being addressed in a manner likely to be satisfactory to the Lenders and reasonable steps are being taken to remedy it;

(iii)	the circumstances giving rise to it have not been procured by or expressly approved by a member of the Group; and

(iv)	it does not have or could not reasonably be expected to have, prior to the Clean-Up Date, a Material Adverse Effect.

23.4.2	If the relevant circumstances are continuing on or after the Clean-Up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

23.4.3	For the purposes of this clause 23.4:

“Clean-Up Date” means the date falling 90 days after the Memorex Completion Date.

“Clean-Up Event of Default” means an Event of Default referred to in clauses 23.1.2 (Breach of certain obligations), 23.1.3 (Breach of other obligations) and clause 23.1.4 (Misrepresentation) arising from breach of a Clean-Up Undertaking or a breach of representation or warranty being a Clean-Up Representation.

“Clean-Up Representation” means any of the representations and warranties (including where made or deemed to be made under clause 18.3 (Repetition)) referred to in clause 23.1.4 (Misrepresentation) other than such representations and warranties in clause 18.2.9 (Information Package).

“Clean-Up Undertaking” means any of the undertakings specified in clauses 23.1.2 (Breach of certain obligations) and 23.1.3 (Breach of other obligations) other than clauses 20.1.1, 20.1.5, 20.1.6, 20.1.7, 20.1.8, 20.1.13, 20.1.16, 20.1.24 and 20.1.27.

SECTION 9 - CHANGES TO PARTIES

24	Changes to the Lenders

24.1	Assignments and transfers by the Lenders

Subject to this clause 24, a Lender (the “Existing Lender”) may in respect of any Facility:

24.1.1	assign any of its rights (being in the case of an assignment of part only at least €2,000,000 and an integral multiple of €1,000,000; or

24.1.2	transfer by way of assigned rights and assumption of obligations in accordance with clause 24.5 (Procedure for transfer) any of its rights and obligations being (in the case of a transfer of part only at least €2,000,000 and an integral multiple of €1,000,000), to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Conditions of assignment or transfer

24.2.1	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

24.2.2	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent 5 Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

24.2.3	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

24.2.4	An assignment will only be effective on:

(a)	receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender. In the case of an assignment in accordance with clause 24.5.2, such confirmation shall be deemed to have been given by its execution of the relevant Transfer Certificate; and

(b)	performance by the Facility Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

24.2.5	A transfer will only be effective if the procedure set out in clause 24.5 (Procedure for transfer) is complied with.

24.2.6	If at the time when a transfer takes effect more than one Loan is outstanding under a Facility, the transfer of an Existing Lender’s participation shall take effect in respect of the same fraction of each such Loan.

24.2.7	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 12 (Tax gross-up and indemnities) or clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.2.8	A transfer will only be effective if the Existing Lender transfers a pro rata portion of its Commitment under each Facility denominated in the same currency.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €1,500.

24.4	Limitation of responsibility of Existing Lenders

24.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any Obligor and its related entities;

(c)	the performance and observance by any Obligor or Security Provider of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

24.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 24 (Changes to the Lenders); or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

24.5.1	Subject to the conditions set out in clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with clause 24.5.3 below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph 24.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and give notice in writing of the same to the Obligors and the other Finance Parties.

24.5.2	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

24.5.3	All Parties agree that on the Transfer Date:

(a)	the Existing Lender assigns to the New Lender that part of its rights set out in the schedule to the Transfer Certificate which it may have against any Obligor or any Finance Party under or in respect of the Finance Documents;

(b)	the New Lender assumes that part of the obligations set out in the schedule to the Transfer Certificate which the Existing Lender may have towards any of the Obligors or the other Finance Parties under or in respect of the Finance Documents;

(c)	to the extent that obligations are assumed pursuant to paragraph (b) above, the Existing Lender and the other existing parties to this Agreement are released from their respective rights and their obligations towards one another under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.

24.5.4	All Parties acknowledge that a Finance Party may assign and/or transfer in accordance with clause 24.5 (Procedure for transfer) its rights under the Finance Documents as a Senior Creditor under the trust created pursuant to the Intercreditor Deed.

24.6	Copy of Transfer Certificate to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of the Transfer Certificate.

24.7	Lending offices

Each Bank in respect of a Facility shall lend through its Facility Office at the address specified in part B of Schedule 1 (The Original Parties) or, as the case may be, in any relevant Transfer Certificate or through any other Facility Office of such Bank selected from time to time by such Lender through which such Bank wishes to lend for the purposes of such Facility and this Agreement. If a Facility Office through which a Lender is lending is changed pursuant to this clause 24.7, such Bank shall notify the Facility Agent promptly of such change.

24.8	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

24.8.1	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

24.8.2	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

24.8.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to clauses 24.8.1 and 24.8.2 above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

25	Changes to the Obligors

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior written consent of all the Lenders.

25.2	Additional Guarantors

25.2.1	Subject to compliance with the provisions of paragraphs (c) and (d) of clause 20.1.24, the Parent and the Borrower shall procure that any Operating Companies, any IPO Subsidiary and any person which becomes a Material Subsidiary of the Parent after the date of this Agreement in accordance with the terms of the Permitted Investments, become an Additional Guarantor. That person shall become an Additional Guarantor if:

(a)	the Borrower delivers to the Facility Agent a duly completed and executed Guarantor Accession Undertaking; and

(b)	the Facility Agent has received all of the documents and other evidence listed in part B of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor (or, in the case of the HTCC Operating Company, part B of Schedule 2 (Conditions precedent) to the Supplemental Agreement or, in the case of Memorex and the Turkish Subsidiary, part B of Schedule 2 (Conditions precedent) of the Second Supplemental Agreement), each in form and substance satisfactory to the Facility Agent.

25.2.2	The Facility Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in part B of Schedule 2 (Conditions precedent) (or, in the case of the HTCC Operating Company, part B of Schedule 2 (Conditions precedent) to the Supplemental Agreement or, in the case of Memorex and the Turkish Subsidiary, part B of Schedule 2 (Conditions precedent) of the Second Supplemental Agreement).

25.2.3

(a)	The Finance Parties irrevocably authorise the Facility Agent to execute any duly executed Guarantor Accession Undertaking on their behalf, without any further consent of, or consultation with, any of the Finance Parties.

(b)	Each Obligor irrevocably authorises the Parent to execute any duly executed Guarantor Accession Undertaking on their behalf, without any further consent of, or consultation with, any of the Finance Parties.

25.2.4	Each Additional Guarantor, before entering into a Guarantor Accession Undertaking, shall comply with all relevant legislation in the jurisdiction of its incorporation to the satisfaction of the Facility Agent, to ensure that its giving of, and performance under, the Guarantee is in compliance with all relevant provisions of such legislation and to ensure that its giving of, and performance under the Guarantee is legal, valid and binding upon such Guarantor, subject to any general principles of law limiting its obligations which are specifically referred to in clause 17.1 (Covenant to pay).

25.3	Repetition of Representations

Delivery of a Guarantor Accession Undertaking constitutes confirmation by the relevant person and the Parent that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.4	Resignation of a Guarantor

25.4.1	The Borrower may request that a Guarantor (other than the Borrower) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.

25.4.2	The Facility Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:

(a)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Borrower has confirmed this is the case);

(b)	all the Lenders have consented to the Borrower’s request; and

(c)	such Guarantor is no longer an Operating Company, the Borrower, the Parent, an IPO Subsidiary or (as the case may be) a Material Subsidiary.

SECTION 10 - THE FINANCE PARTIES

26	Role of the Agent, the Security Trustee and the Arranger

26.1	Appointment of the Agent and the Security Trustee

26.1.1	Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents and each Lender under Facility B and HUF Facility C appoints the HUF Agent (in relation to a payment or calculation to be made in Forints only).

26.1.2	Each other Finance Party in accordance with the terms of the Intercreditor Deed appoints the Security Trustee to act as its trustee under and in connection with the Security Documents.

26.1.3	Each other Finance Party authorises the relevant Agent (whether or not by or through employees or agents) to exercise the rights, powers, authorities and discretions specifically given to the relevant Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

26.2.1	The Agents shall promptly forward to a Party the original or a copy of any document which is delivered to such Agent for that Party by any other Party.

26.2.2	Except where a Finance Document specifically provides otherwise, the Agents are not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

26.2.3	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

26.2.4	If either Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

26.2.5	The Agents’ duties under the Finance Documents are solely mechanical and administrative in nature.

26.2.6	The duties of the Security Trustee shall be stated in the Intercreditor Deed.

26.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

26.4.1	Nothing in this Agreement constitutes either Agent or the Arranger or (save as expressly stated in the Intercreditor Deed) the Security Trustee as a trustee or fiduciary of any other person.

26.4.2	Neither of the Agents nor the Arranger nor the Security Trustee shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

Each Agent, the Security Trustee and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions of the Agent

26.6.1	Each Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

26.6.2	Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 23.1.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Borrower (other than an Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

26.6.3	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

26.6.4	Each Agent may act in relation to the Finance Documents through its personnel and agents.

26.6.5	Each Agent and the Security Trustee may disclose to any other Party any information it reasonably believes it has received as agent or, (as the case may be), trustee under this Agreement.

26.6.6	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent, the HUF Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders’ instructions

26.7.1	Unless a contrary indication appears in a Finance Document, the Facility Agent shall (a) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

26.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

26.7.3	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

26.7.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

26.7.5	Neither Facility Agent nor the Security Trustee are authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.7.6	Unless a contrary indication appears in a Finance Document, the HUF Agent shall (a) act in accordance with any instructions given to it by the Facility Agent (or, if so instructed by the Facility Agent, refrain from acting or exercising any right, power, authority or discretion vested in it as HUF Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such instruction of the Facility Agent (the Facility Agent in each case acting on the instructions of the Majority Lenders (or, if appropriate, the Lenders) as required under the Finance Documents).

26.8	Responsibility for documentation

Neither Agent nor the Arranger:

26.8.1	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by either Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Due Diligence Reports; or

26.8.2	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9	Exclusion of liability

26.9.1	Without limiting clause 26.9.2 below, neither Agent will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

26.9.2	No Party (other than the Facility Agent or (as the case may be) the HUF Agent) may take any proceedings against any officer, employee or agent of either Agent in respect of any claim it might have against such Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agents may rely on this clause subject to clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

26.9.3	Neither Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agents if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

26.9.4	Nothing in this Agreement shall oblige either Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the relevant Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the relevant Agent or the Arranger.

26.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agents, within three Business Days of demand, against any cost, loss or liability incurred by the Agents (otherwise than by reason of the Agents’ gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the relevant Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11	Resignation of the Agents

26.11.1	Each Agent may resign and appoint one of its Affiliates acting through an office in the case of the Facility Agent, in a Relevant Centre, and in the case of the HUF Agent, in Hungary, as successor by giving notice to the other Finance Parties and the Borrower.

26.11.2	Alternatively each Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case in respect of the Facility Agent, all the Lenders and, in respect of the HUF Agent, all the Facility B Lenders and the HUF Revolving Lenders (in each case, after consultation with the Borrower) may appoint a successor Agent.

26.11.3	If the relevant Lenders have not appointed a successor Agent in accordance with clause 26.11.2 above within 30 days after notice of resignation was given, the relevant Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in a Relevant Centre).

26.11.4	Each retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

26.11.5	Each Agent’s resignation notice shall only take effect upon the appointment of a successor.

26.11.6	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.11.7	After consultation with the Borrower, in the case of the Facility Agent, the Majority Lenders and, in the case of the HUF Agent, all the Facility B Lenders and all the HUF Facility C Lenders (other than the HUF Agent) may, by notice to the relevant Agent, require it to resign in accordance with clause 26.11.2 above. In this event, the relevant Agent shall resign in accordance with clause 26.11.2 above.

26.12	Confidentiality

26.12.1	In acting as agent for the Finance Parties, each Agent shall be regarded as acting through its agency or loan administration division which shall be treated as a separate entity from any other of its divisions or departments.

26.12.2	If information is received by another division or department of the relevant Agent, it may be treated as confidential to that division or department and the Agents shall not be deemed to have notice of it.

26.12.3	Notwithstanding any other provision of any Finance Document to the contrary, neither Agent, nor Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or breach of a fiduciary duty.

26.13	Relationship with the Lenders

26.13.1	Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.13.2	Each Lender shall supply the Facility Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor or any Security Provider for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Agent, the Security Trustee and each Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

26.14.1	the financial condition, status and nature of each member of the Group and the Security Provider;

26.14.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

26.14.3	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

26.14.4	the adequacy, accuracy and/or completeness of the Due Diligence Reports and any other information provided by the Agents, the Security Trustee, the Arranger, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16	Agent’s Management Time

Any amount payable to either Agent under clause 14.3 (Indemnity to the Agent), clause 16 (Costs and expenses) and clause 26.10 (Lenders’ indemnity to the Agent) shall, to the extent either Agent undertakes duties which such Agent believes in good faith to be of an exceptional nature and not fairly compensated by the relevant agency fee, include the cost of utilising such Agent’s management time or other resources in connection with such duties and will be calculated on the basis of such reasonable daily or hourly rates as such Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to such Agent under clause 11 (Fees).

26.17	Deduction from amounts payable by the Agent

If any Party owes an amount to any Agent under the Finance Documents the relevant Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the relevant Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.18	Separation of capacities

Notwithstanding that the Security Trustee and any Agent may from time to time be the same entity, the Security Trustee and such Agent have entered into this Agreement in their respective separate capacities as such Provided that, where this Agreement provides for the Security Trustee and/or any Agent to communicate with each other, while such parties are the same entity it will not be necessary for there to be any such formal communication or instructions notwithstanding that this Agreement provides in certain cases for the same to be in writing.

26.19	Compliance

Each Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

26.20	Notification of Defaults, etc.

The HUF Agent shall notify the Facility Agent of any Default under Facility B or HUF Facility C in respect of payments in Forints if the HUF Agent otherwise has actual knowledge of the event concerned. For the purposes of this clause 26.20, the HUF Agent shall not be treated as having actual knowledge of any matter of which any division outside its agency, corporate lending or loan administration departments may become aware in the context of corporate finance, advisory or financing activities from time to time undertaken by the HUF Agent for any member of the Group, any Security Provider or any of their respective Subsidiaries or Associated Companies or any person which may be a trade competitor of, or may otherwise have commercial interests similar to those of, the same.

26.21	Consultation

Each Agent shall consult generally with regard to any matter materially affecting the rights of the Finance Parties as regulated by this Agreement and, in particular, upon any insolvency proceeding taking place and prior to the taking of any enforcement action by the Security Trustee under any of the Security Documents (for the avoidance of doubt, such consultation shall include, among other matters, discussion on the method of enforcement and realisation of security) Provided that such consultation process shall not impose upon any such party (the “first party”) any obligation to accede to any requests made by any other such party in respect of the exercising of any of the rights of the first party nor shall the rights of the first party be fettered in any respect other than as expressly provided in this Agreement.

27	Conduct of business by the Finance Parties

No provision of this Agreement will:

27.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

27.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

27.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28	Sharing among the Finance Parties/Enforcement

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

28.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the relevant Agent;

28.1.2	the relevant Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by such Agent and distributed in accordance with clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on such Agent in relation to the receipt, recovery or distribution; and

28.1.3	the Recovering Finance Party shall, within three Business Days of demand by the relevant Agent, pay to such Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which such Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 29.5 (Partial payments).

28.2	Redistribution of payments

The relevant Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 29.5 (Partial payments).

28.3	Recovering Finance Party’s rights

28.3.1	On a distribution by the relevant Agent under clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

28.3.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 28.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

28.4.1	each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 28.2 (Redistribution of payments) shall, upon request of the relevant Agent, pay to the relevant Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

28.4.2	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions

28.5.1	This clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

28.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28.6	Enforcement

At any time after the Enforcement Date, all of the Lenders may give notice to the Facility Agent and the Borrower requiring that all amounts outstanding in Forints shall be converted into Euro. If the Lenders give such a notice, such amounts outstanding in Forints will be converted into Euro at the Facility Agent’s Spot Rate of Exchange on the date that such notice is received by the Facility Agent and thereafter the Borrower will repay the amounts outstanding in Forints to all the Banks in Euro by reference to the amount in Euro as calculated by the Facility Agent.

SECTION 11 - ADMINISTRATION

29	Payment mechanics

29.1	Payments to the Agent

29.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to, in the case of Facility A, Euro Facility C and Facility D, the Facility Agent and, in the case of Facility B and HUF Facility C, the HUF Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by such Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

29.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the relevant Agent specifies.

29.1.3	If a payment denominated in HUF in relation to Facility B or HUF Facility C is to be made to the Facility Agent pursuant to any Finance Document, the payment shall be made to the HUF Agent as if each reference to the Facility Agent were a reference to the HUF Agent.

29.2	Distributions by the Agent

Each payment received by each Agent under the Finance Documents for another Party shall, subject to clause 29.3 (Distributions to an Obligor) and clause 29.4 (Clawback) be made available by such Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the relevant Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

Each Agent may (with the consent of the Obligor or in accordance with clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

29.4.1	Where a sum is to be paid to the Agents under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

29.4.2	If either Agent pays an amount to another Party and it proves to be the case that the relevant Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by such Agent shall on demand refund the same to the relevant Agent together with interest on that amount from the date of payment to the date of receipt by such Agent, calculated by the relevant Agent to reflect its cost of funds.

29.5	Partial payments

29.5.1	If an Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, such Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued commitment commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any other accrued interest or fee due but unpaid under this Agreement;

(d)	fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(e)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

29.5.2	Each Agent shall, if so directed by all the Lenders, vary the order set out in clauses 29.5.1(b) to 29.5.1(e) above and it shall without any legal commitment use reasonable endeavours to notify the Borrower of any such variation.

29.5.3	Clauses 29.5.1 and 29.5.2 above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

29.7.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

29.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

29.8.1	Subject to clauses 29.8.2 to 29.8.5 below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

29.8.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

29.8.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

29.8.4	Each payment in respect of costs, expenses or Tax shall be made in the currency in which the costs, expenses or Tax are incurred.

29.8.5	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9	Change of currency

29.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

29.9.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. Each Lender shall notify the Facility Agent and the relevant Obligor forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto and the Facility Agent shall inform the other Lenders. Failure by the Lender to give such notice shall not affect the validity of the exercise of such Lender’s right of set-off.

31	Notices

31.1	Communications in writing

31.1.1	Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.1.2	Any communication or notice to be made by fax, letter or electronic mail by or to the Turkish Subsidiary pursuant to this Agreement shall constitute written evidence between the Parties thereto pursuant to the provision of the second sentence of Article 287 of the Civil Procedure Code of Turkey.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

31.2.1	in the case of the Original Obligors, that identified with its name below;

31.2.2	in the case of each Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party;

31.2.3	in the case of the Agents, that identified with their name below; and

31.2.4	in the case of the Security Trustee, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (with a copy to the HUF Agent) (or the Agents may notify to the other Parties, if a change is made by the Agents) by not less than five Business Days’ notice.

31.3	Delivery

31.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or three Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address:

and, if a particular department or officer is specified as part of its address details provided under clause 31.2 (Addresses), if addressed to that department or officer.

31.3.2	Any communication or document to be made or delivered to either Agent or the Security Trustee will be effective only when actually received by such Agent or (as the case may be) Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the relevant Agent or (as the case may be) Security Trustee’s signature below (or any substitute department or officer as the relevant Agent shall specify for this purpose).

31.4	Notices through the Facility Agent

Every notice, request, demand or other communication under:

31.4.1	this Agreement to be given by any member of the Group to any other party thereto shall be given (if to the Security Trustee) to the Security Trustee or (otherwise) to the Facility Agent for onward transmission as appropriate and to be given to any member of the Group shall (except as otherwise provided in this Agreement) be given (if to the Security Trustee) to the Security Trustee or (otherwise) by the Facility Agent;

31.4.2	to be given by the Security Trustee to any other party to this Agreement other than a member of the Group shall be given to the Facility Agent for onward transmission as appropriate and to be given to the Security Trustee by any other party to this Agreement other than a member of the Group shall be given by the Facility Agent;

31.4.3	or in respect of, any Facility to be given by any member of the Group to any other party in respect of, such Facility shall be given to the Facility Agent for onward transmission as appropriate and to be given to any member of the Group in respect of such Facility shall be given by the Facility Agent; and

31.4.4	this Agreement to be given by any Lender to the Facility Agent shall be given to the Facility Agent for onward transmission as appropriate and to be given to any such Lender under this Agreement shall be given by the Facility Agent.

This clause 31 (Notices) shall not affect any requirements within this Agreement to copy any notice to the HUF Agent.

31.5	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number and telex number or change of address or fax number pursuant to clause 31.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

31.6	Restriction on Notices to Austria

No communication under or in connection with the Finance Documents shall be made to or from an address located inside of the Republic of Austria. The foregoing sentence applies mutatis mutandis to any communication made by fax, electronic message or in other written form.

31.7	Electronic communication

31.7.1	Any communication to be made between the respective Agents and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the relevant Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

31.7.2	Any electronic communication made between the relevant Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.8	English language

31.8.1	Any notice given under or in connection with any Finance Document must be in English.

31.8.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32	Calculations and certificates

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35	Amendments and waivers

35.1	Required consents

35.1.1	Subject to clause 35.2 (Exceptions) and clause 35.4 (Amendments binding) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

35.1.2	The Facility Agent may effect, on behalf of any Finance Party and Senior Creditor, any amendment or waiver permitted by this clause or, in the case of any such amendment or waiver under a Security Document, may authorise the Security Trustee to effect, and the Security Trustee may so effect, the same.

35.2	Exceptions

35.2.1	An amendment or waiver that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or an extension of any Commitment;

(e)	a change to the Borrower or Guarantors other than in accordance with clause 25 (Changes to the Obligors);

(f)	any provision which expressly requires the consent of all the Lenders;

(g)	clause 2.2 (Finance Parties’ rights and obligations), clause 4.3 (Waiver of conditions precedent), clause 13 (Increased Costs), clause 24 (Changes to the Lenders), clause 28 (Sharing among the Finance Parties/Enforcements) or this clause 35;

(h)	change the currency in which any amount is payable under this Agreement or any Security Document;

(i)	change the definition of “Senior Creditors” or “Senior Secured Documents” in the Intercreditor Deed;

(j)	change clauses 10, 11, 12 and 13 of the Intercreditor Deed;

(k)	change paragraph 1 of schedule 3 in the Intercreditor Deed or (by any change to any definition) the order of payments set out in paragraph 1 of schedule 3 to the Intercreditor Deed; or

(l)	release or impair any Encumbrance or Guarantee constituted by any of the Security Documents or this Agreement,

shall not be made without the prior consent of all the Lenders.

35.2.2	An amendment or waiver which relates to the rights or obligations of the Agents, the Security Trustee or the Arranger may not be effected without the consent of the Agents, the Security Trustee or the Arranger.

35.3	Releases

Except with the prior consent of all the Lenders, the Facility Agent shall not have the authority to authorise the Security Trustee to release:

35.3.1	any Obligor or other Security Provider or any asset from the security or subordination arrangements constituted by any Security Document; or

35.3.2	any Obligor from any of its guarantee or other assurance obligations under any Security Document (including any Guarantee),

in each case, other than any such release as part of a disposal made pursuant to clause 21.1.3.

35.4	Amendments binding

Without prejudice to the other provisions of this Agreement each Obligor confirms that if the Parent and the Senior Creditors or any of them enter into any amendment or supplement to, or restatement of, this Agreement, the Parent’s execution of any such amendment, supplement or restatement, whether or not expressly or purportedly made on behalf of that Obligor, shall bind that Obligor without the need to obtain any confirmation or acknowledgement from such Obligor. For this purpose, each Obligor, for the benefit of the Senior Creditors, irrevocably designates, appoints and empowers the Parent as its agent and attorney. For the avoidance of doubt, each Obligor agrees that the Parent, in its capacity as agent and attorney, may execute an amendment, supplement or restatement of this Agreement to which the Parent itself is a party.

36	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37	Place of performance outside Austria

The Parties agree that the exclusive place of performance (Erfüllungsort) for all rights and obligations under this Agreement shall be at the registered office of the Security Trustee in England or any other place reasonably designated by the Security Trustee but in any case a place outside the Republic of Austria, which in particular, but without limitation, means that the payment of all amounts, if any, under this Agreement or any Finance Document must be made from and to, respectively, a bank account outside the Republic of Austria. It is expressly agreed between the parties hereto that any such performance within the Republic of Austria will not establish Austria as the place of performance and shall be deemed not effective with respect to any Party hereto. Further, the Parties hereto agree that the fulfilment of any contractual obligation under this Agreement within the Republic of Austria does not result in a discharge of debt.

SECTION 12 - GOVERNING LAW AND ENFORCEMENT

38	Governing law

This Agreement is governed by English law.

39	Enforcement

39.1	Jurisdiction

39.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

39.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

39.1.3	This clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.1.4	Without limiting the generality of any of the foregoing, the Turkish Subsidiary agrees, without prejudice, to the enforcement of a judgement obtained from the courts of England according to the provisions of Article 54 of the International Private and Procedure Law of Turkey (Law No. 5718), that in the event that the Turkish Subsidiary is sued in a court in Turkey in connection with this Agreement, such judgement shall constitute conclusive evidence of the existence and amount of the claim against the Turkish Subsidiary pursuant to the provisions of the second sentence of Article 287 of the Civil Procedure Code of Turkey and Article 58 of the International Private and Procedure Law of Turkey (Law No. 5718).

39.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law:

39.2.1	The Parent and each Obligor irrevocably appoints Law Debenture Corporate Services Limited of Fifth floor, 100 Wood Street, London, EC2V 7EX as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

39.2.2	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

39.3	Inconvenient Forum

Each Obligor waives any objection it may have now or hereafter to the laying of venue of any action or proceedings in any court or jurisdiction referred to in clause 39.1 (Jurisdiction) and any claim it may have now or hereafter that any action or proceedings brought in such courts or jurisdiction has been brought in an inconvenient forum.

39.4	Security for costs

To the extent that any Obligor may, in any suit, action or proceeding brought in a court in Turkey or elsewhere arising out of or in connection with this Agreement, be entitled to the benefit of any provisions of law requiring the Finance Parties or any of them in such suit, action or proceeding to post security for costs of such Obligor (“Cautio judicatum solvi”), or to post a bond or take similar action, such Obligor hereby irrevocably waives any such benefit, in each case to the fullest extent now or hereafter permitted under the laws of Turkey or, as the case may be, such other jurisdictions.

39.5	Waiver of immunity

To the extent that any Obligor may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Original Parties

Part A

The Original Guarantors (as at the date of the Second Supplemental Agreement)

Name	Registered Addresses	Jurisdiction of incorporation
Magyar Telecom B.V. (the Parent)	Laan van Kronenburg 8 1183 AS Amsterdam The Netherlands	The Netherlands

Invitel Zrt.	2040 Budaörs Puskás Tivadar U.8-10 Hungary	Hungary

S.C. Euroweb Romania S.A.	102 Lipscani Street Nouveau Centre Corp A 3rd Floor Bucharest Romania	Romania

Invitel Technocom Távközlési Korlátolt Felelosségu Társaság	2040 Budaörs Puskás Tivadar U.8-10 Hungary	Hungary

Part B

The Original Lenders (as at the date of the Second Supplemental Agreement)

Name of Original Lender	Facility A Commitment	Facility B Commitment	Facility C Euro Commitment	Facility C HUF Commitment	Facility D Commitment
	(€)	(HUF)	(€)	(HUF)	(€)
Allied Irish Banks p.l.c.
BNP Paribas
BNP Paribas, Hungary Branch
Calyon Magyarorszagi Fioktelepe
DEXIA Crédit Local
Erste Bank Hungary Rt.
UniCredit Bank Hungary Zrt.
KBC Finance Ireland
K&H Bank Zrt.
MKB Bank Nyrt.
Natixis
OTP Bank

	83 128 542	3 971 593 693	4 196 970	200 516 591	25 000 000

Schedule 2

Conditions precedent

Part A

Conditions precedent to initial Utilisation

1	Copies, certified as true, complete and up-to-date copies by an Authorised Officer of each relevant Obligor or (as the case may be) the Ultimate Parent of the constitutive documents of such Obligor or (as the case may be) the Ultimate Parent (including, without limitation, extract from the trade registry of the Obligors incorporated in Hungary), together with copies of the duly executed and effective amendments to the Borrower’s constitutive documents as required by the Facility Agent.

2	A copy, certified as a true copy by an Authorised Officer of each Obligor and the Ultimate Parent, of resolutions of the relevant boards, committees and/or bodies of the shareholders of each Obligor and the Ultimate Parent evidencing approval of this Agreement (to the extent it is a Party) and the documents to which it is a party described at paragraph 6 below and authorising its Appropriate Officers to execute and deliver this Agreement (to the extent it is a Party) and the documents to which it is a party described at paragraph 6 and to give all notices and take all other action required by the relevant Obligor and the Ultimate Parent under this Agreement (to the extent it is a Party) and to any of the documents described at paragraph 6 to which it is a party.

3	Specimen signatures, authenticated by an Authorised Officer of the Obligor and the Ultimate Parent, of the persons authorised in the resolutions of the Board of Directors or equivalent, referred to in paragraph 2 above.

4	A copy, certified as a true copy by an Authorised Officer of the relevant Obligor and the Ultimate Parent of all consents, authorisations, licences and approvals required by the relevant Obligor and the Ultimate Parent in connection with the execution, delivery, validity, enforceability and admissibility in evidence of this Agreement (to the extent it is a Party) and the documents to be executed on or about the date of this Agreement described at paragraph 6 to which it is a party and the performance by (as the case may be) the relevant Obligor or the Ultimate Parent (as the case may be) of their respective obligations under the Agreement (to the extent it is a Party) and the documents described at paragraph 6 to which it is a party to be executed on or about the date of this Agreement.

5	A copy, certified as a true copy by an Authorised Officer of the Borrower of a letter from the agents for receipt of service of process referred to in the relevant Finance Documents accepting their respective appointments.

6

(a)	The Original Floating Charge having been duly executed and delivered by the Borrower;

(b)	The Original Obligor Share Securities having been duly executed and delivered by the Parent, V-holding or (as the case may be) the Borrower;

(c)	The Dutch Share Security having been duly executed and delivered by the Ultimate Parent;

(d)	The Original Obligor Account Charges duly executed by each of the Parent and the Borrower and V-holding and notified to and acknowledged by the account holding banks;

(e)	The Intercreditor Deed having been duly executed by each party thereto;

(f)	Pledges of Receivables having been duly executed by each of the Ultimate Parent, the Parent and the Borrower in the agreed form and their existence having been notified to the relevant debtors thereunder and, in the case of all debtors other than the Joint Ventures, having been acknowledged or signed by such debtors;

(g)	the HY Security Documents other than the Original Obligor Share Securities over Invitel’s and V-holding’s shares having been duly executed by the Security Trustee and the Parent;

(h)	all Intergroup Loan Agreements to be entered into in connection with the funds flow chart referred to in paragraph 28 below and further referred to in paragraph (a) of the definition of Permitted Intra-Group Transactions having been duly executed by the relevant members of the Group; and

(i)	copies of the amendments to the Ultimate Parent/Parent Loan Agreement and the existing Intergroup Loan Agreements referred to in clause 18.2.11 to reflect that, inter alia, the repayment date in respect of such loans falls after the final maturity date of this Facility and the high yield notes.

7	Copies, certified to be true copies by an Authorised Officer of the Parent, of the following financial statements:

(a)	Quarterly Management Accounts for the quarter ending 31 March 2004; and

(b)	Audited financial statements in respect of the Group for the financial year ended 31 December 2003.

8	An opinion from Norton Rose London dated no earlier than five Business Days prior to the first Utilisation Date, confirming (among other things) that the subordinated guarantees in relation to the HY Offering are subordinated in accordance with the terms of the Intercreditor Deed.

9	An opinion from Norton Rose Amsterdam, dated no earlier than five Business Days prior to the first Utilisation Date, confirming (among other things) that any security granted to secure the HY Offering is of second ranking nature.

10	An opinion from Burai-Kovács and Partners Budapest, dated no earlier than five Business Days prior to the first Utilisation Date, confirming (among other things) that the subordinated guarantees in relation to the HY Offering are properly subordinated and the contractual provisions in relation to distribution of the proceeds of enforcement of the Security Deposit Deeds in relation to Invitel would be recognised and enforced in Hungary.

11	An opinion from STvB, the Netherlands Antilles counsel dated no earlier than five Business Days prior to the first Utilisation Date.

12	The Fee Letters having been duly executed by the Borrower together with evidence that the fees, costs and expenses then due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been or will be paid by the first Utilisation Date.

13	Copies, certified as true, complete and up-to-date copies by an Authorised Officer of the Borrower of each Principal Agreement, together with a certification from such Authorised Officer confirming that such documents are in full force and effect.

14	A certificate from an Authorised Officer of the Borrower setting out all bank accounts of the Group, certified as true, complete and up-to-date.

15	Confirmation from an Authorised Officer of the Parent that there are no outstanding Encumbrances or Borrowed Money other than Permitted Encumbrances and Permitted Borrowings and confirming that no member of the Group is in default under any existing financing arrangements (including the HY Offering).

16	A copy of each Information Package document certified by an Authorised Officer of the Parent as being true, complete and up-to-date, together with reliance letters in favour of the Lenders in relation to the Legal Due Diligence Report (including all bring down due diligence reports).

17	A copy of the business plan assessment dated 20 April 2004 prepared by Hardimann Telecommunications Ltd.

18	A copy, certified to be a true and up-to-date copy by an Authorised Officer of the Agreed Business Plan.

19	A copy of each HY Document executed (to the extent required) by the HY Trustee.

20	A copy of the group structure chart certified by an Authorised Officer of the Borrower as true, complete and accurate.

21	Such other documents and evidence as any Lender may reasonably require for the purpose of complying with any applicable money laundering regulations or laws.

22	A copy, certified as true, complete and up-to-date by an Authorised Officer of the Ultimate Parent, of a power of attorney from the Ultimate Parent authorising an authorised signatory to sign the documents to which it is a party described at paragraph 6.

23	A certificate from the management of the Ultimate Parent duly executed in the agreed form as required by STvB.

24

(a)	A confirmation from the facility agent and the HUF agent under the Existing Facilities specifying the total of all amounts outstanding under each respective facility as at the proposed date of the first Utilisation to be made to the Borrower and that upon the said amounts being received all Encumbrances granted to the existing lenders in connection with the Existing Facilities shall be released, cancelled or discharged (as the case may be);

(b)	A confirmation from the facility agent under the Existing Facilities that upon receipt of (a) the proceeds the subject of the first Utilisations Requests delivered under Facility A and Facility B (which proceeds shall be no less than €160,000,000 or its equivalent) and (b) €91,476,788 from the Borrower representing part of the proceeds of the HY Funding Loan and/or, subject to CP 26, cash on the balance sheet, the Existing Outstandings shall have been repaid in full;

(c)	a confirmation to the facility agent and the HUF Agent under the Existing Facilities from BNP Paribas, Hungary as the Borrower’s account bank that the Borrower has submitted an unqualified payment instruction for €251,476,788; and

(d)	Deeds of release in relation to each Encumbrance created by a member of the Ultimate Parent Group or any other security provider in connection with the Existing Facilities executed in escrow and to become effective upon the making of the first Utilisation hereunder in accordance with the confirmation given in 24(i) above.

25	A copy of the Registration, inter alia, of the name and address of the Security Trustee in the register of shareholders of the Borrower and V-holding

26	Evidence that immediately after the first Utilisation Date the Borrower will have gross cash balances (in bank accounts subject to an Account Charge) of a minimum aggregate amount of HUF1.5 billion or, to the extent that the High Yield cash pay interests is more than 10 per cent. and cash on the balance sheet immediately prior to the initial Utilisation Date is more than €35,000,000, an amount in excess of the HUF 1.5 billion increased by the amount of cash prior to closing in excess of €35,000,000, up to a maximum additional €5,250,000 amount (the “Required Cash Balance”).

27	Satisfactory evidence that the VTI Vendor Note has been fully repaid and cancelled or that it will be fully repaid and cancelled simultaneously with the first Utilisation.

28	A statement illustrating the funds flow on the HY Completion Date.

29	A copy, certified as true complete and up-to-date by an Authorised Officer of the Borrower of the agreement terminating the concession contracts.

30	A copy of the duly executed transfer pricing report issued in respect of the margin due on the HY Funding Loan.

Part B

Documents and evidence to be delivered by an Additional Guarantor

1	A copy, certified as true, complete and up to date by an Authorised Officer of the relevant entity of the constitutive documents and an extract from the relevant public register of the relevant entity (amended as requested by the Security Trustee).

2	A copy, certified as a true copy by an Authorised Officer of the relevant entity, of resolutions of the Board of Directors of that entity evidencing approval to the Guarantor Accession Undertaking and/or any other Finance Documents to which it is a party and authorising its appropriate officers to execute and deliver the Guarantor Accession Undertaking and/or any other Finance Documents to which it is a party and to give all notices and take all other action required by the relevant entity as an Additional Guarantor under each Finance Document to which it is to be a party.

3	A copy, certified as a true copy by an Authorised Officer of the relevant entity of all consents, authorisations, licences and approvals required by the relevant entity to authorise, or required by the relevant entity in connection with, the execution, delivery, validity, enforceability and admissibility in evidence of the Guarantor Accession Undertaking and/or any other Finance Documents to which it is a party and the performance by the relevant entity of its obligations under each Finance Document to which it is to be a party.

4	Either (i) specimen signatures, authenticated by a notary of the persons authorised in the resolutions of the Board of Directors or equivalent, referred to in paragraph (b), above or (ii) a notarised copy of the most recent authorized signatory circular of the Additional Guarantor setting out the names and signatures of the persons authorized to act for and on behalf of the Additional Guarantor including names and signature specimens of each person authorized in the resolutions of the Board of Directors or equivalent, referred to in paragraph (b), above.

5	An opinion of legal advisers to the Lenders in Hungary or the relevant jurisdiction, dated not more than five Business Days prior to the date of the Guarantor Accession Undertaking.

6	An opinion of Norton Rose, dated not more than five Business Days prior to the date of the Guarantor Accession Undertaking.

7	A copy, certified as a true copy by an Authorised Officer of the relevant entity of a letter from the agent of the relevant entity for receipt of service of process referred to in the Guarantor Accession Undertaking accepting its appointment.

8	A Guarantor Accession Undertaking duly executed by the relevant entity and the Parent.

9	A certificate of a director of the relevant entity confirming that utilisation of the Facilities in the maximum amount permitted would not cause any borrowing or guarantee limit binding on it to be exceeded.

10	A copy, certified as a true copy by an Authorised Officer of the Parent of resolutions of the Board of Directors of the Parent, evidencing approval of the Parent to the entity becoming an Additional Guarantor by entering into a Guarantor Accession Undertaking.

11	A Share Security over the shares of the Additional Guarantor, duly executed as a deed by the parties to it.

12	A Deed of Accession (as defined in the Intercreditor Deed) duly executed by the parties to it.

13	If applicable, share certificates and stock transfer forms executed in blank (or pledge endorsement in the case of the Turkish Subsidiary).

14	A Floating Charge Agreement duly executed by the parties to it (or equivalent security to the extent available under the relevant law).

15	If it maintains any bank accounts, an Account Charge duly executed by the relevant entity together with copies of notices of such Account Charge (in the form provided for in the relevant Account Charge) given to each financial institution with whom it maintains any such account.

Schedule 3

Requests

Part A

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE.

Utilisation Request

From: • [Borrower]

To: • [Facility Agent]

Copy: HUF Agent

Dated: [•]

Dear Sirs

Invitel Zrt. EUR 165,000,000 Term and Multicurrency

Revolving Facilities Agreement dated 6 August 2004

(as amended and restated pursuant to a supplemental agreement dated 27 April 2007 and a second supplemental agreement dated [•] 2008, the “Agreement”)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]/[Euro Facility C]/[HUF Facility C]/[Facility D]

Currency of Loan:	[•]

Amount:	[•] or, if less, the Available Facility

Interest Period:	[•]

3	We confirm that each condition specified in clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	We further confirm that:

(a)	the borrowing to be effected by such Utilisations will be within our powers, has been validly authorised by appropriate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded;

(b)	the Group is in compliance with the undertakings set out in clauses 20 (Positive Covenants), 21 (Negative Covenants) and 22 (Financial Covenants) of the Agreement; and

(c)	the Group is in compliance with the undertakings set out in each of clause 22.1.2 AND 22.1.3 (Total Debt or (as the case may be) Senior Debt having been adjusted to take into account the principal amount of the proposed Utilisation to be made on the Utilisation Date).

5	The proceeds of this Loan should be credited to • [account].

6	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
Invitel Zrt.

Part B

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE.

Selection Notice

Applicable to a Facility A Loan and a Facility B Loan

From: • [Borrower]

To: • [Agent]

Dated: [•]

Dear Sirs

Invitel Zrt. EUR 165,000,000 Term and Multicurrency

Revolving Facilities Agreement dated 6 August 2004

(as amended and restated pursuant to a supplemental agreement dated 27 April 2007 and a second supplemental agreement dated [•] 2008, the “Agreement”)

1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We refer to the following Facility A Loan[s]/Facility B Loan[s]* with an Interest Period ending on [•]*

3	[We request that the above Facility A Loan[s]/Facility B Loan[s]* be divided into [•]Facility A Loans/Facility B Loans* with the following Base Currency Amounts and Interest Periods:]**

or

[We request that the next Interest Period for the above Facility A Loan[s]/Facility B Loan[s] is [•]].***

4	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
Invitel Zrt.

*	Insert details of all Facility A Loans/Facility B Loans which have an Interest Period ending on the same date.
**	Use this option if division of Loans is requested.
***	Use this option if sub-division is not required.

Schedule 4

Mandatory Cost formulae

1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank or the central bank of Hungary.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State and Hungary will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank or (as the case may be) the central bank of Hungary in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

per cent. per annum.

Where E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5	For the purposes of this schedule:

(a)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	its jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

8	The percentages of each Lender and the rates of charge of each Reference Bank shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

10	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

11	Any determination by the Facility Agent pursuant to this schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12	The Facility Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority, the European Central Bank or the central bank of Hungary (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 5

Form of Transfer Certificate

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE.

To: [•] as Facility Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated: [•]

Invitel Zrt. EUR 165,000,000 Term and Multicurrency

Revolving Facilities Agreement dated 6 August 2004

(as amended and restated pursuant to a supplemental agreement dated 27 April 2007 and a second supplemental agreement dated [•] 2008, the “Agreement”)

1	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clause 24.5 (Procedure for transfer):

(a)	In accordance with clause 24.5.2, (i) the Existing Lender assigns to the New Lender that part of its rights referred to in the Schedule which it may have against any Obligor or any Finance Party under or in respect of the Finance Documents, (ii) the New Lender assumes that part of the obligations referred to in the Schedule which the Existing Lender may have towards any of the Obligors or the other Finance Parties under or in respect of the Finance Documents and (iii) to the extent that obligations are assumed pursuant to paragraph (ii) above, the Existing Lender and the other existing parties to the Facilities Agreement are released from their respective obligations towards one another under the Finance Documents.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 31.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 24.4.3.

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5

The parties to this Transfer Certificate agree that the exclusive place of performance (Erfüllungsort) for all rights and obligations under this Transfer Certificate shall be at the registered office of the Security Trustee in England or any other place reasonably designated by the Security Trustee but in any case a place outside the Republic of Austria, which in particular, but without limitation, means that the payment of all amounts, if any, under this Agreement or any Finance Document must be made from and to, respectively, a bank account outside the Republic of Austria. It is expressly agreed between the parties hereto that any such performance within the Republic of Austria will not establish Austria as the place of performance and shall be deemed not effective with respect to any Party hereto. Further, the Parties hereto agree that the fulfilment of any contractual obligation under this Transfer Certificate within the Republic of Austria does not result in a discharge of debt.

6	This Transfer Certificate is governed by English law.

The Schedule

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE.

Commitment/rights and obligations to be transferred

Rights assigned	Obligations assumed
[•]	[•]

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [•].

[Facility Agent]

By:

Schedule 6

Form of Guarantor Accession Undertaking

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE.

THIS GUARANTOR ACCESSION UNDERTAKING is dated [    ] and made BETWEEN:

(1)	— (No. —) whose registered office is at — (the “Additional Guarantor”);

(2)	MAGYAR TELECOM B.V. whose registered office is at Teleportboulevard 140, 1043 EJ Amsterdam, The Netherlands (the “Parent”); and

(3)	[•] of [•] in its capacity as Facility Agent under the Agreement referred to below on behalf of itself the and the other Finance Parties (the “Facility Agent”)

WHEREAS:

(A)	The Additional Guarantor is a Subsidiary of the Parent.

(B)	By an agreement dated 6 August 2004 and made between the Parent (1), Invitel Zrt. as Borrower (2), the companies whose names and, where applicable, registered offices and registered numbers are set out in part A of Schedule 1 thereto as Original Guarantors (3), the Co-ordinator (4), the Arranger (5), the banks and financial institutions whose names and addresses are set out in part B of Schedule 1 thereto, (6), the Agents (7) and the Security Trustee (8) (as amended and restated pursuant to a supplemental agreement dated 27 April 2007 and a second supplemental agreement dated [•] 2008, the “Agreement”), the Lenders agreed to make available to the Borrower certain credit facilities.

(C)	The Parent has undertaken to procure that an undertaking supplemental to the Agreement shall be executed and delivered by any Subsidiary of the Parent who should become an Additional Guarantor under the Agreement.

NOW THIS GUARANTOR ACCESSION UNDERTAKING WITNESSES as follows:

1	Undertaking definitions

Unless the context otherwise requires or unless otherwise defined in this Guarantor Accession Undertaking, words and expressions defined in the Agreement shall have the same meaning when used in this Guarantor Accession Undertaking or the Recitals hereto. Clauses 1.3 and 1.4 of the Agreement shall apply to this Guarantor Accession Undertaking, mutatis mutandis, as if expressly set out herein.

2	Accession to the Agreement

With effect from the date of this Guarantor Accession Undertaking, the Additional Guarantor shall become a party to the Agreement as a Guarantor (in respect of the Guaranteed Liabilities) and Obligor thereunder as if named therein in part A of Schedule 1 thereto and with effect from such date shall assume obligations towards and rights against the other Obligors, the Facility Agent, the Arranger, the Agents, the Lenders and the Security Trustee as if so named therein.

3	Continuance of the Undertaking

Notwithstanding this Guarantor Accession Undertaking, the provisions of the Agreement shall continue in full force and effect and, with effect from the date of this Guarantor Accession Undertaking, the Agreement and the Guarantor Accession Undertaking shall be read and construed as one instrument as if references in the Agreement to “this Agreement” were to the Agreement and this Guarantor Accession Undertaking taken together.

4	Consent

The Parent (on behalf of itself and the other Obligors) and the Facility Agent (on behalf of itself and the other Finance Parties) consent to the Additional Guarantor becoming a Guarantor as set out in clauses 2 and 3.

5	Representations and Warranties

The Additional Guarantor represents and warrants to each of the Lenders, the Arranger, the Agents, the Security Trustee and the Facility Agent in the terms of clause 18.1 (Repeated representations and warranties) of the Agreement as if references therein (i) to this “Agreement” or to the “Finance Documents” were also to this Guarantor Accession Undertaking and (ii) to the “Guarantors” or any “member of the Group” were to the Additional Guarantor.

6	Law [and jurisdiction]

This Guarantor Accession Undertaking shall be governed by and construed in accordance with English law.

[Jurisdiction and arbitration clause and appointment of agent for service of process]

[Insert any other jurisdiction specific provisions that may be required]

This Deed is intended to be executed as a deed and is governed by English law.

EXECUTED as a DEED	)
By:	)

Schedule 7

Form of Resignation Letter

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE.

To: [•] as Facility Agent

From: [resigning Obligor] and [Parent]

Dated: [•]

Dear Sirs

Invitel Zrt. EUR 165,000,000 Term and Multicurrency

Revolving Facilities Agreement dated 6 August 2004

(as amended and restated pursuant to a supplemental agreement dated 27 April 2007 and a second supplemental agreement dated [•] 2008, the “Agreement”)

1	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2	Pursuant to [clause 25.4 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Guarantor] under the Agreement.

3	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request[;

(b)	all the Lenders have consented to the Borrower’s request; and

(c)	such Additional Guarantor is no longer a Hungarian Operating Company, the Borrower, the Parent, an IPO Subsidiary or a Material Subsidiary.

4	This Resignation Letter is governed by English law.

[Parent]	[Subsidiary]

By:	By:

Schedule 8

Form of Compliance Certificate

Part A

Form of Compliance Certificate to be issued by an Authorised Officer of the Borrower

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE.

To: [Facility Agent]

Attention: •

[Date]

Dear Sirs

Invitel Zrt. EUR 165,000,000 Term and Multicurrency

Revolving Facilities Agreement dated 6 August 2004

(as amended and restated pursuant to a supplemental agreement dated 27 April 2007 and a second supplemental agreement dated [•] 2008, the “Agreement”)

We refer to the Agreement and deliver this Certificate in respect of the Quarterly Period ended [    ] pursuant to clause 20.1.8 thereof. Terms defined in the Agreement shall have the same meaning when used in this Certificate.

We confirm that on or as of the last day of the Quarterly Period ended •:

1	Consolidated EBITDA for the Quarterly Period ended [ ] was [ ].

2	Consolidated EBITDA for the Twelve Month Period ended [ ] was [ ].

3	Adjusted Twelve Month Consolidated EBITDA for the Twelve Month Period ended [•] was [•].

4	As at [ ] Total Debt was [ ].

5	As a [ ] Senior Debt was [ ].

6	Total Debt Interest Charges for the [Twelve Month Period] ended [ ] was [ ].

7	Total Debt Charges as at [ ] was [ ].

8	Consolidated Capital Expenditure was [ ].

Based on the above, we confirm that on [    ] or in respect of the Quarterly Period ended on [    ], as the case may be:

(1)	The ratio of Total Debt to Twelve Month Consolidated EBITDA was [ x].

139

(2)	The ratio of Senior Debt to Twelve Month Consolidated EBITDA was [ x].

(3)	The ratio of Twelve Month Consolidated EBITDA to Total Debt Interest Charges was [ x].

(4)	The ratio of Adjusted Twelve Month Consolidated EBITDA to Total Debt Charges was [ x].

(5)	[Excess Cash Flow for the financial year ending on [ ] was [ ]] [NB: only included in relation to financial year end].

Based on the above, we confirm that the Borrower was in compliance with the undertakings set out in clause 22.1.1 to 22.1.4 as at [    ].

We also confirm that the only Restricted Payments made during the Quarterly Period were Permitted Payments.

We further confirm that as determined by reference to Quarterly Management Accounts, on or as of the last day of the Quarterly Period ending [    ] Immaterial Subsidiaries accounted for not more than 5 per cent. in aggregate of (i) the total assets of the Group, (ii) the total revenues of the Group and (iii) the Twelve Month Consolidated EBITDA for such Quarterly Period and therefore that the Parent was in compliance with the undertaking set out in clause 20.1.23 of the Agreement.

We also confirm that the representations and warranties referred to in clause 18.3 (Repetition) including those deemed to be made by the Borrower pursuant to such clause are (subject as provided in clause 18.3) true and correct at the date hereof as if each was made with respect to the facts and circumstances existing at the date hereof and that no event or circumstance has occurred and is continuing which constitutes a Default.

For and on behalf of
Invitel Zrt.

Authorised Officer

Part B

Form of Compliance Certificate to be issued by the auditors of the Group

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE.

Invited Zrt.

Pt-Ads Tivadar u. 8-10.

2040 Budaors

Attention: Robert Bowker

Date: [•]

Dear Sirs

Invitel Zrt.

Euro 165,000,000 Credit Facilities Agreement dated 06 August 2004

(as amended by a supplemental agreement dated 27 April 2007 and a second supplemental agreement dated [•] 2008, (the “Facilities Agreement”)

We have performed the procedures agreed with you and enumerated below with respect to the attached Compliance Certificate which has been prepared by an Authorised Officer of Invitel Zrt. (the “Borrower”) for the year ended 31 December [•], (the “Certificate”) in accordance with the Facilities Agreement. Unless otherwise defined, the terms defined in the Facilities Agreement shall have the same meaning when used in this letter.

This letter is provided pursuant to, and must be read in conjunction with, our contract dated 13 November 2006 and is subject to the terms and limitations set out therein.

1	Basis of Report

Our work was carried out in accordance with international Standards on Related Services applicable to engagements to perform agreed upon procedures regarding financial information. We have read the attached Certificate prepared by the Directors and Authorised Officers of the Borrower and have obtained an understanding of the compilation of the Certificate by enquiry of management, reference to the Facilities Agreement and review of various correspondence between the Borrower and the Finance Parties (including a letter from BNP Paribas, signed by Thierry Bonnet, dated 6 February 2007. We have performed the following procedures:

(a)	compared the financial information in the Certificate to the sources from which it was obtained:

(b)	recomputed the calculations in the Certificate;

(c)	compared the calculation of the financial information set out in the Certificate with the relevant accounting definitions set out in the Facilities Agreement; and

(d)	compared the ratio- presented under points (I) to (4) In the Certificate to the ratios set out in column (2) of clauses 22.1.1 to 22.1.4 for the period ended 31 December [•], respectively.

For the purpose of providing you with this letter, other than as set out herein, we have not carried out art work by way of audit. review or verification of the financial information nor of the monthly management reports. accounting records or other sources from which that information has been extracted.

2	Report

Based solely on the procedures described above, we confirm that:

(a)	the information set out in the Certificate is based on information which has been properly extracted from the audited consolidated financial statements of the Parent and its subsidiaries (the “Group”) for the year ended 31 December [•], from the unaudited December 2006 monthly management report of the Group and from accounting records or other sources:

(b)	the calculations set out in the Certificate are arithmetically accurate;

(c)	the financial information set out the Certificate is calculated in accordance with the relevant definitions set out in the Facilities Agreement (as clarified in the letter dated 6 February 2007 from BNP Paribas); and

(d)	the ratios presented in the Certificate under:

(i)	point (1) did not exceed the ratio set out in column (2) of clauses 22.1.1 for the period ended 31 December [•];

(ii)	point (2) did not exceed the ratio set out in column (2) of clauses 22.1.2 for the period ended 31 December [•];

(iii)	point (3) was not less than the ratio set out in column (2) of clauses 22.1.3 for the period ended 31 December [•]; and

(iv)	point (4) was not less than the ratio set out in column (2) of clauses 22.1.4 for the period ended 31 December [•].

3	Reliance

Our report as set out herein is confidential to the addressee of this letter and should not be made available to any other party, other than the Finance Parties and their legal or other professional advisers, without our written consent. It may he provided by you to the Finance Parties solely for the purpose of assisting them in their assessment of the Borrower’s compliance with clauses 22.1.1 to 22.1.4 of the Facilities Agreement as of 31 December [•]. Notwithstanding that the letter is addressed to the Borrower. it can be relied upon by the Finance Parties (and by the Finance Parties alone) and is not to be relied on by any other person. We accordingly accept responsibility and liability to the Finance Parties in connection with this report subject to the terms and conditions set out herein. Our liability to the Finance Parties with regard to this engagement is limited to a maximum amount of five times the fee for this engagement and subject to that cap, to the part of any loss suffered which is proportional to our responsibility.

As regards our audit work on the Parent’s and Borrower’s consolidated financial statements, the work has been carried out in accordance with the relevant statutory and professional obligations and has not been planned or conducted in contemplation of the requirements of the Finance Parties or any matters which might be set out in the Loan Agreement. In particular, the scope of the audit work was set and judgments made by reference to our assessment of materiality in the context of the audited accounts taken as a whole, rather than in the context of the Finance Parties’ needs. Accordingly, we cannot accept any responsibility to the Finance Parties in relation to the audit opinions and disclaim any liability to the Finance Parties in connection therewith.

Yours faithfully

for and on behalf of
[relevant Auditors]

Schedule 9

Principal Agreements

Schedule 10

LMA form of Confidentiality Undertaking

[Letterhead of Arranger]

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE.

To:

[insert name of Potential Lender]

Re: The Facilities

Borrower: Invitel Zrt.

Amount:

Facility Agent:

Dear Sirs

We understand that you are considering participating in the Facilities. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1	Confidentiality Undertaking

You undertake:

1.1	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

1.2	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities;

1.3	to use the Confidential Information only for the Permitted Purpose;

1.4	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2.2 below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

1.5	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilities.

2	Permitted Disclosure

We agree that you may disclose Confidential Information:

2.1	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

2.2	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

2.3	with the prior written consent of us and the Borrower.

3	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2.2 or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2.2 above.

5	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facilities or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such

Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2.1) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

6.1	neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

6.2	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10	Third party rights

10.1	Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

10.2	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12	Definitions

In this letter (including the acknowledgement set out below):

“Confidential Information” means any information relating to the Borrower, the Group, and the Faculties including, without limitation, the information memorandum, provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

“Permitted Purpose” means considering and evaluating whether to enter into the Facilities.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Existing Lender]

To:	[Existing Lender]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Lender]

Schedule 11

Form of Quarterly Management Accounts

Schedule 12

Timetables

	Loans in euro	Loans in Forints
Delivery of a duly completed Utilisation Request (clause 5.1 (Delivery of a Utilisation Request))	U-5 10.30a.m.	U-5 10.30a.m.

Delivery of a duly completed Selection Notice (clause 9.1 (Selection of Interest Periods))	U-3 11.00a.m.	U-3 11.00a.m.

BUBOR or EURIBOR is fixed	Quotation Day as of 11:00 am Brussels time	Quotation Day as of 11:00 a.m.

Schedule 13

Group structure chart

Schedule 14

Derivative Transactions

Hedge Overview

No	Debt	Notional (EURm)	Counterparty	Start Date	Maturity Date	FX Rate Fixed	Interest Rate Fixed
1	Invitel senior debt EUR	80.0	BNP Paribas	01 May 2007	30 June 2011	261.2	9.38%
2	Invitel senior debt HUF	37.0	UnicreditBank	01 May 2007	30 June 2011	261.2	10.20%
3	FRN - Invitel I.	41.0	Calyon	01 May 2007	01 August 2009	261.2	10.78%
4	FRN - Invitel II.	41.0	UnicreditBank	01 May 2007	01 August 2009	261.2	10.74%
5	FRN - Hungarotel	59.5	BNP Paribas	01 May 2007	01 August 2009	261.2	10.72%
6	FRN - Pantel	55.0	BNP Paribas	01 May 2007	01 August 2009	261.2	10.72%
6	Invitel EUR HY Bond	142.0	BNP Paribas	01 May 2007	15 August 2009	261.2	14.96%

NOTICE DETAILS

The Parent

MAGYAR TELECOM B.V.

Address:	Magyar Telecom B.V.
Telepourtboulevard 140 1043 EJ, Amsterdam The Netherlands

Attention:

Fax:

The Borrower

INVITEL ZRT.

Address:	Invitel Zrt. Puskás Tivadar utca 8-10 2040 Budaörs Hungary

Attention:
Fax:

The Original Guarantors

MAGYAR TELECOM B.V.

Address:	Magyar Telecom B.V. Laan van Kronenburg 8 1183 AS Amstelveen The Netherlands

Attention:

Fax:

INVITEL ZRT.

Address:	Invitel Zrt. Puskás Tivadar utca 8-10 2040 Budaörs Hungary

Attention:
Fax:

EUROWEB ROMANIA S.A.

Address:	Puskás Tivadar utca 8-10 2040 Budaörs Hungary

Attention:

Fax:

INVITEL TECHNOCOM TÁVKÖZLÉSI SZOLGÁLTATÓ KORLÁTOLT FELELÖSSÉGÜ

Address:	[•]

Attention:	[•]
Fax:	[•]

The Arranger

BNP PARIBAS

Address:	37 Place du Marché Saint Honoré 75001 Paris France

Attention:
Fax:

The Original Lenders

ALLIED IRISH BANK PLC

Address:	Bank centre Ballsbridge Dublin 4

Attention:
Fax:

BNP PARIBAS

Address:	37 Place du Marché Saint Honoré 75001 Paris France

Attention:
Fax:

SIGNED for and on behalf of BNP PARIBAS, Hungary Branch
By:

Address:	BNP Paribas, Hungary Branch H-1055 Budapest, Honvéd U.20, Hungary

Attention:
Fax:

OTP BANK

Address:	Project Finance and Acquisition Directorate
1876 Budapest Nádor u. 16 Hungary

Attention:
Fax:

ERSTE BANK HUNGARY RT.

Address:	1056 Budapest Hold u. 16. Hungary

Attention:

Fax:

MKB BANK NYRT

Address:	H-1038 Budapest Vaci U; 38, Hungary

Attention:
Fax:

NATIXIS

Address:	Capital House
85 King William Street London EC4N 7BL United Kingdom

Attention:
Fax:

KBC FINANCE IRELAND

Address:	Operation
LLB Bank
91 Merrion Square Dublin 2 Ireland

Attention:
Fax:

K&H BANK ZRT.

Address:	H-1051 Budapest Vigadó tér 1. Hungary

Attention:
Fax:

DEXIA Crédit Local

Address:	1 Passerelle des Reflets Tour Dexia La Defense 2 92919 La Defense Cedex

Attention:
Fax:

UNICREDIT BANK HUNGARY ZRT

Address:	1054, Budapest Akadémla utca 17 Hungary

Attention:
Fax:

CALYON BANK MAGYARORSZÁG ZRT.

Address:	1051 Budapest József nádor tér 7 Hungary

Attention:
Fax:

The Agents

BNP PARIBAS

Address:	BNP Paribas
37 place due Marché Saint-Honoré 75001 Paris, France

Attention:
Fax:

BNP PARIBAS, Hungary Branch

Address:	BNP Paribas, Hungary Branch
H-1055 Budapest, Honvéd U.20, Hungary

Attention:
Fax:

The Security Trustee

BNP PARIBAS TRUST CORPORATION UK LIMITED

Address:	55 Moorgate London EC2R 6PA

Attention:	The Directors
Fax:

The Co-ordinator

BNP PARIBAS

Address:	37 Place du Marché Saint Honoré 75001 Paris France

Attention:
Fax: